  As filed with the Securities and Exchange Commission on November 2, 1998
                                                 Registration No. 333-63625

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              -------------------

                                AMENDMENT NO.1
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              -------------------

                            PEOPLES BANKCORP, INC.
                (Name of Small Business Issuer in its charter)

         NEW YORK                                6035                       [TO BE APPLIED FOR]
---------------------------------                ----                      ---------------------
  (State or other jurisdiction         (Primary standard industrial           (I.R.S. employer
of incorporation or organization)       classification code number)        identification number)

                                            825 STATE STREET
                                      OGDENSBURG, NEW YORK 13669
                                            (315) 393-4340
------------------------------------------------------------------------------------------------
  (Address and telephone number of principal executive offices and principal place of business)

                          ROBERT E. WILSON, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                            PEOPLES BANKCORP, INC.
                               825 STATE STREET
                          OGDENSBURG, NEW YORK 13669
                                (315) 393-4340
 -------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                  COPIES TO:
                          Gary R. Bronstein, Esquire
                          Joan S. Guilfoyle, Esquire
                      Housley Kantarian & Bronstein, P.C.
                       1220 19th Street, N.W., Suite 700
                            Washington, D.C.  20036

   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [ ]
                                                    ---------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]
                            ------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ------------

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
UP TO 198,375 SHARES OF COMMON STOCK

                                                          PEOPLES BANKCORP, INC.
                                                                825 STATE STREET
                                                      OGDENSBURG, NEW YORK 13669
                                                                  (315) 393-4340
================================================================================

     Ogdensburg Federal Savings and Loan Association is converting from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. As part of the conversion, Ogdensburg Federal Savings and Loan Association will become a wholly owned subsidiary of Peoples Bankcorp, Inc. The Company was formed in September 1998 and upon completion of the conversion will own all of the shares of Ogdensburg Federal Savings and Loan Association. The common stock of the Company is being offered to the public in accordance with a plan of conversion. The plan of conversion must be approved by the Office of Thrift Supervision and by a majority of the votes eligible to be cast by members of Ogdensburg Federal Savings and Loan Association. The offering will not go forward if Ogdensburg Federal Savings and Loan Association does not receive these approvals and the Company does not sell at least the minimum number of shares.

     The shares of common stock are first being offered pursuant to nontransferable subscription rights in a Subscription Offering. Depositor and borrower members as of certain eligibility dates will receive subscription rights. Shares of common stock not subscribed for in the Subscription Offering may be offered for sale in a community offering with preference given to residents of St. Lawrence County, New York.
================================================================================
                                 TERMS OF OFFERING

An independent appraiser has estimated the market value of the converted Ogdensburg Federal Savings and Loan Association to be between $1,275,000 and $1,725,000, which establishes the number of shares to be offered at a price of $10 per share. Subject to Office of Thrift Supervision approval, up to 198,375 shares, an additional 15% above the maximum number of shares, may be offered. Based on these estimates, we are making the following offering of shares of common stock:

 .           Price Per Share:                    $10

 .           Number of Shares Minimum/
               Maximum, as adjusted:            127,500 to 198,375

 .           Offering Expenses:                  $350,000

 .           Net Proceeds to the Company
               Minimum/Maximum, as adjusted:    $925,000 to $1,633,750

 .           Net Proceeds Per Share
               Minimum/Maximum, as adjusted:    $7.25 to $8.24

PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 1 OF THIS DOCUMENT.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER AT (315)
___-____.

                           TRIDENT SECURITIES, INC.
               The date of this Prospectus is November ___, 1998

                                 TABLE OF CONTENTS

                                                                           Page
                                                                           ----

  Questions and Answers About the Stock Offering.........................  (i)
  Summary................................................................  (iv)
  Selected Financial and Other Data......................................  (vii)

  Recent Developments....................................................  (ix)
  Risk Factors...........................................................     1
  Proposed Purchases by Directors and Officers...........................     6
  The Company............................................................     7
  Ogdensburg Federal Savings and Loan Association........................     7
  Use of Proceeds........................................................     7
  Dividends..............................................................     9
  Market for the Common Stock............................................    10
  Capitalization.........................................................    11
  Historical and Pro Forma Capital Compliance............................    12
  Pro Forma Data.........................................................    13
  The Conversion.........................................................    18
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations................................................    32
  Business of Peoples Bankcorp, Inc......................................    44
  Business of Ogdensburg Federal Savings and Loan Association............    44
  Regulation.............................................................    62
  Taxation...............................................................    70
  Management of the Company..............................................    72
  Management of Ogdensburg Federal Savings and Loan Association..........    72
  Restrictions on Acquisitions of the Company............................    79
  Description of Capital Stock...........................................    83
  Legal and Tax Matters..................................................    85
  Experts................................................................    85
  Additional Information.................................................    85
  Ogdensburg Federal Savings and Loan Association Index to
   Financial Statements..................................................   F-1
  Glossary...............................................................   A-1

     This document contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.

     Please see the Glossary beginning on page A-1 for the meaning of capitalized terms that are not defined in this document.

                           [MAP TO BE INSERTED HERE]

     QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:  WHAT IS A MUTUAL TO STOCK CONVERSION?

A: The conversion is a change in our form of organization. Currently, we operate as a federally chartered mutual savings and loan association with no stockholders. As a result of the conversion, we will become a federally chartered stock savings and loan association. As part of our conversion, the Company is offering for sale shares of its common stock.

Q:  WHAT IS THE PURPOSE OF THE CONVERSION AND THE OFFERING?

A: As a stock savings association operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets. The stock offering will increase our capital and the amount of funds available to us for lending and investment activities. This will give us greater flexibility to diversify operations and expand into other geographic markets if we choose to do so. If the Company's earnings are sufficient in the future, you might also receive dividends and benefit from the long-term appreciation of our stock price.

Q:  HOW MANY SHARES OF STOCK WILL BE SOLD?

A:   Between 127,500 and 172,500 shares of common stock will be sold.   The
     number of shares to be sold may be increased to 198,375 shares without further notice to you, subject to receipt of approval of the Office of Thrift Supervision, if market or financial conditions change prior to completion of the conversion or if additional shares are needed to fill the order of our employee stock ownership plan (the "ESOP").

Q:  AT WHAT PRICE WILL THE SHARES BE SOLD?

     The shares will be sold at $10.00 per share. This price was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. In addition, the board believed that the price was such that many of our depositors and borrowers would be able to participate in the Offering.

Q:  HOW DO I PURCHASE THE STOCK?

A: You must complete and return the Stock Order Form to us together with your payment or your authorization for withdrawal of the payment amount from an account you have with us, on or before noon on December 14, 1998. See pages 18 to 31.


                                      (i)

Q:  HOW MUCH STOCK MAY I PURCHASE?

A: The minimum purchase is 25 shares (or $250). The maximum purchase per eligible depositor in the subscription offering is 5,000 shares (or $50,000). We may decrease or increase the maximum purchase limitation without notifying you.

     If shares are sold in a Community Offering, the maximum number of shares that may be purchased by any party in the Community Offering, when combined with the number of shares purchased by other parties with whom your shares may be aggregated is 5,000 shares ($50,000). See pages 24 to 26.

     In certain instances, your purchase might be grouped together with purchases by persons with other accounts with whom you are affiliated or related and in that event the aggregate purchases may not exceed 8,000 shares ($80,000).

Q:  WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES TO FILL ALL ORDERS?

A: You might not receive any or all of the shares you want to purchase. If we receive offers for more shares than we have available to sell, the stock will be offered on a priority basis to the following persons:

 . ELIGIBLE ACCOUNT HOLDERS - Persons who had a deposit account with us on June 30, 1997 with a balance of at least $50.00. Any remaining shares will be offered to:

 .  OUR ESOP.  Any remaining shares will be offered to:

 . SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Persons who had a deposit account with us on September 30, 1998 with a balance of at least $50.00. Any remaining shares will be offered to:

 .  OTHER MEMBERS - Other depositors and certain borrowers of ours, as of
   November   , 1998.
            --

     If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public with preference given to people who live in St. Lawrence County, New York. See pages ___ to ___.

Q:  WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER OR NOT TO
     BUY THE STOCK?

A: Because of the small size of the offering, there may not be an active market for the shares, which may make it difficult to resell any shares you may own. Before you decide to purchase stock, you should also read the Risk Factors section beginning on page 1 of this document.

                                     (ii)

Q: AS A DEPOSITOR OR BORROWER MEMBER OF OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION, WHAT WILL HAPPEN IF I DO NOT PURCHASE ANY STOCK?

A: You presently have voting rights while we are in the mutual form; however, once we convert to the stock form you will lose your voting rights unless you purchase stock. You are not required to purchase stock. Your deposit account, certificate accounts and any loans you may have with us will be not be affected. See pages 19 to 21.

Q:   WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
     OFFERING?

A: In order to make an informed investment decision, you should read this entire document. In addition, you should contact:

                           STOCK INFORMATION CENTER
                            PEOPLES BANKCORP, INC.
                               825 STATE STREET
                             OGDENSBURG, NEW YORK
                                (315) ___-____

                                     (iii)

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the financial statements and the notes to the financial statements of Ogdensburg Federal Savings and Loan Association. References in this document to "we," "us," and "our" refer to Ogdensburg Federal Savings and Loan Association. In certain instances where appropriate, "us" or "our" refers collectively to Peoples Bankcorp, Inc. and Ogdensburg Federal Savings and Loan Association. References in this document to "the Company" refer to Peoples Bankcorp, Inc.

PEOPLES BANKCORP, INC.

     Peoples Bankcorp, Inc. was formed in September 1998 as a New York corporation to be the holding company for Ogdensburg Federal Savings and Loan Association. The Company is not an operating company and has not engaged in any significant business to date. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page 44.

OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

     We are a community and customer-oriented federal mutual savings association with one office located in Ogdensburg, New York. We were originally founded in 1888 as a New York-chartered savings association and converted to a federally chartered savings and loan association in 1982. Our primary market area consists of the City of Ogdensburg and the surrounding townships of Lisbon, Oswegatchie, Madrid, Morristown, Heuvelton, Hammond, Depeyster, Macomb and Waddington and the village of Rennsselaer Falls in St. Lawrence County, New
York.   Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. We also make consumer loans and a limited number of commercial real estate loans and commercial business loans. At June 30, 1998, we had total assets of $24.2 million, deposits of $22.4 million, and total equity of $1.6 million. See page 44.

THE STOCK OFFERING

     The Company is offering between 127,500 and 172,500 shares of common stock at $10.00 per share. Subject to approval by the Office of Thrift Supervision, the number of shares to be sold may be increased to 198,375 shares without further notice to you if market or financial conditions change prior to completion of the conversion or if additional shares are needed to fill the order of our ESOP.

                                     (iv)

STOCK PURCHASES

     The Company is first offering its shares of common stock in a Subscription Offering to depositor and borrower members as of certain eligibility dates. The shares of common stock will be offered on the basis of priorities. Any remaining shares may be offered in a Community Offering or in a Syndicated Community Offering. See pages 21 to 24.

SUBSCRIPTION RIGHTS

     You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law. All persons exercising their subscription rights will be required to certify that they are purchasing shares solely for their own account and that they have no agreement or understanding regarding the sale or transfer of the shares they are purchasing. We intend to pursue any and all remedies in the event that we become aware of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of such rights.

THE OFFERING RANGE AND DETERMINATION OF THE PRICE PER SHARE

     The offering range is based on an independent appraisal of the pro forma market value of the common stock by Feldman Financial Advisors, Inc. ("Feldman"), an appraisal firm experienced in appraisals of savings institutions. The pro forma market value of the shares is our market value after giving effect to the sale of shares in this offering. Feldman has estimated that in its opinion as of September 4, 1998 such value ranged between $1.3 million and $1.7 million (with a midpoint of $1.5 million) (the "Estimated Valuation Range"). The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. The appraisal will be updated prior to the consummation of the conversion. If the updated pro forma market value of the common stock is either below $1.3 million or above $2.0 million, we will notify you and you will have the opportunity to modify or cancel your order. See pages 29 to 30.

TERMINATION OF THE OFFERING

     The Subscription Offering will terminate at 12:00 p.m., Eastern Time, on December 14, 1998. The Community Offering, if any, may terminate at any time without notice but no later than _________ __, 1999, without approval by the OTS.

BENEFITS TO MANAGEMENT FROM THE OFFERING

     ESOP. Our full-time employees will participate in the offering through purchases of stock by our ESOP, which is a form of retirement plan. We expect that the ESOP will purchase 8% of the shares sold in the offering. The purchase price will be funded by a loan from the Company. As the ESOP loan is repaid, shares will be allocated to accounts of the ESOP participants.

     EMPLOYMENT AGREEMENTS. We intend to enter into employment agreements with Robert E. Wilson, President and Chief Executive Officer, and Todd R. Mashaw, Vice President. The employment agreements will provide for three-year terms with initial base salaries equal to their current base salaries.


                                      (v)

        MANAGEMENT RECOGNITION PLAN. Following the conversion, we also intend to implement a management recogonition plan ("MRP") under which certain officers and directors will be entitled to receive awards of restricted stock at no cost to them. We anticipate that shares equal to 4% of the number of shares to be sold in the offering will be awarded under the MRP. The MRP would require stockholder approval before it can be implemented.

        STOCK OPTION PLAN. We also intend to implement a stock option plan and incentive plan (the "Option Plan"), which will benefit our officers and directors. We expect that the option plan will provide that options for up to 10% of the number of shares of stock sold in the offering may be granted.

USE OF THE PROCEEDS FROM THE SALE OF COMMON STOCK

     The Company will use a portion of the net proceeds from the stock offering to make a loan to our ESOP to fund its purchase of 8% of the common stock issued in the conversion. The Company will use at least 50% of the net proceeds to purchase all the capital stock to be issued by us in the conversion. The Company will retain the balance of the funds as its initial capitalization. These funds will serve as a possible source of funds for the payment of dividends to stockholders or to repurchase shares of common stock in the future and for general corporate purposes. See page 7.

DIVIDENDS

     Management of the Company does not anticipate paying a cash dividend in the first year following the conversion. Following that period, Management intends to review periodically the possible adoption of a dividend policy. We cannot assure you, however, when, or if, we will ultimately decide to establish a cash dividend policy. See page 1.

MARKET FOR THE COMMON STOCK

     The Company intends to list the common stock over-the-counter through the OTC "Electronic Bulletin Board." The Company has requested that Trident Securities, Inc. agree to match offers to buy and sell the common stock. Trident Securities has no obligation to match offers to buy and sell and may cease doing so at any time. Since the size of the offering is small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. Investors should therefore have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or to sell them at a price equal to or above $10.00. See page 10.

IMPORTANT RISKS IN OWNING THE COMPANY'S COMMON STOCK

     Before you decide to purchase stock in the offering, you should read the "Risk Factors" section beginning on page one of this document.

                                     (vi)

                       SELECTED FINANCIAL AND OTHER DATA

     The selected data presented below under the captions "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of December 31, 1997 and 1996, are derived from the audited financial statements of Ogdensburg Federal Savings and Loan Association. The financial statements as of December 31, 1997 and 1996 and for the years then ended are included elsewhere in this Prospectus. The selected data presented below as of and for the six month periods ended June 30, 1998 and 1997 are derived from the unaudited financial statements of Ogdensburg Federal Savings and Loan Association included elsewhere in this Prospectus. The data at June 30, 1998, and for the six months ended June 30, 1998 and 1997 is unaudited, but in the opinion of our management reflects all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. Results for the six month period ended June 30, 1998 do not necessarily indicate the results that may be expected for the year ended December 31, 1998.

SELECTED FINANCIAL CONDITION DATA

The following table sets forth certain information concerning our financial position at the dates indicated.

                                                               AT       AT DECEMBER 31,
                                                            JUNE 30,   ------------------
                                                              1998       1997      1996
                                                            --------   --------  --------
                                                                (DOLLARS IN THOUSANDS)
Total assets............................................     $24,247   $ 23,402   $21,998
Loans, net..............................................      18,698     16,668    15,359
Cash and cash equivalents...............................       1,239      1,227     1,571
Securities:
 Available-for-sale.....................................          --        737       804
 Held-to-maturity.......................................       3,546      4,031     3,561
Total deposits..........................................      22,356     21,765    20,489
Total equity............................................       1,648      1,577     1,477

SELECTED OPERATIONS DATA

   The following table sets forth certain information concerning our results of operations for the periods shown.


                                                                        SIX MONTHS ENDED       YEAR ENDED
                                                                             June 30,          DECEMBER 31,
                                                                        -----------------    ---------------
                                                                         1998       1997       1997    1996 (1)
                                                                        -------    ------    -------  ------
                                                                                     (IN THOUSANDS)
Interest income.....................................................    $   882     $ 812     $1,662   $ 1,592
Interest expense....................................................        522       477        998       955
Net interest income.................................................        360       335        664       637
Provision for loan losses...........................................          3        --         57        --
Net interest income after provision for loan losses.................        357       335        607       637
Non-interest income.................................................         22        20         44        30
Non-interest expenses...............................................        281       250        525       656
Income before income tax expense....................................         98       105        126        11
Income tax expense..................................................         26        28         38         3
                                                                        -------     -----     ------   -------
  Net income........................................................    $    72     $  77     $   88   $     8
                                                                        =======     =====     ======   =======

-------------------------
(1) Our results of operations for the year ended December 31, 1996 include a special assessment of $128,000 which we were required to pay to recapitalize the SAIF.

                                     (vii)

SELECTED FINANCIAL RATIOS AND OTHER DATA


   The table below sets forth certain performance ratios for us for the periods indicated.

                                                                       AT OR FOR THE            AT OR FOR THE
                                                                     SIX MONTHS ENDED            YEAR ENDED
                                                                          JUNE 30,               DECEMBER 31,
                                                                  ----------------------    -----------------------
                                                                     1998         1997         1997         1996
                                                                  ---------   ----------    ----------  -----------
PERFORMANCE RATIOS:
 Return on average assets (net income divided
  by average total assets).......................................    0.61%        0.69%          0.39%        0.04%
 Return on average equity (net income divided
  by average equity).............................................    9.04        10.42           5.82         0.53
 Net interest rate spread (combined weighted
  average interest rate earned less combined
  weighted average interest rate cost)...........................    2.97         2.96           2.86         2.90
 Average interest-earning assets to
  average interest-bearing liabilities...........................  105.36       104.73         104.62       104.15
 Noninterest expense to average total assets.....................    1.18         1.12           2.30         3.00

ASSET QUALITY RATIOS:
 Nonperforming assets to total assets............................    1.41         0.11           1.42         0.04
 Nonperforming loans to total loans..............................    1.61         0.16           1.74         0.06
 Allowance for loan losses to total loans........................    0.87         0.72           0.97         0.75
 Allowance for loan losses to nonperforming loans................   54.46       438.46          55.97      1288.89
 Provision for loan losses to loans, net.........................    0.02           --           0.34           --
 Net charge-offs to average loans outstanding....................    0.01         0.01           0.06           --

CAPITAL RATIOS:
 Equity to total assets..........................................    6.80         6.80           6.74         6.71
 Average equity to average total assets..........................    6.72         6.64           6.64         6.96

                                                                                    AT                 AT DECEMBER 31,
                                                                                  JUNE 30,       ---------------------------
                                                                                   1998            1997               1996
                                                                                 --------        --------            -------
                                                                                           (DOLLARS IN THOUSANDS)
OTHER DATA:
 Real estate loans outstanding.............................................           548             565                554
 Deposit accounts..........................................................         2,576           2,637              2,757
 Offices open..............................................................             1               1                  1

                                    (viii)

                              RECENT DEVELOPMENTS

     The tables below set forth certain selected financial data for the Bank at the dates and for the periods indicated. The data at September 30, 1998, and for the nine months ended September 30, 1998 and 1997 is unaudited, but in the opinion of management reflects all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. This information at December 31, 1997 is derived in part from, and is qualified in its entirety by reference to, the Financial Statements and Notes thereto included elsewhere herein. The financial data for the nine months ended September 30, 1998 is not necessarily indicative of the operating results to be expected for the entire fiscal year.


                                              AT                AT
                                         SEPTEMBER 30,     DECEMBER 31,
                                             1998              1997
                                         -------------  ------------------
                                                  (IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets...........................        $24,522             $23,402
Loans, net.............................         19,868              16,668
Cash and cash equivalents..............          1,319               1,227
Securities:
   Available-for-sale..................             --                 737
   Held-to-maturity....................          2,482               4,031
Total deposits.........................         22,774              21,765
Total equity...........................          1,681               1,577

                                                     NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                               ---------------------------
                                                1998                1997
                                               -------             -------
                                                      (IN THOUSANDS)
OPERATING DATA:
  Interest income......................        $ 1,337             $ 1,235
  Interest expense.....................            790                 735
  Net interest income..................            547                 500
  Provision for loan losses............              8                   1
  Net interest income after provision
    for loan losses....................            539                 499
  Non-interest income..................             39                  36
  Non-interest expenses................            432                 380
  Income before income tax expense.....            146                 155
  Income tax expense...................             38                  39
                                               -------             -------
  Net income...........................        $   108             $   116
                                               =======             =======

                                      (ix)


                                     AT OR FOR THE NINE MONTHS
                                         ENDED SEPTEMBER 30,
                                    ----------------------------
                                     1998                 1997
                                    ------              --------
                                          (IN THOUSANDS)
SELECTED RATIOS:
   Interest rate spread...........   2.96%                 2.94%
   Interest rate margin (1).......   3.23                  3.14

REGULATORY CAPITAL RATIOS:
   Tangible capital...............   6.86                  6.86
   Core capital...................   6.86                  6.86
   Total risk-based capital.......  11.28                 14.83
----------

(1)  Annualized.


RESULTS OF OPERATIONS

     We earned net income of $108,000 for the nine months ended September 30, 1998 as compared to net income of $116,000 for the nine month period ended September 30, 1997. The $8,000 reduction in our net income for the first nine months of fiscal year 1998 as compared to the first nine months of fiscal year 1997 was due primarily to the $52,000 increase in non-interest expenses during the most recent period, partially offset by the $47,000 increase in net interest income. The primary components of the increase in non-interest expense were increases in compensation and related expenses, deposit insurance and postage, supplies and other miscellaneous expenses. In addition, during the quarter ended September 30, 1998, we sold a piece of real estate owned which resulted in a loss of $10,000.

     Net interest income during the nine months ended September 30, 1998 increased by $47,000 as compared to the same period in 1997. During the nine months ended September 30, 1998, net loans averaged $17.9 million for the period as compared to $15.6 million during the first nine months of fiscal year 1997.

FINANCIAL CONDITION

     Our total assets at September 30, 1998 were $24.5 million, an increase of $1.1 million from December 31, 1997's level of $23.4 million. The increase was due to a growth in our loan portfolio. Net loans receivable increased by $3.2 million, or 19.2%, which reflected our continued marketing efforts. The $104,000 increase in equity reflected our earnings for the period. At September 30, 1998, we were in compliance with all applicable regulatory capital requirements with total core and tangible capital equal to 6.86% of adjusted total assets and risk-based capital equal to 11.28% of risk-weighted assets.

                                      (x)

                                 RISK FACTORS


     In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to invest in the common stock.


LACK OF ACTIVE MARKET FOR COMMON STOCK

     Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. The common stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

BELOW AVERAGE RETURN ON AVERAGE EQUITY AND INCREASED EXPENSES IMMEDIATELY AFTER CONVERSION

     Return on average equity (net income divided by average equity) is a ratio used by many investors to compare the performance of a savings institution to its peers. As a result of the conversion, our equity will increase substantially. Our expenses also will increase because of the compensation expense associated with our ESOP, MRP, and the costs of being a public company. Because of the increases in our equity and expenses, our return on equity may decrease as compared to our performance in previous years. Initially, we intend to invest the net proceeds in short term investments which generally have lower yields than residential mortgage loans. At June 30, 1998 and December 31, 1997, our return on average equity was 9.04% and 5.82%, respectively. A lower return on equity could reduce the trading price of our shares.

IMPACT OF TECHNOLOGICAL ADVANCES; YEAR 2000 COMPLIANCE

     Our industry is experiencing rapid changes in technology. Products and services that are dependent upon technological devices such as computers are frequently introduced. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will thus depend partly on our ability to address our customers' needs by using technology. Many of our competitors have far greater resources than we have to invest in technology. There can be no assurance that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers.

     Our operations are also dependent on computers and computer systems, whether we maintain them internally or they are maintained by a third party. We have taken steps to ensure that our computer systems will properly recognize information when the year changes to 2000. Systems that do not properly recognize the correct year could produce faulty data or cause a system to fail. We have also taken steps to ensure that we are in compliance with regulatory directives in this area. There can be no assurance, however, that we and our third party providers will be successful in making all necessary changes to avoid computer system failure related to the year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

RISKS ASSOCIATED WITH NONRESIDENTIAL LENDING

     Although our primary lending activity is the origination of one- to four-family mortgage loans, approximately $6.5 million, or 34.46%, of our gross loan portfolio at June 30, 1998 consisted of loans other than one- to four-family mortgage loans. Such loans included $5.4 million in consumer loans, $726,000 in commercial real estate loans and $200,000 in commercial business loans. Following the conversion, we intend to continue to originate nonresidential loans particularly consumer loans. Although these loans generally provide for higher interest rates and shorter terms than one- to four-family residential real estate loans, these loans generally have a higher degree of credit and other risks. Consumer loans also entail greater risk than one- to four-family residential loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. Commercial business loans involve a greater degree of risk than other types of lending as payments on such loans are often dependent on the successful operation of the business involved which may be subject, to a greater extent, to adverse conditions in the economy.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

     Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets (such as mortgage loans and investments) and the interest expense we pay on our interest-bearing liabilities (such as deposits). Because a portion of the loans we originate have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates since our interest expense would increase at a faster rate than our interest income. Our earnings may also be adversely affected by rising interest rates due to decreased customer demand. Although we attempt to reduce this risk by primarily originating adjustable-rate loans ("ARMs"), the rates on such loans are fixed for set periods of time (e.g., one year). In addition, the terms of such loans do not permit us to increase the rate more than 2.0% at each rate adjustment or above a fixed "ceiling rate." We may also experience an increase in delinquencies on our ARMs when interest rates rise since the payments that borrowers are then required to pay will increase.

     The average life of loans and mortgage-backed securities can also be affected by changes in interest rates. As interest rates decline, borrowers tend to refinance higher-rate, fixed rate loans at lower rates. We also experience an increase in prepayments on mortgage-backed securities as the loans underlying such securities are prepaid. Since rates will have declined, we will not be able to reinvest such prepayments in assets earning interest rates as high as the rates on the prepaid loans or mortgage-backed securities. As a result our interest income could decline.

MARKET AREA AND RESOURCE LIMITATIONS

     Our primary market area consists of St. Lawrence County, New York. Population growth in St. Lawrence County is below that of the state of New York and the United States as a whole. This trend is expected to continue in the future. Our ability to make new loans in our market area may be limited to the extent that the rate of population growth is flat or even declines. Further, on average, the household income within our market area is substantially below the average for New York as a whole and the United States. Within our market area, we compete for loans and deposits with several other financial institutions. Many competing institutions may have resources substantially greater than ours and may therefore be able to offer a greater variety of loan and deposit accounts which could give them a competitive advantage over us. Such competition could adversely affect us in the future. See "Business of Ogdensburg Federal Savings and Loan Association -- Competition."

DEPENDENCE ON PRESIDENT

     Our successful operations depend to a considerable degree on our President, Robert Wilson. The loss of his services could adversely affect us. We have attempted to provide for his continued employment with us by entering into a three-year employment agreement with Mr. Wilson. Mr. Wilson could terminate his employment at any time, however. We do not maintain key man life insurance on Mr. Wilson. See "Management of Ogdensburg Federal Savings and Loan Association" and " -- Executive Compensation -- Employment Agreement."

ANTI-TAKEOVER PROVISIONS AND STATUTORY PROVISIONS THAT COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL

     Provisions in the Company's certificate of incorporation and bylaws, the Business Corporation Law of the State of New York, and certain federal regulations may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt which we oppose. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Company more difficult. In addition, these provisions may reduce the trading price of our stock. These provisions include: restrictions on the acquisition of the Company's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to meetings of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and super-majority provisions for the approval of certain business combinations. See "Restrictions on Acquisitions of the Company."

POSSIBLE LIABILITY OF LARGE STOCKHOLDERS

     Under New York law, the ten largest stockholders of a New York corporation, as determined by the fair value of their stock, are jointly and severally liable for any unpaid wages due to the corporation's laborers, servants or other employees. Corporations whose stock is either listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or any affiliated securities association are exempt from this provision. Upon completion of the Offering, the Company intends to list the common stock over-the-counter. Trident Securities, Inc., a member of the National Association of Securities Dealers has indicated that it will make a market in the common stock. Trident Securities, Inc. is not obligated to do so, however, and may stop doing so at any time. If the common stock of the Company is not either listed on a national securities exchange or regularly quoted in an over-the-counter market, the ten largest stockholders of the Company would be personally liable in the event the Company failed to pay wages due to laborers, servants or employees.

INTENTION TO REMAIN INDEPENDENT

     We have operated as an independent, community oriented savings association since 1888. It is our intention to continue to operate as an independent community oriented financial institution following the Conversion. Accordingly, you are urged not to subscribe for shares of our Common Stock if you are anticipating a rapid sale by us to a third party. See "Business of the Company."

     Also due to our intention to remain independent, we have included certain provisions in our certificate of incorporation and bylaws which will assist us in maintaining our status as an independent, publicly owned corporation. These provisions as well as the New York general corporation law and certain federal regulations may have certain anti-takeover effects which include: restrictions on the acquisition of the Company's equity securities and limitations on voting rights; the classification of the terms of the members of the Board of Directors; certain provisions relating to the meeting of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of Common Stock without shareholder approval; and super majority provisions for the approval of certain business combinations. See "Restrictions on Acquisitions of the Company." As a result, stockholders who might wish to participate in a change of control transaction may not have an opportunity to do so.

POSSIBLE VOTING CONTROL BY DIRECTORS AND OFFICERS

     The proposed purchases of the common stock by our directors, officers (estimated to be approximately 51,800 shares, or 30.03% of the shares to be outstanding assuming 172,500 shares are sold), as well as the potential acquisition of common stock through the Option Plan and

MRP, could make it difficult to obtain majority support for stockholder proposals which are opposed by us. In addition, the voting of those shares could enable us to block the approval of transactions (i.e., business combinations and amendment to our certificate of incorporation and bylaws) requiring the approval of 80% of the stockholders under the Company's certificate of incorporation. See "Management of Ogdensburg Federal Savings and Loan Association -- Executive Compensation -- Employee Stock Ownership Plan," " -- Proposed Future Stock Benefit Plans -- Stock Option Plan," " -- Management Recognition Plan," "Description of Capital Stock," and "Restrictions on Acquisitions of the Company."

POSSIBLE DILUTIVE EFFECT OF MRP AND STOCK OPTIONS

     If the conversion is completed and stockholders subsequently approve the MRP and Option Plan, we will issue stock to our officers and directors through these plans. If the shares for the MRP and Option Plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately ___% and the trading price of our stock may be reduced. See "Pro Forma Data," "Management of Ogdensburg Federal Savings and Loan Association --Proposed Future Stock Benefit Plans -- Stock Option Plan," and
" -- Management Recognition Plan."

FINANCIAL INSTITUTION REGULATION OF THE THRIFT INDUSTRY

     We are subject to extensive regulation, supervision, and examination by the OTS and the Federal Deposit Insurance Corporation ("FDIC"). In the most recently completed Congress, the House of Representatives passed legislation which called for the modernization of the banking system and which, in enacted, would significantly affect the operations and regulatory structure of financial services industry, including savings institutions like us. While this proposed legislation preserved the thrift charter, it would have limited the powers and activities of new unitary thrift holding companies such as the Company. While such legislation was never acted upon by the Senate, it is likely that similar legislation will be introduced in the future. At this time, we do not know what form the final legislation might take, but if enacted into law, the legislation could affect our competitive environment as well as our business and operations.


NO MODIFICATION OR CANCELLATION OF SUBSCRIPTIONS

     The offering is being conducted as a minimum/maximum best efforts offering. Therefore, once investors have submitted their subscription orders, such orders may not be modified or canceled without our consent, unless the conversion is not completed within 45 days of the Expiration Date. See "The Conversion -- Payment for Shares".

MANAGEMENT'S DISCRETION IN ALLOCATING NET PROCEEDS

     While there are certain limits under federal law regarding the allocation of the net proceeds, management has broad discretion in determining the manner of use of the net proceeds retained by the Company. Such proceeds will initially be invested in short-term investments and will be available for a variety of corporate purposes, including future acquisitions and diversification of business, additional capital contributions and dividends to stockholders to the extent permitted by applicable regulations. However, there can be no assurance that management in the future will apply the net proceeds or any other purposes.


POSSIBLE ADVERSE TAX CONSEQUENCES OF THE SUBSCRIPTION RIGHTS

     We have received the opinion of Feldman that the subscription rights granted to eligible members in connection with the conversion have no value. This opinion is not binding on the Internal Revenue Service ("IRS"), however. Should the IRS determine that the subscription rights do have ascertainable value, you could be taxed as a result of your exercise of such rights in an amount equal to such value.

RESTRICTIONS ON REPURCHASE OF SHARES

     Generally, during the first year following the conversion, the Company may not repurchase its shares. During each of the second and third years following the conversion, the Company may generally repurchase up to 5% of its outstanding shares as long as we give notice to the OTS of our plans and the OTS does not object. During those periods, if we decide that additional repurchases would be a good use of funds, we would not be able to do so, without obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion -- Restrictions on Repurchase of Shares."

                 PROPOSED PURCHASES BY DIRECTORS AND OFFICERS

     The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates in the conversion. The table assumes that 172,500 shares (the maximum of the Estimated Valuation
Range) of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy their subscriptions.


                                                                            AGGREGATE
                                                                  TOTAL      PRICE OF    PERCENT
                                                                  SHARES      SHARES    OF SHARES
Name                                POSITION                    PURCHASED   PURCHASED   PURCHASED
----                                --------                    ----------  ----------  ---------
Robert E. Hentschel                 Chairman                       7,000     $ 70,000        4.06%
Anthony P. LeBarge, Sr.             Director                       8,000     $ 80,000        4.64%
George E. Silver                    Director                       8,000     $ 80,000        4.64%
Wesley L. Stitt                     Director                       7,000     $ 70,000        4.06%
Robert E. Wilson                    President and Chief            8,000     $ 80,000        4.64%
                                    Executive Officer; Director

All directors and executive
officers as a group (5 persons)                                   38,000     $380,000       22.03%


                                 THE COMPANY

     The Company was formed as a New York corporation in September 1998 at our direction for the purpose of serving as our holding company after the conversion. Prior to the conversion, it has not engaged and is not expected to engage in any material operations. The Company has received the approval of the OTS to acquire control of us upon completion of the conversion. Upon consummation of the conversion, the only assets the Company is expected to own are the capital stock we will issue in the conversion, a note receivable from our ESOP and any proceeds from the offering it retains.

     As a holding company, the Company will have greater flexibility than we would have to diversify its business activities through the formation of subsidiaries or through acquisition. The Company will be classified as a unitary savings and loan holding company after the conversion and will be required to comply with OTS regulations and be subject to examination.

     The Company's executive offices are located at 825 State Street, Ogdensburg, New York, and its main telephone number is (315) 393-4340.


                OGDENSBURG FEDERAL SAVING AND LOAN ASSOCIATION

     We are a federal mutual savings and loan association operating through one office in Ogdensburg, New York. We were founded in 1888. We are a member of the FHLB System. Our deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") under the SAIF. At June 30, 1998, we had total assets of $24.2 million, total deposits of $22.4 million and total equity of $1.6 million.

     Our principal business consists of attracting deposits from the general public and originating residential mortgage loans. We also offer various types of consumer loans and a limited number of commercial real estate and commercial business loans.

     Our executive offices are located at 825 State Street, Ogdensburg, New York and our main telephone number is (315) 393-4340.


                                 USE OF PROCEEDS

     The Company will retain 50% of the net proceeds from the offering. The balance will be used to purchase all of the capital stock we will issue in connection with the conversion. A portion of the net proceeds to be retained by the Company will be lent to our ESOP to fund its purchase of 8% of the shares sold in the conversion. On a short-term basis, the balance of the net proceeds retained by the Company initially will be invested in short-term investments. The net proceeds subsequently may be used to fund acquisitions of other financial services institutions or to diversify into non-banking activities, although we have no current plans or agreements to do so. Subject to applicable regulatory restrictions, the net proceeds may also serve as a source of funds for the repurchase of shares or for the payment of dividends to stockholders, although the Company has not yet adopted a dividend policy. A portion of the net proceeds may also be used to fund the purchase of 4.0% of the shares for the MRP, which is anticipated to be adopted following the conversion. See "Pro Forma Data."

     The funds we receive from the sale of our capital stock to the Company will be added to our general funds and be used for general corporate purposes including: (i) investment in mortgages and other loans, (ii) U.S. Government and federal agency securities, (iii) mortgage-backed securities, or (iv) funding loan commitments. However, initially, we intend to invest the proceeds in short-term investments until we can deploy the proceeds into higher yielding loans. The funds added to our capital will further strengthen our capital position.

     Set forth below is our estimate of net proceeds from the offering along with our estimate of the portion of the net proceeds to be retained by the Company. The net proceeds may vary because the total expenses of the conversion may be more or less than those estimated. We expect our estimated expenses to be $350,000.


                                               GROSS OFFERING       ESTIMATED OFFERING      NET OFFERING          NET PROCEEDS
                                                  PROCEEDS               EXPENSES             PROCEEDS            TO COMPANY(1)
                                              ------------------    ------------------    ------------------    ------------------
Minimum.............................               $1,275,000            $350,000              $  925,000            $462,500
(127,500 shares at $10.00 per share)

Maximum, as adjusted................                1,983,750             350,000               1,633,750             816,875
(198,375 shares at $10.00 per share)

-----------------------------------

(1) Represents 50% of net offering proceeds retained by the Company.

The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.

     For a period of one year following the completion of the conversion, we will not pay any dividends that would be construed as a return of capital nor take any actions to pursue or propose such dividends.

                                 DIVIDENDS

     The Company does not anticipate paying cash dividends during the first year following the conversion. After such period, the Company will periodically review the possible adoption of a dividend policy. However, declarations of dividends by the board of directors will depend upon a number of factors,
including:   (i) the amount of the net proceeds retained by the Company in the conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable law and regulation. In addition, from time to time in an effort to manage capital at a desirable level, the board may determine to pay special cash dividends. Special cash dividends may be paid in addition to, or in lieu of, regular cash dividends. In addition, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance," "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Ogdensburg Federal Savings and Loan Association -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."

     The Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be
dependent in part upon the receipt of dividends from us.   The Company is
subject, however, to the requirements of New York law. Under New York Law, the Company may declare and pay dividends or make other distributions which may include cash, its bonds, its property, or shares and bonds of other corporations, on its outstanding shares, except when (i) the Company is insolvent or would be made insolvent, and (ii) when declaration, payment or distribution would be contrary to any restrictions contained in the Company=s certificate of incorporation. Dividends may be declared and paid out of the Company's surplus only, so that the net assets remaining after such declaration, payment or distribution will at least equal the amount of its stated capital.

     In addition to the foregoing, the portion of our earnings which have been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to the Company without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation --Federal Taxation" and Note 9 to the Financial Statements. The Company does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.

                         MARKET FOR THE COMMON STOCK


     The Company has never issued common stock to the public. Consequently, there is no established market for the common stock. Following completion of the Offering, the Company intends to list the common stock over-the-counter through the OTC "Electronic Bulletin Board" and the Company intends to request that Trident Securities Inc. undertake to match offers to buy and offers to sell the common stock. Trident Securities has no obligation to match offers to buy and offers to sell and may cease doing so at any time. In addition, the existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any broker or dealer has control. Due to the relatively small number of shares of common stock being offered in the conversion and the concentration of ownership, it is unlikely that an active or liquid trading market will develop or be maintained. The absence of an active and liquid trading market may make it difficult for you to sell your common stock and may have an adverse effect on the price of the common stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby.

        The aggregate price of the common stock is based upon an independent appraisal of the pro forma market value of the common stock. However, there can be no assurance that you will be able to sell the common stock you purchase in the conversion at or above the price you paid for your shares.

                                CAPITALIZATION

     The following table presents our historical capitalization as of June 30, 1998 and the pro forma consolidated capitalization of the Company after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                              PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                                                                  THE COMPANY BASED ON THE SALE OF
                                                                  ------------------------------------------------------------------
                                                                                                                        MAXIMUM,
                                                                    MINIMUM OF       MIDPOINT OF      MAXIMUM OF      AS ADJUSTED,
                                                   HISTORICAL AT  127,500 SHARES   150,000 SHARES   172,500 SHARES   198,375 SHARES
                                                     JUNE 30,        AT $10.00        AT $10.00        AT $10.00        AT $10.00
                                                       1998          PER SHARE        PER SHARE        PER SHARE        PER SHARE
                                                   -------------  ---------------  ---------------  ---------------  ---------------
                                                                                    (IN THOUSANDS)
Deposits (1).....................................        $22,356         $22,356          $22,356          $22,356          $22,356
Borrowings.......................................             --              --               --               --               --
                                                   -------------         -------          -------          -------          -------

   Total deposits and borrowed funds.............        $22,356         $22,356          $22,356          $22,356          $22,356
                                                   =============         =======          =======          =======          =======

Capital stock:
  Preferred stock, $0.01 par value per share:
    authorized - 500,000 shares;
    assumed outstanding - none...................        $    --         $    --          $    --          $    --          $    --
 Common stock, $0.01 par value per share
    authorized - 3,000,000 shares;
    shares to be outstanding - as shown..........             --               1                2                2                2
  Additional paid-in capital (2).................             --             924            1,148            1,373            1,632
  Less: Common stock acquired by ESOP (3)........             --            (102)            (120)            (138)            (159)
        Common stock acquired by MRP (4).........             --             (51)             (60)             (69)             (79)
  Retained earnings..............................          1,648           1,648            1,648            1,648            1,648
  Plus:  Accumulated other comprehensive income..             --              --               --               --               --
                                                   -------------         -------          -------          -------          -------
    Total stockholders' equity...................        $ 1,648         $ 2,420          $ 2,618          $ 2,816          $ 3,044
                                                   =============         =======          =======          =======          =======
-------------------------

(1) Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Based upon the estimated net proceeds from the sale of capital stock less the par value of shares sold.
(3) Assumes 8% of the shares of common stock to be sold in the conversion are purchased by the ESOP and that the funds used to purchase such shares are borrowed from the Company. See "Pro Forma Data" for additional details.

(4) Assumes the Company issues 4.0% of the shares sold in the offering to the MRP and the purchase price for the shares purchased by the MRP was equal to the purchase price of $10 per share. If the MRP were funded by authorized but unissued shares, stockholders' interests would be diluted by approximately 3.8%. Implementation of the MRP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion.

                  HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE
     The following table shows our historical capital position relative to our regulatory capital requirements as of June 30, 1998 and on a pro forma basis after giving effect to the conversion and based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Regulation of the Association -- Regulatory Capital Requirements."



                                                                 PRO FORMA AT JUNE 30, 1998 BASED ON THE SALE OF (1):
                                                  --------------------------------------------------------------------------------
                                                                                                                    MAXIMUM, AS
                                                      MINIMUM OF           MIDPOINT OF          MAXIMUM OF           ADJUSTED
                                                    127,500 SHARES       150,000 SHARES       172,500 SHARES      198,375 SHARES
                                HISTORICAL AT          AT $10.00            AT $10.00           AT $10.00            AT $10.00
                                JUNE 30, 1998          PER SHARE            PER SHARE           PER SHARE            PER SHARE
                             -------------------  -------------------  -------------------  ------------------  -------------------
                                     PERCENT OF           PERCENT OF           PERCENT OF           PERCENT OF           PERCENT OF
                             AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)  AMOUNT   ASSETS (2)
                             ------  -----------  ------  -----------  ------  -----------  ------  ----------  -------  ----------
                                                                     (DOLLARS IN THOUSANDS)
Capital under generally
 accepted
   accounting principles...  $1,648        6.80%  $1,958        7.94%  $2,043        8.25%  $2,129       8.56%   $2,227       8.91%
                             ======       =====   ======       =====   ======       =====   ======      =====    ======      =====

Tangible capital...........  $1,648        6.80%  $1,958        7.94%  $2,043        8.25%  $2,129       8.56%   $2,227       8.91%
Tangible capital
 requirement...............     364        1.50      370        1.50      371        1.50      373       1.50       375       1.50
                             ------       -----   ------       -----   ------       -----   ------      -----    ------      -----
   Excess..................  $1,284        5.30%  $1,588        6.44%  $1,622        6.75%  $1,756       7.06%   $1,852       7.41%
                             ======       =====   ======       =====   ======       =====   ======      =====    ======      =====

Core capital...............  $1,648        6.80%  $1,958        7.94%  $2,043        8.25%  $2,129       8.56%   $2,227       8.91%
Core capital requirement...     727        3.00      740        3.00      743        3.00      746       3.00       750       3.00
                             ------       -----   ------       -----   ------       -----   ------      -----    ------      -----
   Excess..................  $  921        5.80%  $1,218        4.94%  $1,300        5.25%  $1,383       5.56%   $1,477       5.91%
                             ======       =====   ======       =====   ======       =====   ======      =====    ======      =====

Risk-based capital.........  $1,813       13.19%  $2,123       15.19%  $2,208       15.73%  $2,294      16.27%   $2,392      16.89%
Risk-based capital
 requirement...............   1,100        8.00    1,118        8.00    1,123        8.00    1,128       8.00     1,133       8.00
                             ------       -----   ------       -----   ------       -----   ------      -----    ------      -----
   Excess..................  $  713        5.19%  $1,005        7.19%  $1,085        7.73%  $1,166       8.27%   $1,259       8.89%
                             ======       =====   ======       =====   ======       =====   ======      =====    ======      =====
-------------------------

(1) Assumes that the Company will retain 50% of the net proceeds at the minimum, midpoint, maximum and maximum, as adjusted, with the remainder to be used by the Company to purchase all of our capital stock to be issued upon conversion. Assumes net proceeds distributed to the Company or to us initially are invested in short-term securities that carry a risk-weight equal to the ratio of risk-weighted assets to total assets at June 30, 1998. Assumes the ESOP purchases 8% of the shares to be sold in the conversion and borrows the funds needed to purchase such shares from the Company. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, we expect to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is not reflected in this table as borrowed funds but is reflected as a reduction of capital. Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the conversion will be purchased by the MRP after the conversion. The dollar amount of the common stock possibly to be purchased by the MRP is based on the price per share in the conversion and represents unearned compensation and is reflected as a reduction of capital. Such amounts do not reflect possible increases or decreases in the value of such stock relative to the price per share in the conversion. As we accrue compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Does not reflect a possible increase in capital upon the exercise of options by participants in the Option Plan, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of common stock equal to 10% of the shares issued in the conversion (15,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the common stock on the date of grant. Under the MRP and the Option Plan, shares issued to participants could be newly issued shares or, subject to regulatory restrictions, shares repurchased in the market. The MRP and the Option Plan are required to be approved by the Company's stockholders and will not be implemented until at least six months after the conversion. See "Management of Ogdensburg Federal Savings and Loan Association -- Proposed Future Stock Benefit Plans."
(2) Based on our total assets determined under generally accepted accounting principles for equity purposes, adjusted total assets for the purposes of the tangible and core capital requirements ($24.2 million, $24.7 million, $24.8 million, $24.9 million and $25.1 million, respectively, at June 30, 1998 and on a pro forma basis at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range) and risk-weighted assets for the purpose of the risk-based capital requirement ($13.8 million, $14.0 million, $14.0 million, $14.1 million and $14.2 million, respectively, at June 30, 1998 and on a pro forma basis at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range).

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $925,000 and $1.6 million at the minimum and maximum, as adjusted, of the Estimated Valuation Range, based upon the following assumptions: (i) all of the shares will be sold in the Subscription or Community Offering; (ii) expenses, including the marketing fee to be paid to Trident Securities, printing costs, legal and accounting fees, appraisal fees and other miscellaneous expenses will amount to $350,000. Actual conversion expenses may vary from this assumption.

     The following table sets forth our historical net earnings and stockholders' equity prior to the conversion and the pro forma consolidated net income and stockholders' equity of the Company following the conversion. Pro forma consolidated net income and stockholders' equity have been calculated as if the common stock to be issued in the conversion had been sold at January 1, 1997, and the estimated net proceeds had been invested at 5.37%, which was approximately equal to the one-year U.S. Treasury bill rate at June 30, 1998. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that it is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, an effective state and federal income tax rate of 38% has been assumed, resulting in an after tax yield of 3.33%. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. As discussed under "Use of Proceeds," the Company expects to retain 50% of the net conversion proceeds, part of which will be lent to the ESOP to fund its purchase of 8.0% of the shares issued in the conversion. No effect has been given in the pro forma stockholders' equity calculation for the assumed earnings on the net proceeds. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares.

     THE STOCKHOLDERS' EQUITY INFORMATION IS NOT INTENDED TO REPRESENT THE FAIR MARKET VALUE OF THE COMMON STOCK, OR THE CURRENT VALUE OF OUR ASSETS OR LIABILITIES, OR THE AMOUNTS, IF ANY, THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION. FOR ADDITIONAL INFORMATION REGARDING THE LIQUIDATION ACCOUNT, SEE "THE CONVERSION -- EFFECTS OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION -- LIQUIDATION ACCOUNT." THE PRO FORMA INCOME DERIVED FROM THE ASSUMPTIONS SET FORTH ABOVE SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OUR OPERATIONS FOR ANY PERIOD. SUCH PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY A CHANGE IN THE PRICE PER SHARE OR NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION AND BY OTHER FACTORS.

                                                                                   AT OR FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                                                               ---------------------------------------------------
                                                                                                                      MAXIMUM, AS
                                                                               MINIMUM OF  MIDPOINT OF   MAXIMUM OF   ADJUSTED, OF
                                                                                 127,500     150,000       172,500      198,375
                                                                                  SHARES     SHARES        SHARES       SHARES
                                                                                 AT $10.00   AT $10.00    AT $10.00    AT $10.00
                                                                                PER SHARE    PER SHARE    PER SHARE    PER SHARE
                                                                                ---------    ---------    ---------    -----------
                                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds....................................                              $  1,275      $  1,500     $  1,725       $  1,984
Less estimated offering expenses..................                                  (350)         (350)        (350)          (350)
                                                                                --------      --------     --------       --------
 Estimated net conversion proceeds................                              $    925      $  1,150     $  1,375       $  1,634
                                                                                ========      ========     ========       ========

Less:  Common stock acquired by ESOP..............                              $   (102)     $   (120)    $   (138)      $   (159)
      Common stock acquired by MRP................                                   (51)          (60)         (69)           (79)
                                                                                --------      --------     --------       --------
 Estimated investable net proceeds................                              $    772      $    970     $  1,168       $  1,396
                                                                                ========      ========     ========       ========

Net income:
 Historical net income............................                              $     72      $     72     $     72       $     72
 Pro forma adjustments:
  Net income on net proceeds......................                                    13            16           19             23
  ESOP (1)........................................                                    (3)           (4)          (4)            (5)
  MRP (2).........................................                                    (3)           (4)          (4)            (5)
                                                                                --------      --------     --------       --------
      Pro forma net income........................                              $     79      $     80     $     83       $     85
                                                                                ========      ========     ========       ========

Net income per share:(3)
 Historical net income............................                              $   0.61      $   0.52     $   0.45       $   0.39
 Pro forma adjustments:
  Net income on net proceeds......................                                  0.11          0.12         0.12           0.13
  ESOP (1)........................................                                 (0.03)        (0.03)       (0.03)         (0.03)
  MRP (2).........................................                                 (0.03)        (0.03)       (0.03)         (0.03)
                                                                                --------      --------     --------       --------
      Pro forma net income per share (3)..........                              $   0.66      $   0.58     $   0.51       $   0.46
                                                                                ========      ========     ========       ========

Number of shares..................................                               117,810       138,600      159,390        183,299
                                                                                ========      ========     ========       ========

Stockholders' equity (book value): (4)
 Historical.......................................                              $  1,648      $  1,648     $  1,648       $  1,648
 Estimated net conversion proceeds (2)............                                   925         1,150        1,375          1,634
   Less:  Common stock acquired by ESOP (1).......                                  (102)         (120)        (138)          (159)
          Common stock acquired by MRP (2)........                                   (51)          (60)         (69)           (79)
                                                                                --------      --------     --------       --------
    Total.........................................                              $  2,420      $  2,618     $  2,816       $  3,044
                                                                                ========      ========     ========       ========

Stockholders' equity per share:(3)(4)
 Historical.......................................                              $  12.93      $  10.99     $   9.55       $   8.31
 Estimated net conversion proceeds................                                  7.25          7.67         7.97           8.24
   Less:  Common stock acquired by ESOP (1).......                                 (0.80)        (0.80)       (0.80)         (0.80)
          Common stock acquired by MRP (2)........                                 (0.40)        (0.40)       (0.40)         (0.40)
                                                                                --------      --------     --------       --------
    Pro forma.....................................                              $  18.98      $  17.45     $  16.32       $  15.34
                                                                                ========      ========     ========       ========

Price to pro forma earnings multiple..............                                  7.58%         8.62%        9.80%         10.87%
                                                                                ========      ========     ========       ========
Price to pro forma book value per share(4)........                                 52.69%        57.30%       61.26%         65.17%
                                                                                ========      ========     ========       ========
                                                                                                      (Footnotes on succeeding page)

                                       13

(footnotes continued from preceding page)
-------------------------

(1) Assumes the ESOP purchases 8% of the shares sold in the conversion and the Company lends the ESOP the funds to do so. The approximate amount expected to be borrowed by the ESOP from the Company is reflected as a reduction of stockholders' equity. We intend to make annual contributions to the ESOP over a 10 year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) the ESOP loan is payable over 10 years, (ii) the average fair value of the ESOP shares is $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants ("AICPA"), and (iii) the effective tax rate was 38% for such period. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. ESOP expense is based upon generally accepted accounting principles as described in accounting SOP 93-6. Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (i.e., as the loan is repaid), ESOP expense is recorded based upon the fair value of the shares at that time. The ESOP loan is assumed to have a term of ten years. It is therefore assumed that one-tenth of the Common Stock acquired by the ESOP is committed to be released from the lien of the ESOP loan each year, and one-fortieth each calendar quarter. ESOP expense shown is equal to the number of shares so committed to be released for the period, multiplied by the per share fair value at that time, which is assumed to be $10.00 per share. All shares committed to be released during the period are assumed to be outstanding for the entire period for the purpose of calculating earnings per share. Shares not yet committed to be released are not deemed to be outstanding for calculating earnings per share.

(2) Assumes the Company issues 4.0% of the shares sold in the offering to the MRP and the purchase price for the shares purchased by the MRP was equal to the purchase price of $10 per share and 10% of the amount contributed was an amortized expense during such period. As we accrue compensation expense to reflect the five-year vesting period of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. In calculating the pro forma effect of the MRP, an effective state and federal income tax rate of 38% has been assumed. Implementation of the MRP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. For purposes of this table, it is assumed that the MRP will be adopted by the board of directors, reviewed by the OTS, and approved by the stockholders, and that the MRP will purchase the shares in the open market within the year following the conversion. If the shares to be purchased by the MRP are assumed at January 1, 1998, to be newly issued shares purchased from the Company at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, pro forma stockholders' equity per share would have been $18.63, $17.17, $16.08, and $15.14 at June 30, 1998, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 3.8%. See "Management of Ogdensburg Federal Savings and Loan Association -- Proposed Future Stock Benefit Plans -- Management Recognition Plan."
(3) Per share data has been computed based on the assumed numbers of shares sold in the conversion less ESOP shares. This treatment is in accordance with SOP 93-6. No effect has been given to shares to be reserved for issuance pursuant to the Option Plan. Accordingly, 9,690, 11,400, 13,110 and 15,076 shares have been subtracted from the shares assumed to be sold at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Valuation Range, respectively, and 117,810, 138,600, 159,390 and 183,299 shares are assumed to be outstanding at the minimum, midpoint, maximum, and maximum, as adjusted of the Estimated Valuation Range.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

                                                      AT OR FOR THE YEAR ENDED DECEMBER 31, 1997
                                                  ---------------------------------------------------
                                                                                         MAXIMUM, AS
                                                  MINIMUM OF  MIDPOINT OF   MAXIMUM OF   ADJUSTED, OF
                                                    127,500     150,000       172,500      198,375
                                                     SHARES     SHARES        SHARES       SHARES
                                                    AT $10.00   AT $10.00    AT $10.00    AT $10.00
                                                   PER SHARE    PER SHARE    PER SHARE    PER SHARE
                                                   ---------    ---------    ---------    -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds..............................       $  1,275      $  1,500     $  1,725       $  1,984
Less estimated offering expenses............           (350)         (350)        (350)          (350)
                                                   --------      --------     --------       --------
 Estimated net conversion proceeds..........       $    925      $  1,150     $  1,375       $  1,634
                                                   ========      ========     ========       ========

Less:  Common stock acquired by ESOP........       $   (102)     $   (120)    $   (138)      $   (159)
       Common stock acquired by MRP.........            (51)          (60)         (69)           (79)
                                                   --------      --------     --------       --------
 Estimated investable net proceeds..........       $    772      $    970     $  1,168       $  1,396
                                                   ========      ========     ========       ========
Net income:
 Historical net income......................       $     88      $     88     $     88       $     88
 Pro forma adjustments:
  Net income on net proceeds................             26            33           40             47
  ESOP (1)..................................             (6)           (7)          (9)           (10)
  MRP (2)...................................             (6)           (7)          (9)           (10)
                                                   --------      --------     --------       --------
       Pro forma net income.................       $    102      $    107     $    110       $    115
                                                   ========      ========     ========       ========
Net income per share:(3)
 Historical net income......................       $   0.74      $   0.63     $   0.55       $   0.48
 Pro forma adjustments:
  Net income on net proceeds................           0.22          0.24         0.25           0.26
  ESOP (1)..................................          (0.05)        (0.05)       (0.06)         (0.05)
  MRP (2)...................................          (0.05)        (0.05)       (0.06)         (0.05)
                                                   --------      --------     --------       --------
      Pro forma net income per share (3)....       $   0.86      $   0.77     $   0.68       $   0.64
                                                   ========      ========     ========       ========

Number of shares............................        118,320       139,200      160,080        184,092
                                                   ========      ========     ========       ========
Stockholders' equity (book value): (4)
 Historical.................................       $  1,577      $  1,577     $  1,577       $  1,577
 Estimated net conversion proceeds (2)......            925         1,150        1,375          1,634
   Less:  Common stock acquired by ESOP (1).           (102)         (120)        (138)          (159)
          Common stock acquired by MRP (2)..            (51)          (60)         (69)           (79)
                                                   --------      --------     --------       --------
    Total...................................       $  2,349      $  2,547     $  2,745       $  2,973
                                                   ========      ========     ========       ========
Stockholders' equity per share:(3)(4)
 Historical.................................       $  12.36      $  10.51     $   9.14       $   7.95
 Estimated net conversion proceeds..........           7.25          7.67         7.97           8.24
   Less:  Common stock acquired by ESOP (1).          (0.80)        (0.80)       (0.80)         (0.80)
          Common stock acquired by MRP (2)..          (0.40)        (0.40)       (0.40)         (0.40)
                                                   --------      --------     --------       --------
    Pro forma...............................       $  18.42      $  16.97     $  15.91       $  14.99
                                                   ========      ========     ========       ========

Price to pro forma earnings multiple........          11.63%        12.99%       14.71%         15.63%
                                                   ========      ========     ========       ========
Price to pro forma book value per share(4)..          54.30%        58.92%       62.86%         66.75%
                                                   ========      ========     ========       ========
                                                                         (Footnotes on succeeding page)

(footnotes continued from preceding page)
-------------------------

(1) Assumes the ESOP purchases 8% of the shares sold in the conversion and the Company lends the ESOP the funds to do so. The approximate amount expected to be borrowed by the ESOP from the Company is reflected as a reduction of stockholders' equity. We intend to make annual contributions to the ESOP over a 10 year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes:
     (i) the ESOP loan is payable over 10 years, (ii) the average fair value of the ESOP shares is $10.00 per share in accordance with SOP 93-6 of the AICPA, and (iii) the effective tax rate was 38% for such period. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. ESOP expense is based upon generally accepted accounting principles as described in accounting SOP 93-6. Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (i.e., as the loan is repaid), ESOP expense is recorded based upon the fair value of the shares at that time. The ESOP loan is assumed to have a term of ten years. It is therefore assumed that one-tenth of the Common Stock acquired by the ESOP is committed to be released from the lien of the ESOP loan each year, and one-fortieth each calendar quarter. ESOP expense shown is equal to the number of shares so committed to be released for the period, multiplied by the per share fair value at that time, which is assumed to be $10.00 per share. All shares committed to be released during the period are assumed to be outstanding for the entire period for the purpose of calculating earnings per share. Shares not yet committed to be released are not deemed to be outstanding for calculating earnings per share.

(2) Assumes the Company issues 4.0% of the shares sold in the offering to the MRP and the purchase price of $10 per share and 20% of the amount contributed was an amortized expense during such period. As we accrue compensation expense to reflect the five-year vesting period of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. In calculating the pro forma effect of the MRP, an effective state and federal income tax rate of 38% has been assumed. Implementation of the MRP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. For purposes of this table, it is assumed that the MRP will be adopted by the board of directors, reviewed by the OTS, and approved by the stockholders, and that the MRP will purchase the shares in the open market within the year following the conversion. If the shares to be purchased by the MRP are assumed at January 1, 1997, to be newly issued shares purchased from the Company at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, pro forma stockholders' equity per share would have been $18.09, $16.71, $15.68, and $14.79 at June 30, 1998, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 3.8%. See "Management of Ogdensburg Federal Savings and Loan Association -- Proposed Future Stock Benefit Plans --Management Recognition Plan."
(3) Per share data has been computed based on the assumed numbers of shares sold in the conversion less ESOP shares that have not been committed for release. This treatment is in accordance with SOP 93-6. No effect has been given to shares to be reserved for issuance pursuant to the Option Plan. Pro forma net loss per share calculations include the number of shares assumed to be sold in the conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, 9,180, 10,800, 12,420 and 14,283 shares have been subtracted from the shares assumed to be sold at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Valuation Range, respectively, and 118,320, 139,200, 160,080 and 184,092 shares are assumed to be outstanding at the minimum, midpoint, maximum, and maximum, as adjusted of the Estimated Valuation Range. See Note 1 above.
(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets over its liabilities. The calculations are based upon the number of shares issued in the conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

                                 THE CONVERSION

     THE OTS HAS APPROVED THE PLAN SUBJECT TO THE PLAN'S APPROVAL BY OUR MEMBERS AT A SPECIAL MEETING OF MEMBERS, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

GENERAL

     On July 23, 1998, our board of directors adopted a plan of conversion, pursuant to which we will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and become a wholly owned subsidiary of the Company. The conversion will include adoption of the proposed Federal Stock Charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to the Company and the common stock of the Company is being offered to our customers and then to the public.

     The OTS has approved the Company's application to become a savings and loan holding company and to acquire all of our capital stock to be issued in the conversion. Pursuant to such OTS approval, the Company plans to retain a portion of the net proceeds from the sale of shares of common stock and to use the remainder to purchase all of the capital stock we will issue in the conversion.

     The shares are first being offered in a Subscription Offering to holders of subscription rights. To the extent shares of common stock remain available after the Subscription Offering, we may offer shares of common stock in a Community Offering. The Community Offering, if any, may begin anytime subsequent to the beginning of the Subscription Offering. Shares not subscribed for in the Subscription and Community Offerings may be offered for sale by the Company in a Syndicated Community Offering. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community and Syndicated Community Offering. See " -- Community Offering" and " -- Syndicated Community Offering."

     We must sell common stock in an amount equal to our pro forma market value as a stock savings institution in order for the conversion to become effective. The Subscription Offering is scheduled to end on December 14, 1998 but may be extended in the discretion of management to December __, 1998. We must complete the Community Offering within 45 days after the last day of the Subscription Offering (January __, 1999), unless we extend such period and obtain the approval of the OTS to do so. If the Company sells any shares of stock in a Syndicated Community Offering, that offering must be completed by January __, 1999. The Plan provides that the conversion must be completed within 24 months after the date of the approval of the Plan by our members.

     In the event that we are unable to complete the sale of common stock and effect the conversion within 45 days after the end of the Subscription Offering, we may request an extension of the period by the OTS. We cannot assure you that the extension would be granted if requested, nor can we assure you that our valuation would not substantially change during any such extension. If the Estimated Valuation Range of the shares must be amended, we cannot assure that the OTS would approve such amended Estimated Valuation Range. Therefore, it is possible that if the conversion cannot be completed within the requisite period of time, we may not be permitted to complete the conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the conversion. We cannot sell any shares of common stock unless the Plan is approved by our members.

    The completion of the offering is subject to market conditions and other factors beyond our control. We cannot give you any assurances as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the Community Offering or other sale of the shares being offered in the conversion. If we experience delays, our estimated pro forma market value upon conversion could change significantly, together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event we terminate the conversion, we would be required to charge all conversion expenses against current income and promptly return any funds collected by us in the offering to each potential investor, plus interest at the prescribed rate.

EFFECTS OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

    VOTING RIGHTS. Currently in our mutual form, our depositor and borrower members have voting rights and may vote for the election of directors. Following the conversion, depositors and borrower members will cease to have voting rights.

     SAVINGS ACCOUNTS AND LOANS. The conversion will not affect the balances, terms and FDIC insurance coverage of savings accounts, nor will the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us be affected.

     TAX EFFECTS. We have received an opinion from our counsel, Housley Kantarian & Bronstein, P.C. on the material federal tax consequences of the conversion. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. The opinion provides, in part, that,: (i) the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and we will not recognize any taxable gain in either our mutual form or our stock form as a result of the proposed conversion; (ii) we will not recognize any taxable gain upon the receipt of money from the Company for our stock, nor will the Company recognize any gain upon the receipt of money for the common stock; (iii) our assets in either our mutual or our stock form will have the same basis before and after the conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form prior to conversion; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; (vi) depositors will recognize gain or loss upon the receipt of liquidation rights and the receipt of subscription rights in the conversion, to the extent such liquidation rights and subscription rights are deemed to have value, as discussed below; (vii) the basis of each account holder's savings accounts in us after the conversion will be the same as the basis of his savings accounts in us prior to the conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; and (ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised.

     With respect to the subscription rights, we have received an opinion of Feldman which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the Subscription Offering will be offered in the Community Offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

    We are also subject to New York income taxes and have received an opinion from Silver and Silver that the conversion will be treated for New York state tax purposes similar to the conversion's treatment for federal tax purposes.

     Unlike a private letter ruling, the opinions of Housley Kantarian & Bronstein, P.C., Feldman and Silver and Silver have no binding effect or official status, and we cannot give you any assurance that a court would sustain the conclusions reached in any of those opinions if contested by the IRS or the New York tax authorities. WE ENCOURAGE ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS, AND OTHER MEMBERS TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES IN THE EVENT THE SUBSCRIPTION RIGHTS ARE DEEMED TO HAVE AN ASCERTAINABLE VALUE.

    LIQUIDATION ACCOUNT. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata to the value of his accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

     Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount if any.

    The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to our net worth as reflected in the latest statement of financial condition in the Prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, June 30, 1997. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, September 30, 1998. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of ours is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

    No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction we, in our converted form, are not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

SUBSCRIPTION RIGHTS AND THE SUBSCRIPTION OFFERING

     In accordance with OTS regulations, non-transferable subscription rights to purchase shares of the common stock have been granted to all persons and entities entitled to purchase shares in the Subscription Offering under the Plan. The number of shares which these parties may purchase will be determined, in part, by the total number of shares to be issued and by the availability of the shares for purchase under the categories set forth in the Plan. If the Community Offering, as described below, extends beyond 45 days following the completion of the Subscription Offering, we will resolicit subscribers and permit them to increase, decrease or rescind their orders. Subscription priorities have been established for the allocation of stock to the extent that shares are available after satisfaction of all subscriptions of all persons having prior rights and subject to the maximum and minimum purchase limitations set forth in the Plan and as described below under " -- Limitations on Purchases of Shares." The following priorities have been established:

     CATEGORY 1: ELIGIBLE ACCOUNT HOLDERS AT JUNE 30, 1997. Each Eligible Account Holder (which collectively encompasses all names on a joint account) will receive non-transferable subscription rights on a priority basis to purchase up to 5,000 shares ($50,000). A minimum of 25 shares must be subscribed for by any subscriber. If there are insufficient shares to satisfy the orders of all Eligible Account Holders, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares remaining shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Subscription rights received by officers and directors in this category based on their increased deposits in us in the one-year period preceding June 30, 1997, are subordinated to the subscription rights of other Eligible Account Holders. See " -- Limitations on Purchases and Transfer of Shares."

     CATEGORY 2: ESOP. The ESOP has been granted subscription rights to purchase up to 10% of the total shares issued in the conversion.

     Although the right of the ESOP to subscribe for shares is subordinate to the right of the Eligible Account Holders, in the event the offering results in the issuance of shares above the maximum of the Estimated Valuation Range (i.e., more than 172,500 shares), the ESOP has a priority right to fill its subscription. The ESOP currently intends to purchase up to 8.0% of the common stock issued in the conversion. The ESOP may, however, determine to purchase some or all of the shares covered by its subscription after the conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an over subscription.

     CATEGORY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AT SEPTEMBER 30, 1998. Each Supplemental Eligible Account Holder (which collectively encompasses all names on a joint account) who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase up to 5,000 shares ($50,000).
A minimum of 25 shares must be subscribed for by any subscriber. If the allocation made in this paragraph results in an over subscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See " -- Limitations on Purchases and Transfer of Shares."

     The right of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and the ESOP to subscribe for shares.

     CATEGORY 4: OTHER MEMBERS AT NOVEMBER __, 1998. Each Other Member (which collectively encompasses all names on a joint account) who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to 5,000 shares ($50,000) to the extent such shares are available following subscriptions by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a reasonable basis. See " --Limitations on Purchases and Transfer of Shares."

     MEMBERS IN NON-QUALIFIED STATES. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country; (ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us, or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. We will not make any payment in lieu of the granting of subscription rights to any person.

     RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Only the person to whom they are granted may exercise subscription rights and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion.

    We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights.

     EXPIRATION DATE. The Subscription Offering will expire at 12:00 p.m., Eastern Time, on December 14, 1998. Subscription rights will become void if not exercised prior to the Expiration Date.

COMMUNITY OFFERING

    To the extent that shares remain available for purchase after filling all orders received in the Subscription Offering, we may offer shares of common stock to certain members of the general public residing in New York and certain other states with a preference to natural persons and trusts of natural persons residing in St. Lawrence County, New York under such terms and conditions as may be established by the board of directors. In the Community Offering, the minimum purchase is 25 shares, and no person, together with associates of and persons acting in concert with such persons, may purchase more than 5,000 shares ($50,000).

    WE MAY BEGIN THE COMMUNITY OFFERING AT ANY TIME AFTER THE SUBSCRIPTION OFFERING HAS BEGUN. THE COMMUNITY OFFERING ONCE COMMENCED, MAY EXPIRE AT ANY TIME WITHOUT NOTICE BUT NO LATER THAN 12:00 P.M., EASTERN TIME, ON DECEMBER 14, 1998 UNLESS WE EXTEND IT WITH THE PERMISSION OF THE OTS. PURCHASES OF SHARES IN THE COMMUNITY OFFERING ARE SUBJECT TO OUR RIGHT IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART EITHER AT THE TIME AND RECEIPT OF AN ORDER, OR AS SOON AS PRACTICABLE FOLLOWING THE COMPLETION OF THE COMMUNITY OFFERING.

     In the event Community Offering orders are not filled, we will promptly refund funds received by us with interest at our passbook rate. In the event an insufficient number of shares are available to fill all orders in the Community Offering, the available shares will be allocated on an equitable basis determined by the board of directors, provided however that a preference will be given to natural persons residing in St. Lawrence County, New York. If regulatory approval is received to extend the Community Offering beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. Shares sold in the Community Offering will be sold at $10.00 per share.

SYNDICATED COMMUNITY OFFERING

     The Plan provides that, if necessary, we may offer shares of common stock not purchased in the Subscription and Community Offerings for sale to the general public in a Syndicated Community Offering through a syndicate of selected dealers to be formed and managed by Trident Securities. No individual purchaser together with any associate or group of persons acting in concert may
purchase more than 5,000 shares ($50,000).    Neither Trident Securities nor any
registered broker-dealer will be obligated to take or purchase any shares in the Syndicated Community Offering, although Trident Securities has agreed to use its best efforts in the sales of shares in any Syndicated Community Offering.
Shares sold in the Syndicated Community Offering will be sold at the Purchase Price. See " -- Stock Pricing."

     The Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless the Company extends it with the approval of the OTS.

LIMITATIONS ON PURCHASES AND TRANSFER OF SHARES

    The Plan provides for certain additional limitations to be placed upon the purchase of the shares in the conversion. The minimum purchase is 25 shares.
No persons, together with associates, or group of persons acting in concert, may purchase more than 8,000 shares ($80,000), except for the ESOP which may purchase up to 10% of the shares sold. The OTS regulations governing the conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares issued pursuant to the conversion.

     Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so the preference categories in the offerings will be followed.

    In the event of an increase in the total number of shares offered in the conversion due to an increase in the Estimated Valuation Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the ESOP's subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an over subscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an over subscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; (iv) in the event that there is an over subscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unfulfilled subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum.

    The term "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common account and/or addresses and the fact that such persons have filed joint Schedule 13Ds with the SEC with respect to other companies.

     The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans and non tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, or any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

     The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.

     The term "residing," as used in relation to the preference afforded natural persons in St. Lawrence County, New York, means any natural person who occupies a dwelling within St. Lawrence County, has an intention to remain within

St. Lawrence County (manifested by establishing a physical, on-going, non-transitory presence within St. Lawrence County), and continues to reside in St. Lawrence County at the time of the offering. We may utilize deposit or loan records or such other evidence provided to us to make the determination whether a person is residing in St. Lawrence County. Such determination will be in our sole discretion.

     TO ORDER SHARES IN THE CONVERSION, PERSONS MUST CERTIFY THAT THEIR PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS. IN THE EVENT THAT THE PURCHASE LIMITATIONS ARE VIOLATED BY ANY PERSON (INCLUDING ANY ASSOCIATE OR GROUP OF PERSONS AFFILIATED OR OTHERWISE ACTING IN CONCERT WITH SUCH PERSONS), WE WILL HAVE THE RIGHT TO PURCHASE FROM THAT PERSON AT $10.00 PER SHARE ALL SHARES ACQUIRED BY THAT PERSON IN EXCESS OF THE PURCHASE LIMITATIONS. IF THE EXCESS SHARES HAVE BEEN SOLD BY THAT PERSON, WE MAY RECOVER THE PROFIT FROM THE SALE OF THE SHARES BY THAT PERSON. WE MAY ASSIGN OUR RIGHT EITHER TO PURCHASE THE EXCESS SHARES OR TO RECOVER THE PROFITS FROM THEIR SALE.

     Shares of common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see " -- Restrictions on Sales and Purchases of Shares by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

ORDERING AND RECEIVING SHARES

     USE OF ORDER FORMS. Subscription rights to subscribe may only be exercised by completion of an original order form. Facsimiles of order forms will not be accepted. Persons ordering shares in the Subscription Offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See " -- Payment for Shares." No wire transfers will be accepted. Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. ONCE SUBMITTED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT OUR CONSENT UNLESS THE CONVERSION IS NOT COMPLETED WITHIN 45 DAYS OF THE EXPIRATION DATE.

     Persons and entities not purchasing shares in the Subscription Offering may, subject to availability, purchase shares in the Community Offering by returning to us a completed and properly executed order form along with full payment for the shares ordered.

     In the event an order form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee, (ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

    To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

    PAYMENT FOR SHARES. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from savings accounts (including time certificates) maintained with us or (iv) by an IRA not held by us. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated saving account and interest will be paid by us at our passbook savings account rate from the date payment is received until the conversion is completed or terminated. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which case subscribers may be given an opportunity to increase, decrease, or rescind their order. In the event that the conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares in the offering. The Stock Information Center can assist you in transferring your self-directed IRA. Because of the paperwork involved, persons owning IRAs with us who wish to use their IRA account to purchase stock in the Offering, must contact the Stock Information Center no later than December __, 1998.

     DELIVERY OF STOCK CERTIFICATES. Certificates representing shares of common stock issued in the conversion will be mailed to the person(s) at the address noted on the order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.

     FEDERAL REGULATIONS PROHIBIT US FROM LENDING FUNDS OR EXTENDING CREDIT TO ANY PERSON TO PURCHASE SHARES IN THE CONVERSION.

MARKETING ARRANGEMENTS

     We have engaged Trident Securities as our financial advisor in connection with the offering. Trident Securities has agreed to exercise its best efforts to assist us in the sale of the shares in the offering. As compensation, Trident Securities will receive a management fee in the amount of $60,000. If shares are offered for sale in a Syndicated Community Offering, Trident Securities will organize and manage the syndicate of selected broker-dealers. The commission to be paid to any such selected broker-dealers will be at a rate to be agreed to jointly by Trident Securities and us. Fees paid to Trident Securities and to any other broker-dealer may be deemed to be underwriting fees, and Trident Securities and such broker-dealers may be deemed to be underwriters. Trident Securities will also be reimbursed for allocable expenses incurred by them, including legal fees. Trident Securities' reimbursable out-of-pocket expenses other than legal fees will not exceed $10,500 and its reimbursable legal fees will not exceed $20,000. We have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Trident Securities. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim relating to misrepresentation or breach of warranty of the written agreement among Trident Securities and us or the omission or alleged omission of a material fact required to be stated or necessary in the prospectus or other documents.

     The shares will be offered principally by the distribution of this document and through activities conducted at a Stock Information Center located at our office. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Trident Securities will be working at, and supervising the operation of, the Stock Information Center. Trident Securities will assist us in responding to questions regarding the conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Trident Securities with clerical matters and to answer questions related solely to our business.

STOCK PRICING

    We have retained Feldman, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process to prepare an appraisal of our estimated pro forma market value. We will pay Feldman a fee of $17,000 for preparing the appraisal and other services and will reimburse Feldman up to $2,000 for reasonable out-of-pocket expenses. We have agreed to indemnify Feldman under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to Feldman.

    Feldman prepared the appraisal in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the state of New York which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, Feldman has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

    On the basis of the above, Feldman has determined, in its opinion, that as of September 4, 1998 our estimated aggregate pro forma market value was $1,500,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Feldman has established the Estimated Valuation Range from $1,275,000 to $1,725,000 for the offering. The Estimated Valuation Range will be updated prior to consummation of the conversion and the Estimated Valuation Range may increase to $1,983,750.

     The board of directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The board of directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

     In order for stock sales to take place, Feldman must confirm to the OTS that, to the best of Feldman's knowledge and judgment, nothing of a material nature has occurred which would cause Feldman to conclude that the Purchase Price on an aggregate basis was incompatible with Feldman's estimate of our pro forma market value of us in converted form at the time of the sale. If, however, the facts do not justify such a statement, an amended Estimated Valuation Range may be established.

     THE APPRAISAL IS NOT A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THESE SHARES. IN PREPARING THE APPRAISAL, FELDMAN HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY US. FELDMAN DID NOT

INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY US, NOR DID FELDMAN VALUE INDEPENDENTLY OUR ASSETS AND LIABILITIES. THE APPRAISAL CONSIDERS US ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS OUR LIQUIDATION VALUE. MOREOVER, BECAUSE THE APPRAISAL IS BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS WHICH ARE SUBJECT TO CHANGE, THE MARKET PRICE OF THE COMMON STOCK COULD DECLINE BELOW $10.00.

CHANGE IN NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

     Depending on market and financial conditions at the time of the completion of the Subscription and Community Offerings, we may significantly increase or decrease the number of shares to be issued in the conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

    Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the conversion results in an offering which is either less than $1,275,000 or more than $1,983,750.

RESTRICTIONS ON REPURCHASE OF SHARES

    Generally, during the first year following the conversion, the Company may not repurchase its shares and during each of the second and third years following the conversion, the Company may repurchase five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

RESTRICTIONS ON SALES AND PURCHASES OF SHARES BY DIRECTORS AND OFFICERS

     Shares purchased by directors and officers of the Company may not be sold for one year following completion of the conversion. An exception to this rule is a disposition of shares in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

     For three years following the conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.

INTERPRETATION AND AMENDMENT OF THE PLAN

     We are authorized to interpret and amend the Plan. Our interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

CONDITIONS AND TERMINATION

     Completion of the conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members; and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

OTHER

     ALL STATEMENTS MADE IN THIS DOCUMENT ARE HEREBY QUALIFIED BY THE CONTENTS OF THE PLAN OF CONVERSION, THE MATERIAL TERMS OF WHICH ARE SET FORTH HEREIN. tHE PLAN OF CONVERSION IS ATTACHED TO THE PROXY STATEMENT. COPIES OF THE PLAN ARE AVAILABLE FROM US AND WE SHOULD BE CONSULTED FOR FURTHER INFORMATION. ADOPTION OF THE PLAN BY OUR MEMBERS AUTHORIZES US TO INTERPRET, AMEND OR TERMINATE THE PLAN.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Financial Statements and Notes to the Financial Statements which are included elsewhere in this document.

    The Company has recently been formed and accordingly, has no results of operations. The following discussion relates only to our financial condition and results of operations

    Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest expense, including primarily compensation and employee benefits, federal deposit insurance premiums and office occupancy costs. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

    Following the conversion, we believe there will be sufficient demand in our market area to continue our policy of emphasizing lending in the one- to four-family real estate loan area. In addition, we hope to experience continued growth in our consumer loan portfolio; however, there is no assurance that we will be able to do so. See "Business of Ogdensburg Federal Savings and Loan Association-- Lending Activities."

YEAR 2000 COMPLIANCE

    A great deal of information has been disseminated about the global computer problem that may occur in the year 2000 which would affect the speed and accuracy of the data processing that is essential to our operations. We are conducting a thorough review of our internal systems as well as the efforts of our outside data processing service provider. The progress of the plan is monitored by our board of directors. We do not expect to incur significant costs to replace existing hardware or software. The greatest potential for problems, however, concerns the data processing provided by our third party service bureau. The service bureau with which we operate is providing us with periodic updates of its compliance progress. We have participated in the first phase of testing with the provider satisfactorily with the second phase to be completed prior to December 31, 1998. The service bureau has indicated that it will be compliant by such date. With respect to our teller/platform computer system, we are converting to a new system that is year 2000 compliant which will
be completed by April 30, 1999.   We are in the process of developing a
contingency plan to deal with the potential that our service bureau is unable to bring its systems into compliance by September 30, 1998. We believe that we would use manual systems as a contingency plan if our current provider is unable to resolve this problem in time. There can be no assurance in this regard, however, and it is possible that as a result we could experience data processing delays, errors or failures, all of which could have a material adverse impact on our financial condition and results of operations. We estimate that our expenses related to year 2000 compliance will be approximately $5,000.

    We have also evaluated our non-information technology systems (for example, our alarm system, our heating and air conditioning system) to determine if such systems may have embedded technology that could also be affected by the year 2000 problem. We have determined that the only system of this type that could be affected is our alarm system. We have been informed, however, by the vendor that the system is year 2000 compliant and has been fully tested.

    We are in the process of installing a new teller/platform computer system. The costs of the new system will be approximately $50,000. The installation of the new system is not a result of Year 2000 compliance. As a result, such costs will be capitalized.

    Computer problems experienced by our commercial borrowers could have an adverse effect on their business operations and their ability to repay their loans when due. The Company has recently begun evaluating Year 2000 readiness of its commercial loan applicants as part of the loan underwriting process and is calling upon major existing borrowers to assess their readiness and identify potential problems.

MARKET/INTEREST RATE RISK DISCLOSURE

    QUALITATIVE DISCLOSURE. Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest-rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

    An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of our earnings to material and prolonged changes in interest rates.

    Our primary method of managing interest rate is to emphasize the origination of ARM loans. Our ARM loans provide that the interest rate will adjust every year. The terms of these loans generally limit the amount of any rate change to a maximum of 2% and also provide that the rate may not increase above a "ceiling" rate established at the time the loan is made, nor below a floor rate which is the initial rate on the loan. At June 30, 1998, approximately 55% of our mortgage loan portfolio had adjustable rates. We also purchase investment securities with relatively short maturities, normally three years or less. At June 30, 1998, approximately 99% of our investment portfolio had a maturity of five years or less. We also seek to cushion ourselves against interest rate fluctuations by preserving a loyal depositor base whose accounts that are less likely to switch to institutions that may be offering higher rates. We do monitor our deposit rates on a weekly basis to ensure that we remain competitive.

    QUANTITATIVE DISCLOSURE. In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and the rates at which deposits will be withdrawn by depositors over time formerly provided by the OTS. However, the OTS now measures an institution's interest rate risk by computing the amount by which the net present value of cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. The following table presents the interest rate sensitivity of our NPV at June 30, 1998, as calculated by the OTS, which is based upon quarterly information that we voluntarily provided to the OTS.

                                                                    NPV AS % OF
                               NET PORTFOLIO VALUE           PORTFOLIO VALUE OF ASSETS
CHANGE                 ---------------------------------   ------------------------------
IN RATES               $ AMOUNT      $ CHANGE   % CHANGE   NPV RATIO   BASIS POINT CHANGE
---------              --------     ---------   --------   ---------   ------------------
                             (DOLLARS IN THOUSANDS)
+ 400  bp                1,433        (530)       (27)%      6.06%           (192)  bp
+ 300  bp                1,618        (345)       (18)       6.76            (122)  bp
+ 200  bp                1,774        (188)       (10)       7.33             (65)  bp
+ 100  bp                1,891         (71)        (4)       7.74             (23)  bp
    0  bp                1,962          --         --        7.98
- 100  bp                2,076         114          6        8.36             (39)  bp
- 200  bp                2,232         269         14        8.89             (92)  bp
- 300  bp                2,409         447         23        9.49            (151)  bp
- 400  bp                2,642         680         35       10.27            (229)  bp

     The board of directors has established a policy setting forth maximum NPV variances as a result of such instantaneous and permanent changes in interest rates. At June 30, 1998, our interest rate sensitivity was within the policy established by the board.

     While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit runoff and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as ARM loans, generally have features which restrict changes in interest rates on a short-term basis and over the life of the loan. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     The board of directors reviews our asset and liability policies. The board of directors meets regularly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth certain information relating to our average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the date and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                               SIX MONTHS ENDED JUNE 30,
                                                                   ----------------------------------------------------
                                                 AT JUNE 30,                  1998                      1997
                                                    1998           -------------------------  -------------------------
                                            --------------------                     AVERAGE                     AVERAGE
                                                          YIELD/   AVERAGE            YIELD/  AVERAGE            YIELD/
                                              BALANCE      COST    BALANCE  INTEREST  COST    BALANCE  INTEREST   COST
                                            -----------  --------  -------  -------- -------  -------  --------  ------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans (1)...............................      $18,698     8.11%  $17,151      $727   8.55%  $15,341      $645   8.48%
  Securities (2)..........................        3,546     5.69     4,498       127   5.69     4,683       132   5.68
  Other short-term investments............          756     5.78       769        28   7.34     1,123        35   6.28
                                                -------            -------      ----          -------      ----
   Total interest-earning assets..........       23,000     7.66    22,418       882   7.93    21,147       812   7.74
Non-interest-earning assets...............        1,247              1,373                      1,177
                                                -------            -------                    -------
   Total assets...........................      $24,247            $23,791                    $22,324
                                                =======            =======                    =======

Interest-bearing liabilities:
  Savings and club accounts...............      $ 3,131     3.09   $ 2,997      $ 40   2.69   $ 2,739      $ 39   2.87
  Time certificates.......................       16,519     5.80    16,218       465   5.78    15,450       420   5.48
  NOW and money market accounts...........        1,971     1.74     2,062        17   1.66     2,002        18   1.81
  Borrowings..............................           --       --        --        --     --        --        --     --
                                                -------            -------      ----          -------      ----
   Total interest-bearing liabilities.....       21,621     5.04    21,277       522   4.92    20,191       477   4.76
Non-interest-bearing liabilities..........          978                916                        651
                                                -------            -------                    -------
   Total liabilities......................       22,599             22,193                     20,842
Total equity..............................        1,648              1,598                      1,482
                                                -------            -------                    -------
   Total liabilities and equity...........      $24,247            $23,791                    $22,324
                                                =======            =======                    =======

Net interest income.......................                                      $360                       $335
                                                                                ====                       ====
Net interest rate spread..................                  2.62%                      3.01%                      2.98%
                                                            ====                       ====                       ====
Net yield on interest-earning assets......                                             3.24%                      3.19%
                                                                                       ====                       ====
Average interest-earning assets
 to average interest-bearing liabilities..                 1.06x                      1.05x                      1.05x
                                                            ====                       ====                       ====

-------------------------

(1) Non-accrual loans are included in average balances, less allowance for loan losses and deferred fees.
(2) Securities are included at amortized cost, with net unrealized gains or losses on securities available-for-sale included as a component of non-earning assets.


                                                             YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------------
                                                          1997                     1996
                                              ---------------------------  -------------------------
                                                                 AVERAGE                     AVERAGE
                                              AVERAGE             YIELD/   AVERAGE            YIELD/
                                              BALANCE  INTEREST    COST    BALANCE  INTEREST   COST
                                              -------  --------  --------  -------  --------  ------
                                                              (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans (1)................................  $15,824    $1,330     8.40%  $15,001    $1,266   8.44%
   Securities (2)...........................    4,887       277     5.67     4,593       260   5.66
   Other short-term investments.............      835        55     6.59     1,024        66   6.45
                                              -------    ------            -------    ------
      Total interest-earning assets.........   21,546     1,662     7.71    20,618     1,592   7.72
Non-interest-earning assets.................    1,234                        1,256
                                              -------                      -------
      Total assets..........................  $22,780                      $21,874
                                              =======                      =======

Interest-bearing liabilities:
   Savings and club accounts................  $ 2,747    $   79     2.88   $ 2,908    $   86   2.96
   Time certificates........................   15,824       883     5.58    14,867       832   5.60
   NOW accounts and money market accounts...    2,024        36     1.78     2,016        36   1.79
Borrowings..................................       --        --       --         5         1   5.96
                                              -------    ------            -------    ------
     Total interest-bearing liabilities.....   20,595       998     4.85    19,796       955   4.82
Non-interest-bearing liabilities............      672                          555
                                              -------                      -------
     Total liabilities......................   21,267                       20,352
Total equity................................  $ 1,502                      $ 1,523
                                              -------                      -------
     Total liabilities and equity...........  $22,769                      $21,874
                                              =======                      =======

Net interest income.........................             $  664                       $  637
                                                         ------                       ------
Net interest rate spread....................                        2.86                       2.90%
                                                                    ====                       ====
Net yield on interest-earning assets........                        3.08%                      3.09%
                                                                    ====                       ====
Average interest-earning assets
   to average interest-bearing liabilities..                        1.05x                      1.04x
                                                                    ====                       ====

                                                                       (Footnotes on preceding page)

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rate (change in rate multiplied by old volume), and the net change in net interest income. The net change attributable to the combined impact of volume and rate has been allocated proportionately to the absolute dollar amounts of change in each.


                                         SIX MONTHS ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                                        ---------------------------  -----------------------------------------------------
                                            1998    vs.     1997       1997      VS.     1996       1996      VS.    1995
                                        ---------------------------  ---------------------------  ------------------------
                                            INCREASE (DECREASE)          INCREASE (DECREASE)         INCREASE (DECREASE)
                                                  DUE TO                       DUE TO                     DUE TO
                                        ---------------------------  ---------------------------  ------------------------
                                         VOLUME    RATE     TOTAL     VOLUME    RATE     TOTAL     VOLUME    RATE   TOTAL
                                        ---------  -----  ---------  ---------  -----  ---------  ---------  -----  ------
                                                                       (IN THOUSANDS)
Interest income:
 Loans..............................       $  77    $ 5      $  82      $  70    $(6)     $  64      $ (15)  $ 20   $   5
 Securities.........................          (5)    --         (5)        17      1         17         27     (9)     18
 Other short-term investments.......         (12)     5         (7)       (12)     1        (11)        18    (12)      6
                                           -----    ---      -----      -----    ---      -----      -----   ----   -----
   Total interest-earning assets....          60     10         70         75     (5)        70         30     (1)     29
                                           -----    ---      -----      -----    ---      -----      -----   ----   -----

Interest expense:
 Savings and club accounts..........           4     (3)         1         (5)    (2)        (7)       (12)    (3)    (15)
 Time certificates..................          21     24         45         54     (3)        51         55     11      66
 NOW and money market accounts......           1     (2)        (1)        --     --         --         (5)     2      (3)
  Borrowings........................          --     --         --         (1)    (1)        (1)        --      1       1
                                           -----    ---      -----      -----    ---      -----      -----   ----   -----
    Total interest-bearing
     liabilities....................          26     19         45         48     (6)        43         38     11      49
                                           -----    ---      -----      -----    ---      -----      -----   ----   -----

Change in net interest income.......       $  34    $(9)     $  25      $  27    $--      $  27      $  (8)  $(12)  $ (20)
                                           =====    ===      =====      =====    ===      =====      =====   ====   =====

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997

     Total assets increased by $845,000, or 3.61%, from $23.4 million at December 31, 1997 to $24.2 million at June 30, 1998. The increase in assets for the period was attributable to the growth in our loan portfolio (net of allowance for loan losses) of $2.0 million, or 12.18%, which was the result of our capitalizing on strong loan demand in our market area, partially offset by declines in the level of our securities designated as available for sale and securities designated as held to maturity. Loan growth was partially funded by the proceeds of the sale of securities designated as available for sale during the period which amounted to $712,000, and principal repayments on held to maturity investments. Deposits also served as a funding source. Total liabilities increased by $774,000, or 3.55%, from $21.8 million at December 31, 1997 to $22.6 million at June 30, 1998. At June 30, 1998, our total deposits amounted to $22.4 million, an increase of $591,000, or 2.72%, from December 31, 1998's level of $21.8 million. The deposit growth consisted primarily of savings and club accounts and time certificates.

     Total equity increased by $71,000, or 4.50%, due to net income from the period. At June 30, 1998, we were in compliance with all applicable regulatory capital requirements with total core and tangible capital of $1.6 million (6.8% of adjusted total assets) and total risk-based capital of $1.8 million (13.2% of risk-weighted assets).

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     NET INCOME. Our net income for the six months ended June 30, 1998 was relatively flat as compared to the six months ended June 30, 1997, decreasing by $5,000, from $77,000 for the six months ended June 30, 1997 to $72,000 for the six months ended June 30, 1998. The decrease in net income was due primarily to an increased level of non-interest expenses, partially offset by an increased level of net interest income.

     NET INTEREST INCOME. Our net interest income, which is the difference between our interest income and our interest expense, increased $25,000, or 7.46%, from $335,000 for the six months ended June 30, 1997 to $360,000 for the six months ended June 30, 1998. The increase is due mainly to the growth in our loan portfolio. The average balance of loans outstanding during the six months ended June 30, 1998 was $17.2 million as compared to $15.3 million during the first six months of 1997. Interest expense also increased over these six-month periods due primarily to an increase in both the average balance of deposits during the period and the average cost of our deposits. For the first six months of 1998, our total deposits averaged $21.3 million as compared to $20.2 million for the first six months of 1997. The average cost of such deposits amounted to 4.92% for the 1998 period, a 16 basis point increase from 4.76% for the first half of 1997.

     PROVISION FOR LOAN LOSSES. Financial institutions are required to establish an allowance for loan losses. The balance of such allowance depends on the risk in the institution's loan portfolio, its level of problem loans and general economic conditions, among other factors. Loans which cannot be collected are charged against the allowance and thereby reduce its balance.
An institution
adds to the allowance by making a provision for loan losses which is an expense item. During the six months ended June 30, 1998 we made a $3,000 provision for loan losses compared to no provision for the comparable period in fiscal year 1997. We determined, based on our analysis of all pertinent information available to us concerning the Bank's loan portfolio, that such addition to the loan loss allowance was necessary for this period. Net charge-offs for the six months ended June 30, 1998 amounted to $2,000. At June 30, 1998, our allowance for loan losses amounted to $165,000 and represented 54.46% of total nonperforming loans and 0.87% of total gross loans.

     NONINTEREST INCOME. Noninterest income (e.g., gains or losses on the sale of securities, loan and deposit account fees) increased $2,000 over the comparative six-month periods due to increases in the fees earned on loans and net gain on sale of securities offset by a decrease in other noninterest income.

     NONINTEREST EXPENSE. Our noninterest expenses consist mainly of salaries and employee benefits, directors' fees, office and equipment expense, federal deposit insurance premiums, data processing fees and other miscellaneous expenses. Noninterest expenses increased by $31,000, or 12.40%, for the six months ended June 30, 1998 compared to the same period in fiscal year 1997 due to increases in compensation and related expenses, deposit insurance, postage and supplies and other expenses, offset by decreases in building, occupancy and equipment expense and insurance.

     Our noninterest expense will increase following the conversion due to several factors. First, we will see added expense associated with the ESOP and, later on, the MRP. Further, we will experience the costs of being a public company.

     INCOME TAX EXPENSE. Our provision for income tax decreased $2,000 over the comparable period due to the decrease in our pre-tax income. Our effective tax rates for the six months ended June 30, 1998 and 1997 were 26.5% and 26.7%, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
1996

     NET INCOME. Our net income increased $80,000 from $8,000 for the fiscal year ended December 31, 1996 to $88,000 for the fiscal year ended December 31, 1997. The primary reason for the increase was due to the absence of any SAIF special assessment during the 1997 fiscal year. During the year ended December 31, 1996, all thrift institutions were required to pay a special assessment in order to recapitalize the SAIF, the FDIC fund that insures our deposits. The special assessment amounted to $128,000 for us and was paid during the quarter ended December 31, 1996.

     NET INTEREST INCOME. Our net interest income increased from $637,000 for fiscal year 1996 to $664,000 for fiscal year 1997. The $27,000 increase was primarily due to an increase in the average balance of our loan and securities portfolios. During the year ended December 31, 1997, the average balance of our loan portfolio increased by $823,000, or 5.49%, and the average balance of our securities portfolio increased by $294,000, or 6.40%, as compared to the year ended December 31, 1996. Total interest expense also increased during the fiscal year by $43,000 due to an increase in the volume of our deposits, primarily our time certificates, which are the most costly component.

     PROVISION FOR LOAN LOSSES. During fiscal year 1997, we decided to pursue increases in our automobile loan portfolio which are believed to have greater risk than one- to four-family mortgage lending. For this reason, we recorded a $57,000 provision for loan losses as compared to no provision during the previous fiscal year. Future additions to the loan loss allowance will be based on the analysis of the loan portfolio as described above, and, accordingly, are not predictable. During fiscal year 1997, we charged off a total of $9,000 in loans as compared to no charge-offs during fiscal year 1996.

     NONINTEREST INCOME. Noninterest income increased from $30,000 for fiscal year 1996 to $44,000 for fiscal year 1997 due primarily to a $16,000 increase in fees earned on deposit accounts.

     NONINTEREST EXPENSE. For fiscal year 1997, total noninterest expenses were $525,000 as compared to $656,000 for fiscal year 1996. The decline in this expense level was due mainly to the absence of any special SAIF assessment in the 1997 period. During fiscal year 1996, we were required to pay a special assessment of $128,000 to help recapitalize the SAIF, the fund that insures our deposits. This decline was offset by increases of $14,000 in building, occupancy and equipment expense and $7,000 in other miscellaneous expenses. As a result of the recapitalization of the SAIF, our deposit insurance premiums declined significantly, resulting in a reduction of $163,000 from 1996 to 1997. We expect our annual deposit insurance premium to remain at the current level,
 .064% of total assessable deposits, in future periods though there can be no assurance in this regard.

     INCOME TAX EXPENSE. Our income tax expense for fiscal year 1997 amounted to $38,000 as compared to $3,000 for fiscal year 1996. The $35,000 increase was directly attributable to the increased level of pre-tax income in 1997 as compared to 1996. Our effective tax rates for fiscal years 1997 and 1996 were 30.1% and 27.3%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time (currently 4%) depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio at June 30, 1998 was 4% and our actual liquidity ratio at June 30, 1998 was 23.35%. It is our belief that upon completion of the conversion our liquidity ratio will increase due to the additional funds we will receive.

     Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits and funds provided from operations. We are also able to obtain advances from the FHLB of New York, although historically we have done this rarely. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing time certificates and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

     Liquidity may be adversely affected by unexpected deposit outflows, higher interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds.

     A major portion of our liquidity consists of cash and cash equivalents, which include cash and interest-bearing deposits in other banks. The level of these assets is dependent upon our operating, investing, lending and financing activities during any given period. At June 30, 1998, cash and cash equivalents totaled $1.2 million.

     Our primary investing activities include origination of loans and purchases of investment and mortgage-backed securities. During the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, purchases of investment and mortgage-backed securities totaled $3.0 million, $ 8.8 million and $7.0 million, respectively, while loan originations totaled $4.1 million, $4.3 million and $3.9 million, respectively. These investments were funded in part by loan and securities and mortgage-backed securities repayments and maturities and an increase in time certificates received for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996.

     At June 30, 1998, we had $82,000 in outstanding commitments to originate fixed-rate loans with rates that ranged from 7% to 8.99%. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Time certificates which are scheduled to mature in one year or less totaled $12.3 million at June 30, 1998. Based on historical experience management believes that a significant portion of such deposits will remain with us.

     We are subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see "Historical and Pro Forma Capital Compliance" and "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements."

IMPACT OF INFLATION AND CHANGING PRICES

     Our financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 128 "Earnings Per Share." SFAS 128 requires the disclosure of basic and diluted earnings per share. It establishes rules for calculating diluted earnings per share based upon the effect of agreements by publicly traded companies to issue additional stock. SFAS 128 is now effective and will require the Company, after the conversion, to report in addition to basic earnings per share, diluted earnings per share which would show, for example, the effect on earnings per share of the exercise of outstanding stock options, if any.

     In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," which requires that comprehensive income and its effect on equity must be disclosed prominently in the notes to the financial statements. Comprehensive income includes net income as adjusted for items that are recorded as direct entries to equity. Only the impact of unrealized gains or losses on securities available-for-sale is disclosed as an additional component of our income under the requirements of SFAS 130. SFAS 130 imposes disclosure requirements only and does not affect the Company's financial condition or results of operations. Comprehensive income (loss) for the six months ended June 30, 1998 was $71,000 and was $100,000 for 1997 and ($4,000) for 1996.

     In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. The Company anticipates that, in the near future, the Company's business will comprise only one segment and hence SFAS 131 will not have a material effect on its financial disclosures. However, if the Company engages in material non-banking business in the future, separate segment disclosure may be required.

     In February 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends existing disclosure rules regarding pension and other post-retirement benefits to standardize the disclosure formats effective for fiscal years beginning after December 15, 1997. Disclosures regarding pensions and other non-pension post-retirement benefits have been combined. SFAS 132 addresses disclosure issues only and does not require any substantive change in accounting treatment for the benefits covered by it. Hence, the implementation of SFAS 132 will have no effect on the Company's financial condition or results of operations.

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value depends on the intended use of the derivative and the type of risk being hedged. SFAS 133 is effective for the Company and the Bank for all fiscal quarters beginning January 1, 2000. Earlier adoption is permitted although we do not expect to do so.
SFAS No. 133 also permits certain reclassifications of securities among the trading, available for sale and held to maturity classifications. We have no current intention to reclassify any securities pursuant to SFAS 133. We do not presently use derivatives and the adoption of SFAS 133 is not expected to have a material impact on the Company's financial statements.


                      BUSINESS OF PEOPLES BANKCORP, INC.

     The Company is not an operating company and has not engaged in any significant business to date. It was formed in September 1998 as a New York-chartered corporation to be the holding company for Ogdensburg Federal Savings and Loan Association. The holding company structure and retention of proceeds will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions,
(iii) expansion within existing and into new market areas and (iv) stock repurchases without adverse tax consequences. There are no present plans regarding diversification, acquisitions or expansion or stock repurchases.

     Ogdensburg Federal has operated as an independent community oriented savings institution since 1888. It is our intention to continue to operate as an independent community oriented savings association following the conversion.

     Since the Company will own only one savings association, it generally will not be restricted in the types of business activities in which it may engage, provided that we retain a specified percentage of our assets in housing-related investments. The Company initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.


          BUSINESS OF OGDENSBURG FEDERAL SAVING AND LOAN ASSOCIATION

    The principal sources of funds for our activities are deposits and payments on loans. We are also able to borrow from the FHLB of New York, although historically we have done this rarely. Our deposits totaled $22.4 million at June 30, 1998. Funds are used principally for the origination of loans secured by first mortgages on one- to four-family residences which are located in our market area. Such loans totaled $12.4 million, or 65.55%, of our total loans receivable portfolio at June 30, 1998. We also originate other types of loans, including loans secured by commercial real estate and consumer loans, and purchase investment and mortgage-backed securities. Our principal source of revenue is interest received on loans and investments and our principal expense is interest paid on deposits.

MARKET AREA

    We consider our primary market area to be the City of Ogdensburg, and the surrounding townships of Lisbon, Oswegatchie, Madrid, Morristown, Heuvelton, Hammond, Depeyster, Macomb and Waddington and the village of Rennsselaer Falls, all of which are located in St. Lawrence County, New York. St. Lawrence County is the largest county east of the Mississippi in terms of total acreage. Ogdensburg is the eastern most United States port on the Great Lakes and the northern most port in New York and is adjacent to the Montreal-Ottawa-Toronto corridor. Although Ogdensburg is fairly rural with only approximately 13,000 residents, it is within a two hour drive of over 15 million people.

    The largest employers in Ogdensburg and the surrounding communities include the Ogdensburg Bridge and Port Authority, local government offices, U.S. Customs Office, Mater Dei College and Wadhams Hall Seminary College, Ogdensburg School District, Mitel Corporation, CompAS, and several local hospitals. By industry, the largest sectors of the Ogdensburg economy are retail, services and manufacturing. The average household income of $28,806 in 1997 for Ogdensburg was significantly below that of New York as a whole of $57,084 and the average for the United States of $50,540. The overall population of Ogdensburg has declined by approximately 5% from 1990 to 1997 as compared to marginal growth of 1% for New York State and a 7.5% growth rate for the United States.

BUSINESS STRATEGY

    Historically, our principal business strategy has been that of operating a community-oriented institution which emphasizes residential real estate loans. Our loans have typically been secured by properties located within our market area. In recent years we have increased our originations of consumer loans, particularly automobile loans, and have engaged in a limited amount of commercial real estate and commercial business lending. The proceeds from the conversion will enable us to continue growing and continue to meet the needs of the market in which we do business. We do not anticipate that the mix of loans that we will originate will change after conversion although we will consider adding to our products and services as the competition within our market demands.

LENDING ACTIVITIES

    Most of our loans are mortgage loans which are secured by one- to four-family residences. We also make consumer, residential construction and commercial real estate and commercial business loans. Following the conversion, we believe there will be sufficient demand in our market area to continue our policy of emphasizing lending in the one- to four- family real estate loan area and continue originating various types of consumer loans.

     At June 30, 1998, our gross loans totaled $18.9 million of which $12.4 million were mortgage loans secured by one-to four-family residences. We originate both fixed rate mortgage and ARM loans. Generally, all of the consumer loans we originate have fixed rates, with the exception of home equity lines of credit.

     The following table sets forth information concerning the types of loans held by us at the dates indicated.


                                                                    AT DECEMBER 31,
                                         AT JUNE 30,        ----------------------------------
                                             1998                1997               1996
                                    ---------------------   ----------------  ----------------
                                       AMOUNT        %      AMOUNT      %      AMOUNT     %
                                    ------------  -------  --------  -------  --------  ------
                                                        (DOLLARS IN THOUSANDS)
Type of Loan:
----------------------------------
Real estate loans:
 One- to four-family residential..      $12,377    65.55%  $11,893    70.56%  $11,838   76.37%
 Commercial.......................          726     3.84       706     4.19       553    3.57
 Construction.....................          199     1.05        67     0.40       115    0.74

Other loans:
 Automobile.......................        3,299    17.47     2,121    12.58     1,400    9.03
 Home equity......................        1,061     5.62     1,226     7.27       903    5.83
 Passbook.........................          219     1.16       217     1.29       270    1.74
 Commercial.......................          200     1.06       100     0.59        --      --
 Other consumer...................          803     4.25       526     3.12       422    2.72
                                        -------   ------   -------   ------   -------  ------
                                         18,884   100.00%   16,856   100.00%   15,501  100.00%
                                                  ======             ======            ======

Less:
 Deferred fees....................           21                 24                 26
 Allowance for loan losses........          165                164                116
                                        -------            -------            -------
  Total...........................      $18,698            $16,668            $15,359
                                        =======            =======            =======

     The following table sets forth the estimated maturity of our loan portfolio at December 31, 1997. The table does not include the effects of possible prepayments or scheduled repayments. One- to four-family mortgage loans, commercial real estate loans and home equity loans are shown as maturing based on the earlier of the date of repricing or the date of the last payment required by the loan agreement.



                                                                      DUE AFTER      DUE AFTER
                                        DUE DURING THE YEAR ENDING    3 THROUGH      5 THROUGH     DUE OVER 10
                                                DECEMBER 31,        5 YEARS AFTER  10 YEARS AFTER  YEARS AFTER
                                           ---------------------     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1998    1999    2000         1997          1997            1997          TOTAL
                                           ------  -----   -----        ------        ------          ------        -------
                                                                           (IN THOUSANDS)
Real Estate:
 One- to four-family residential..         $7,703  $  51   $  27        $  398        $  937          $2,777        $11,893
 Commercial.......................            348     --      --           271            --              87            706
 Construction.....................             31     --      --            --            --              36             67
Automobile and other..............             51    214     437         1,726           219              --          2,647
Home equity.......................          1,226     --      --            --            --              --          1,226
Passbook..........................             89     33      55            22            18              --            217
Commercial........................            100     --      --            --            --              --            100
                                           ------  -----   -----        ------        ------          ------        -------
  Total...........................         $9,548  $ 298   $ 519        $2,417        $1,174          $2,900        $16,856
                                           ======  =====   =====        ======        ======          ======        =======

     The next table shows at December 31, 1997, the dollar amount of all our loans which have fixed interest rates and have floating or adjustable interest rates.


                                    PREDETERMINED     FLOATING OR
                                        RATES      ADJUSTABLE RATES
                                    -------------  ----------------
                                            (IN THOUSANDS)

Real Estate:
 One- to four-family residential..         $3,553           $ 8,340
 Commercial.......................             87               619
 Construction.....................             36                31
Automobile and other..............          2,647                --
Home equity.......................             --             1,226
Passbook..........................            217                --
Commercial........................             --               100
                                           ------           -------
  Total...........................         $6,540           $10,316
                                           ======           =======


     ONE- TO FOUR-FAMILY RESIDENTIAL LOANS. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in our primary market area. We generally originate one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price with a maximum loan amount of $200,000 and a maximum term of 30 years. We also offer a first-time homebuyer program pursuant to which loans may be made in amounts up to 90% of the lesser of the appraised value or purchase price with the same maximum loan amount and terms as our other mortgage loans.

     We also offer ARM loans. The interest rate on ARM loans is based on an index plus a stated margin. ARM loans provide for periodic interest rate adjustments upward or downward of up to 2% per year. The interest rate may not increase above a "ceiling rate" established at the time the loan is originated and may not decrease below the original interest rate. Generally, ARM loans typically reprice every year and provide for terms of up to 30 years with most loans having terms of between 10 and 20 years.

     ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 1998, approximately 55% of the one- to four-family residential loans we held had adjustable rates of interest.

     Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

    RESIDENTIAL CONSTRUCTION LOANS. We make a limited number of residential construction loans on one- to four-family residential properties to the individuals who will be the owners and occupants upon completion of construction. Borrowers are required to pay interest during the construction period which may not last beyond 12 months. Upon completion of the construction, the loan converts to a fully amortizing mortgage loan. Loan proceeds are disbursed according to a draw schedule and we inspect the progress of the construction before additional funds are disbursed. Construction loans are offered on either a fixed or adjustable basis.

    Construction lending is generally considered to involve a higher degree of credit risk than long term financing of residential properties. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, we may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

    COMMERCIAL REAL ESTATE LOANS. We offer limited commercial real estate loans secured by small apartment buildings, office buildings, and other commercial properties. Loan amounts do not exceed 75% of the appraised value of the property. At June 30, 1998, we had a participation interest in a commercial real estate loan originated by the Thrift Associations Service Corporation ("TASCO"), a service corporation owned by various thrift institutions operating in New York State. Our interest in this loan amounted to $269,000 and was secured by an office building. This loan was on nonaccrual status at June 30, 1998 due to a prior history of late payments. At June 30, 1998, the borrower had resumed making payments but due to the prior history of delinquent payments, such loan remained on nonaccrual status.

    Commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area and to borrowers who are otherwise well known to us.

    COMMERCIAL BUSINESS LOANS. We engage in a limited amount of commercial business lending to benefit from the higher fees and interest rates and the shorter term to maturity. Our commercial business loans consist of equipment, lines of credit and other business purpose loans, which generally are secured by either the underlying properties or by the personal guarantees of the borrower. Our largest commercial business loan at June 30, 1998 had a balance of $200,000 and was made to a local auto dealer.

    Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment.

    CONSUMER LOANS. We offer various types of consumer loans in order to provide a wider range of financial services to our customers. Consumer loans totaled $5.4 million, or 28.50%, of our total loans at June 30, 1998. Our consumer loans consist of automobile, home equity lines of credit, passbook, personal unsecured loans, boat loans, home improvement loans and equipment loans. Home equity lines of credit have a maximum draw period of ten years with a maximum term of 20 years. Passbook and certificate of deposit secured loans are offered up to the maximum of the deposit balance and are due on demand.

    We offer loans for both new and used automobiles with maximum terms of five years and maximum loan amounts of $30,000.

    Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

    LOAN APPROVAL AUTHORITY AND UNDERWRITING. Our President may approve all consumer loans up to $30,000. All other loans require the approval of our board of directors.

    Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are prepared by outside fee appraisers who are approved by the board of directors.

    Either title insurance or a title opinion is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

    LOAN ORIGINATIONS. The following table sets forth certain information with respect to our loan originations and purchases for the periods indicated. We have not purchased or sold any loans in the secondary market in recent years.

                                               SIX MONTHS ENDED           YEAR ENDED
                                                   JUNE 30,              DECEMBER 31,
                                              ------------------     -------------------
                                               1998        1997       1997         1996
                                              ------      ------     ------       ------
                                                            (IN THOUSANDS)
Loans originated:
Real estate loans:
 One- to four-family residential..            $1,708      $  697     $1,501       $1,953
 Commercial.......................                35          90        104          115
Automobile........................             1,726         677      1,674          908
Home equity.......................                30         249        473          472
Passbook..........................                36          28         64          199
Commercial........................               100          --        100           --
Other consumer....................               430         152        425          224
                                              ------      ------     ------       ------
  Total loans originated..........            $4,065      $1,893     $4,341       $3,871
                                              ======      ======     ======       ======


     LOAN COMMITMENTS. Written commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 30 days of the date of issuance. At June 30, 1998, commitments to cover originations of mortgage loans were $302,000. We believe that virtually all of our commitments will be funded.

     LOANS TO ONE BORROWER. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000, or 15%, of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan-to-one borrower limit was $500,000 at June 30, 1998. At June 30, 1998, our largest loan concentration outstanding had a balance of $385,000.

NONPERFORMING AND PROBLEM ASSETS

    LOAN DELINQUENCIES. Generally when a mortgage loan becomes 15 days past due, a notice of nonpayment is sent to the borrower. If after 30 days payment is still delinquent, the borrower will receive a formal delinquency notice. The borrower will be contacted by telephone or visited personally if the loan remains delinquent after 45 days. If the loan continues in a delinquent status for 120 days past due and no repayment plan is in effect, the loan will be referred to an attorney for collection, with foreclosure commenced no later than 180 days. The customer will be notified when foreclosure is commenced. At June 30, 1998, our loans past due between 30 and 89 days totaled $370,000.

     Loans are reviewed on a monthly basis and are generally placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

    NONPERFORMING ASSETS. The following table sets forth information regarding nonaccrual loans and real estate owned. As of the dates indicated, we had no loans categorized as troubled debt restructurings within the meaning of SFAS 114 and no loans which were 90 days or more past due and still accruing interest.


                                                     AT       AT DECEMBER 31,
                                                  JUNE 30,   -----------------
                                                    1998       1997     1996
                                                  ---------  --------  -------
                                                     (DOLLARS IN THOUSANDS)
Loans accounted for on a nonaccrual basis: (1)
 Real estate:
  One- to four-family residence.................     $  31     $  22    $  --
  Commercial....................................       269       271       --
  Construction..................................        --        --       --
 Automobile.....................................         3        --       --
 Home equity....................................        --        --       --
 Passbook.......................................        --        --       --
 Commercial.....................................        --        --       --
 Other..........................................        --        --        9
                                                     -----     -----   ------
  Total.........................................     $ 303     $ 293    $   9
                                                     =====     =====   ======

Accruing loans which are contractually
 past due 90 days or more:
 Real estate:
  One- to four-family residence.................     $  --     $  --    $  --
  Commercial....................................        --        --       --
  Construction..................................        --        --       --
 Automobile.....................................        --        --       --
 Home equity....................................        --        --       --
 Passbook.......................................        --        --       --
 Commercial.....................................        --        --       --
 Other..........................................        --        --       --
                                                     -----     -----   ------
  Total.........................................     $  --     $  --    $  --
                                                     =====     =====   ======
  Total nonperforming loans.....................     $ 303     $ 293    $   9
                                                     =====     =====   ======

Percentage of total loans.......................      1.61%     1.74%    0.06%
                                                     =====     =====   ======
Other non-performing assets (2).................     $  40     $  40    $  --
                                                     =====     =====   ======
Loans modified in troubled debt restructurings..     $  --     $  --    $  --
                                                     =====     =====   ======
-------------------------

(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.
(2) Other nonperforming assets represents property acquired by us through foreclosure or repossession. This property is carried at its fair value less costs to sell.

     At June 30, 1998, our largest nonaccrual loan consisted of our $269,000 participation interest in a $3.2 million loan originated by TASCO. The borrower on such loan was making payments at such date but, due to a prior delinquency history, the loan remained on nonaccrual status. See " -- Commercial Real Estate Loans."

     During the six months ended June 30, 1998 and the year ended December 31, 1997, we would have recorded additional interest income of approximately $1,000 and $8,000, respectively, on nonaccrual loans if such loans had been current throughout the period. During the six months ended June 30, 1998, we recorded income on the TASCO loan on the cash basis as payments were received. We did not include any income on nonaccrual loans during such periods with the exception that payments on the TASCO loan were recorded on a cash basis as they were received during the six months ended June 30, 1998. At June 30, 1998, we did not have any loans which were not classified as nonaccrual, 90 days past due or restructured, but where known information causes us to have serious concerns as to the ability of these borrowers to comply with their current loan terms.

     CLASSIFIED ASSETS. OTS regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings associations such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings association will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full, on the basis of currently existing facts, conditions, and, values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

     When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

     At June 30, 1998, none of our assets were classified as special mention, doubtful or loss but we had $74,000 in loans classified as substandard.

     FORECLOSED REAL ESTATE. Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses. At June 30, 1998, we had one property which we received in lieu of foreclosure. The property was carried on our books at $40,000 and has an appraised value in excess of its carrying value. Subsequent to June 30, 1998, the property was sold for $30,000.

     ALLOWANCE FOR LOAN LOSSES. Our policy is to provide for losses on unidentified loans in our loan portfolio. A provision for loan losses is charged to operations based on management's evaluation of the potential losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

     We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, actual losses could exceed the balance of the allowance for loan losses and additional provisions for loan losses could be required. In addition, our determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance.

     The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

                                         SIX MONTHS ENDED      YEAR ENDED
                                              June 30,        DECEMBER 31,
                                        -------------------  --------------
                                           1998      1997     1997    1996
                                        ----------  -------  ------  ------
                                            (DOLLARS IN THOUSANDS)
Balance at beginning of period........      $ 164    $ 116   $ 116   $ 116

Loans charged off:
 Real estate mortgage:
  One- to four-family residential.....         --       --      --      --
  Commercial..........................         --       --       3      --
  Construction........................         --       --      --      --
 Automobile...........................          3       --       3      --
 Home equity..........................         --       --      --      --
 Passbook.............................         --       --      --      --
 Commercial...........................         --       --      --      --
 Other................................         --        2       3      --
                                            -----   ------   -----   -----
Total charge-offs.....................          3        2       9      --
                                            -----   ------   -----   -----

Recoveries:
 Real estate mortgage:
  One- to four-family residential.....         --       --      --      --
  Commercial..........................         --       --      --      --
   Construction.......................         --       --      --      --
 Automobile...........................         --       --      --      --
 Home equity..........................         --       --      --      --
 Passbook.............................         --       --      --      --
 Commercial...........................         --       --      --      --
 Other................................          1       --      --      --
                                            -----   ------   -----   -----
Total recoveries......................          1       --      --      --
                                            -----   ------   -----   -----

Net loans charged off.................          2        2       9      --
                                            -----   ------   -----   -----

Provision for loan losses.............          3       --      57      --
                                            -----   ------   -----   -----
Balance at end of period..............      $ 165    $ 114   $ 164   $ 116
                                            =====   ======   =====   =====

Ratio of net charge-offs to average
 loans outstanding during the period..       0.01%    0.01%   0.06%   0.00%
                                            =====   ======   =====   =====

     The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.


                                                                                     AT DECEMBER 31,
                                                                       ---------------------------------------------
                                           AT JUNE 30, 1998                    1997                  1996
                                     ------------------------------    ----------------------  ---------------------
                                                         PERCENT OF              PERCENT OF             PERCENT OF
                                                       LOANS IN EACH           LOANS IN EACH          LOANS IN EACH
                                                        CATEGORY TO             CATEGORY TO            CATEGORY TO
                                          AMOUNT        TOTAL LOANS    AMOUNT   TOTAL LOANS    AMOUNT  TOTAL LOANS
                                     ----------------  --------------  ------  --------------  ------  ------------
                                                                   (DOLLARS IN THOUSANDS)
Real estate mortgage:
 One- to four-family residential...        $ 32            19.39%        $ 32        19.51%      $ 41       35.34%
 Commercial........................          12             7.27           47        28.66         11        9.48
 Construction......................           1             0.61            1         0.61          3        2.59
Automobile.........................          85            51.52           53        32.32         29       25.00
Home equity........................          16             9.70           18        10.97         19       16.38
Passbook...........................          --               --           --           --         --          --
Commercial.........................          --               --           --           --         --          --
Other..............................          19            11.51           13         7.93         13       11.21
                                           ----           ------         ----       ------       ----      ------
  Total allowance for loan losses..        $165           100.00%        $164       100.00%      $116      100.00%
                                           ====           ======         ====       ======       ====      ======


INVESTMENT ACTIVITIES

    SECURITIES. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. See "Regulation -- Regulation of the Association -- Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) our projections as to the short-term demand for funds to be used in loan origination and other activities. At June 30, 1998, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) bankers' acceptances, (vi) time certificates, (vii) federal funds, including FHLB overnight and term deposits (up to six months), and (viii) investment grade corporate bonds, commercial paper and mortgage derivative products. See " -- Mortgage-Backed
Securities."   The board of directors may authorize additional investments.

    Our securities at June 30, 1998 did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States Government or its agencies.

     MORTGAGE-BACKED SECURITIES. To supplement lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of one- to four-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. Our mortgage-backed securities portfolio consists of participations or pass-through certificates issued by the Government National Mortgage Association ("GNMA"). GNMA certificates are guaranteed as to principal and interest by the full faith and credit of the United States. Our mortgage-backed securities portfolio was classified as "held to maturity" at June 30, 1998.

     Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

     The following table sets forth the carrying value (i.e., amortized cost) of our investment securities and mortgage-backed securities, at the dates indicated. At June 30, 1998, the market value of our investment and mortgage-backed securities portfolio, designated held to maturity, was $3.6 million.

     The following table sets forth the carrying value of our investment securities and mortgage-backed portfolio at the dates indicated.

                                         AT     AT DECEMBER 31,
                                      JUNE 30,  ---------------
                                        1998     1997     1996
                                      --------  -------  ------
                                        (DOLLARS IN THOUSANDS)
Securities available-for-sale:
 Mortgage-backed securities - GNMA..    $   --   $  737  $  804
Securities held to maturity :
 U.S. Government securities.........     3,482    3,962   3,470
 Mortgage-backed securities - GNMA..        64       69      91
                                        ------   ------  ------
  Total investments.................    $3,546   $4,768  $4,365
                                        ======   ======  ======


     The following table sets forth the scheduled maturities, carrying values, market values and average yields for our investment portfolio at June 30, 1998.


                                                                                        MORE THAN TEN
                            ONE YEAR OR LESS   ONE TO FIVE YEARS   FIVE TO TEN YEARS        YEARS        TOTAL INVESTMENT PORTFOLIO
                           ------------------  -----------------   -----------------  ------------------  -------------------------
                           CARRYING  AVERAGE   CARRYING  AVERAGE   CARRYING  AVERAGE  CARRYING  AVERAGE   CARRYING  MARKET  AVERAGE
                            VALUE     YIELD     VALUE     YIELD     VALUE     YIELD    VALUE     YIELD     VALUE    VALUE    YIELD
                           --------  --------  --------  --------  --------  -------  --------  --------  --------  ------  --------
                                                                         (DOLLARS IN THOUSANDS)
Securities
 held-to-maturity:
 U.S. Government and
  agency securities........  $1,482     5.26%     2,000     5.87%        --       --       $--       --%    $3,482  $3,481     5.59%
 Mortgage-backed
  securities - GNMA........      --                  --                  --       --        64    11.00         64      71    11.00
                           --------            --------            --------           --------            --------  ------
  Total....................  $1,482              $2,000                 $--                $64              $3,546  $3,552
                           ========            ========            ========           ========            ========  ======

SOURCES OF FUNDS

     Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and, to a much lesser extent, maturities of investment securities and mortgage-backed securities, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

     DEPOSITS. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate. The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

     At June 30, 1998, time certificates in amounts of $100,000 or more constituted $1.7 million, or 7.51%, of the deposit portfolio. The majority of these certificates represent deposits from long-standing customers.

     At June 30, 1998, our deposits were represented by the various types of savings programs described below.


INTEREST                                        MINIMUM    BALANCES IN  PERCENTAGE OF
RATE          CATEGORY                          AMOUNT      THOUSANDS   TOTAL DEPOSITS
------------  -----------------------------  ------------  -----------  --------------
  -- %        Demand accounts                $        100    $   735         3.29%
 3.09%        Savings and club accounts               100      3,131        14.00
 1.01%-2.57%  NOW and money market accounts  100 to 2,500      1,971         8.82

              TIME CERTIFICATES
              -----------------------------
 4.00-4.99%   Fixed-term, fixed-rate                1,000        114         0.51%
 5.00-5.99%   Fixed-term, fixed-rate                1,000     15,727        70.35
 6.00-6.99%   Fixed-term, fixed-rate                1,000        675         3.03
                                                             -------       ------
                                                             $22,356       100.00%
                                                             =======       ======

     The following table sets forth our time certificates classified by interest rate at the dates indicated.

                                         AT            AT DECEMBER 31,
                                      JUNE 30,      -------------------
                                        1998          1997        1996
                                      -------       -------     -------
                                                (IN THOUSANDS)
     4.00 - 4.99%................     $   114       $   111     $ 2,205
     5.00 - 5.99%................      13,748        10,928       9,396
     6.00 - 6.99%................       2,657         5,267       3,757
                                      -------       -------     -------
                                      $16,519       $16,306     $15,358
                                      =======       =======     =======

     The following table sets forth the amount and maturities of our time certificates at June 30, 1998. Approximately 83.23% of such time certificates has interest rates from 5.00% to 5.99%.

                                  AMOUNT DUE
        ---------------------------------------------------------------
         WITHIN
        ONE YEAR  1-2 YEARS  2-3 YEARS  3-4 YEARS  4-5 YEARS    TOTAL
        --------  ---------  ---------  ---------  ---------  ---------
                                (IN THOUSANDS)
        $12,267     $3,658      $420       $160       $14      $16,519
        =======     ======      ====       ====       ===      =======

     The following table sets forth our deposit activity for the periods indicated:

                                                      INCREASE                              INCREASE
                                                     (DECREASE)                            (DECREASE)
                              BALANCE AT                FROM       BALANCE AT                 FROM       BALANCE AT
                               JUNE 30,     % OF    DECEMBER 31,  DECEMBER 31,    % OF    DECEMBER 31,  DECEMBER 31,    % OF
                                 1998     DEPOSITS      1997          1997      DEPOSITS      1996          1996      DEPOSITS
                              ----------  --------  ------------  ------------  --------  ------------  ------------  --------
                                                                    (DOLLARS IN THOUSANDS)
Demand accounts............     $   735      3.29%   $      97       $   638       2.93%    $     168      $   470       2.29%
Savings and club accounts..       3,131     14.00          398         2,733      12.56            46        2,687      13.12
Time certificates..........      16,519     73.89          213        16,306      74.92           948       15,358      74.96
NOW and money market
 accounts..................       1,971      8.82         (117)        2,088       9.59           114        1,974       9.63
                                -------    ------    ---------       -------     ------     ---------      -------     ------
  Total....................     $22,356    100.00%   $     591       $21,765     100.00%    $   1,276      $20,489     100.00%
                                =======    ======    =========       =======     ======     =========      =======     ======

     The following table indicates the amount of our time certificates of $100,000 or more by original maturity as of June 30, 1998.

                                              CERTIFICATES
        ORIGINAL MATURITY                      OF DEPOSIT
        -----------------                     ------------
                                             (IN THOUSANDS)
        Three months or less..............       $   --
        Over three through six months.....          264
        Over six through 12 months........          873
        Over 12 months....................          543
                                                 ------
           Total..........................       $1,680
                                                 ======

     BORROWINGS. Advances (borrowings) may be obtained from the FHLB of New York to supplement our supply of lendable funds. Advances from the FHLB of New York are typically secured by a pledge of our stock in the FHLB of New York, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. At June 30, 1998, we did not have any borrowings outstanding.

COMPETITION

     We compete for deposits with other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and
multi-state regional banks in our market area.   We also compete for funds with
insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions. Our competition comes from commercial banks, thrift institutions, credit unions and mortgage bankers, many of whom have greater resources than we have.

PROPERTIES

    The following table sets forth certain information regarding our main office which is our only location.

                                               BOOK VALUE AT                      DEPOSITS AT
                         YEAR    OWNED OR         JUNE 30,         APPROXIMATE      JUNE 30,
                        OPENED    LEASED          1998 (1)        SQUARE FOOTAGE      1998
                        ------  ---------      -------------      --------------  -----------
                                           (DOLLARS IN THOUSANDS)
MAIN OFFICE:             1987     Owned            $ 425               2,800        $ 22,356
825 State Street
Ogdensburg, NY 13669

_____________
(1)  Cost less accumulated depreciation and amortization.

PERSONNEL

     At June 30, 1998, we had six full-time and one part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

LEGAL PROCEEDINGS

     We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.


                                 REGULATION

     Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulations.

GENERAL

     As a federally chartered, SAIF-insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements, and the OTS periodically examines us for compliance with various regulatory requirements. The FDIC also has authority to conduct periodic examinations of us. We must file reports with the OTS describing our activities and our financial condition and we must obtain approvals from regulatory authorities before entering into certain transactions such as the conversion or mergers with other financial institutions. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System"). Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents. This supervision and regulation
are primarily intended to protect depositors.   The regulatory structure also
gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.



     In addition, from time to time, there have been various legislature efforts that, if enacted, could have a material impact on us. As of the date of the prospectus, no formal legislative proposal of this type is pending.

REGULATION OF THE ASSOCIATION

     INSURANCE OF DEPOSIT ACCOUNTS. The FDIC maintains two separate funds for the insurance of deposits up to prescribed statutory limits. The Bank Insurance Fund ("BIF") insures the deposits of commercial banks and the SAIF insures the deposits of savings associations. We are a member of the SAIF. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

     Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits such as ours which are insured by the SAIF. On September 30, 1996, President Clinton signed into law legislation which included provisions designed to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF. Under this law, institutions with deposits insured by the SAIF were required to pay a special assessment equal to $0.657 per $100 of SAIF-assessable deposits held at March 31, 1995. We recognized this special assessment of $128,000 during the quarter ended September 30, 1996 and were required to pay the assessment on November 27, 1996.

     Beginning January 1, 1997, our annual deposit insurance premium was reduced from 0.23% to 0.0644% of total assessable deposits. BIF institutions still pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate being paid by SAIF institutions on their deposits with respect to obligations issued by the Financing Corp., a federally chartered corporation which provided some of the financing required to resolve the thrift crisis in the 1980s.

     The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law.

     REGULATORY CAPITAL REQUIREMENTS. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to at least 1.5 % of total adjusted assets, (2) core capital equal to at least 3.0% of total adjusted assets, and (3) risk-based capital equal to at least 8.0% of total risk-weighted assets. In addition, the OTS may require that a savings institution that has a risk-based capital ratio less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (3.0% if the institution has received the highest rating on its most recent examination) take certain actions to increase its capital ratios. If the institution's capital is significantly below the minimum required levels or if it is unsuccessful in increasing its capital ratios, the OTS may significantly restrict its activities.

    Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain non-withdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less non-qualifying intangible assets, certain mortgage servicing rights and certain investments. Tier 1 has the same definition as core capital.

     Risk-based capital equals the sum of core capital plus supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan
losses.   Overall, supplementary capital is limited to 100% of core capital.  A savings institution must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets. At June 30, 1998, we were in compliance with all regulatory capital requirements as is shown on the table below.

                                                     PERCENT OF
                                          AMOUNT     ASSETS (1)
                                        ----------   ----------
                                         (DOLLARS IN THOUSANDS)
     Tangible capital................      $1,648        6.8%
     Tangible capital requirement....         364        1.5
                                           ------       ----
        Excess.......................      $1,284        5.3%
                                           ======       ====

     Core capital (2)................      $1,648        6.8%
     Core capital requirement........         727        3.0
                                           ------       ----
        Excess.......................      $  921        3.8%
                                           ======       ====

     Risk-based capital..............      $1,813       13.2%
     Risk-based capital requirement..       1,100        8.0
                                           ------       ----
        Excess.......................      $  713        5.2%
                                           ======       ====

-------------------------
(1) Based on adjusted total assets for purposes of the tangible capital and core capital requirements and risk-weighted assets for purpose of the risk-based capital requirement.
(2) Reflects the capital requirement which the Bank must satisfy to avoid regulatory restrictions that may be imposed pursuant to prompt corrective action regulations. The core requirement applicable to the Bank may increase if the OTS amends its capital regulations, as it has proposed, in response to the more stringent leverage ratio adopted by the Office of the Comptroller of the Currency for national banks.

    The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. Due to our size and risk-based capital level, we are exempt from the interest rate risk component.

    DIVIDEND AND OTHER CAPITAL DISTRIBUTION LIMITATIONS. OTS regulations require us to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company. The OTS may prohibit the payment of dividends by us to the Company. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the conversion. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Ogdensburg Federal Savings and Loan Association -- Liquidation Account."

    OTS regulations limit upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all of its fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100.0% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of June 30, 1998, we qualified as a Tier 1 institution.

    In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make a capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

    A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

    QUALIFIED THRIFT LENDER TEST. Savings institutions must meet a Qualified Thrift Lender test. We must maintain at least 65.0% of our portfolio assets (total assets less intangible assets, property we use in conducting our business and liquid assets in an amount not exceeding 20.0% of total assets) in Qualified Thrift Investments to satisfy the test. Qualified Thrift Investments consist primarily of residential mortgage loans and mortgage-backed and other securities related to domestic, residential real estate or manufactured housing. The shares of stock we own in the FHLB of New York also qualify as Qualified Thrift Investments. Subject to an aggregate limit of 20.0% of portfolio assets, we may also count the following as Qualified Thrift Investments: (i) 50.0% of the dollar amount of residential mortgage loans originated for sale, (ii) investments in the capital stock or obligations of any service corporation or operating subsidiary as long as such subsidiary derives at least 80% of its revenues from domestic housing related activities, (iii) 200% of the dollar amount of loans and investments to purchase, construct or develop "starter homes," subject to certain other restrictions, (iv) 200% of the dollar amount of loans for the purchase, construction or development of domestic residential housing or community centers in "credit needy" areas or loans for small businesses located in such areas, (v) loans for the purchase, construction or development of community centers, (vi) loans for personal, family, household or educational purposes, subject to a maximum of 10% of portfolio assets, and (vii) shares of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association stock.

    If we satisfy the test, we will continue to enjoy full borrowing privileges from the FHLB of New York. If we do not satisfy the test we may lose our borrowing restrictions and be subject to activities and branching restrictions applicable to national banks. Compliance with the Qualified Thrift Lender test is determined on a monthly basis in nine out of every 12 months. As of June 30, 1998, we were in compliance with our Qualified Thrift Lender requirement with approximately 92.63% of our assets invested in Qualified Thrift Investments.

    TRANSACTIONS WITH AFFILIATES. Generally, transactions between a savings institution and its affiliates are subject to certain limitations. Such transactions must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided
by affiliates in order to receive loans from the savings institution.   Our
affiliates include the Company and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

    LOANS TO DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS. Loans from us to our directors, executive officers and, subsequent to the conversion, our principal stockholders may not be made on terms more favorable than those afforded to other borrowers. In addition, we cannot make loans in excess of certain levels to directors, executive officers or 10% or greater stockholders (or any of their affiliates) unless the loan is approved in advance by a majority of our board of directors with any "interested" director not voting.
We are also prohibited from paying any overdraft of any of our executive officers or directors. We are also subject to certain other restrictions on the amount and type of loans to executive officers and directors and must annually report such loans to our regulators.

    LIQUIDITY REQUIREMENTS. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At June 30, 1998, our required liquid asset ratio was 4% and our actual ratio was 23.35%. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

    FEDERAL HOME LOAN BANK SYSTEM. We are a member of the FHLB of New York, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

    As a member, we are required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 1/20 of our advances from the FHLB of New York, whichever is greater. At June 30, 1998, we had $139,000 in FHLB stock, at cost, which was in compliance with this requirement.

    FEDERAL RESERVE SYSTEM. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time certificates. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At June 30, 1998, our reserve met the minimum level required by the Federal Reserve System.

HOLDING COMPANY REGULATION

    GENERAL. The Company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of the Company.

    The Company will also be required to file certain reports with, and comply with the rules and regulations of the SEC under the federal securities laws.

    ACTIVITIES RESTRICTIONS. Since the Company will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the Qualified Thrift Lender Test. If the Company controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a Qualified Thrift Lender and were acquired in a supervised acquisition. See " -- Qualified Thrift Lender Test."

     RESTRICTIONS ON ACQUISITIONS. The Company must obtain approval from the OTS before acquiring control of any other savings institution or savings and loan holding company, substantially all the assets thereof or in excess of 5% of the outstanding shares of another savings institution or savings and loan holding company. The Company's directors and officers or persons owning or controlling more than 25% of the Company's stock, must also obtain approval of the OTS before acquiring control of any savings institution or savings and loan holding company.

     The OTS may only approve acquisitions that will result in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or
(iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     FEDERAL SECURITIES LAW. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the common stock. Upon completion of the conversion, the common stock will be registered with the SEC under the Exchange Act and, under OTS regulations, generally may not be deregistered for at least three years thereafter. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

     The registration under the Securities Act of the common stock does not cover the resale of such shares. Shares of the common stock purchased by persons who are not affiliates of the Company may generally be resold without registration. Shares purchased by an affiliate of the Company will be subject to certain resale restrictions. As long as the Company meets the current public information requirements, each affiliate of the Company who complies with the other conditions would be able to sell a limited number of shares based upon the number of shares outstanding and the average trading volume for the common stock.


                                 TAXATION
FEDERAL TAXATION

    We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.
However, prior to August 1996, savings institutions such as us, which met certain definitional tests and certain other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim for tax purposes with respect to additions to its reserve for bad debts for "qualifying real property loans" could be based upon our actual loss experience (the "experience method") or as a percentage of our taxable income (the "percentage of taxable income method"). Historically, we used the method that would allow us to take the largest deduction.

     In August 1996, the Code was revised to equalize the taxation of savings institutions and banks. Savings institutions, such as us, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts may only take a tax deduction when a loan is actually charged off. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on us. At June 30, 1998, we had $426,000 of post-1987 bad-debt reserves.

     Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution (including distributions made on dissolution or liquidation), unless we include the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

     The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In tax years beginning after December 31, 1997, a "small" corporation will not be subject to the AMT because its tentative minimum tax will be treated as zero. For a tax year beginning in 1988, a corporation that has had average annual gross receipts of $5,000,000 or less for its 1995-1997 tax years will be a small corporation. Once a corporation is recognized as a small corporation, it will continue to be exempt from AMT as long as its average annual gross receipts for the prior 3-year period is not in excess of $7,500,000. If a corporation ceases to be a small corporation, the AMT will apply prospectively only.

     The Company may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed our self of the percentage of taxable income bad debt deduction method.

     Our federal income tax returns have not been audited by the IRS.

STATE TAXATION

     We and the Company will report income on a combined basis to New York State. We are subject to the New York State franchise tax on banking corporations. The New York State tax on banking corporations is imposed in an annual amount of the greater (i) 9% of our "Entire Net Income" allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The applicable alternative minimum tax is generally the greater of (i) a percentage

(0.01%, 0.004% or 0.002%, depending upon the nature and mix of our assets and on the ratio of its net worth to the value of its assets) of the value of our assets allocable to New York State with certain modifications, (ii) 3 1/2% of our "Alternative Entire Net Income" allocable to New York State or (iii) $325.00.

     For purposes of the New York State tax on banking corporations, "Entire Net Income" is similar to federal taxable income, subject to certain modifications (including the fact that net operating losses cannot be carried back or carried forward), and "Alternative Entire Net Income" is similar to "Entire Net Income," subject to certain further modifications.

                           MANAGEMENT OF THE COMPANY

    Our board of directors consists of the same individuals who serve as directors of Ogdensburg Federal Savings and Loan Association. Our certificate of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by the board and serve at the board's discretion.

    The following individuals will serve as executive officers of the Company.

        NAME             POSITION(S) WITH THE COMPANY
        ----             ----------------------------
    Robert E. Wilson     President and Chief Executive Officer
    Todd R. Mashaw       Vice President, Secretary/Treasurer

         MANAGEMENT OF OGDENSBURG FEDERAL SAVING AND LOAN ASSOCIATION

DIRECTORS AND EXECUTIVE OFFICERS

     Our board of directors is composed of five members, each of whom serves for a term of three years. Our proposed stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers are elected annually by our board and serve at the board's discretion.

    The following table sets forth information with respect to our directors, all of whom will continue to serve in the same capacities after the conversion. We have no other executive officers.


                             AGE AS OF           POSITION(S)WITH         DIRECTOR   TERM
NAME                       JUNE 30, 1998         THE ASSOCIATION          SINCE    EXPIRES
-----------------------    -------------  -----------------------------  --------  -------
Anthony P. LeBarge, Sr.          49       Director                         1991      2001
Robert E. Hentschel              63       Chairman                         1992      1999
Wesley L. Stitt                  68       Director                         1980      1999
Robert E. Wilson                 60       President and Chief Executive
                                          Officer; Director                1966      2000
George E. Silver                 58       Director                         1989      2001
Todd R. Mashaw                   35       Vice President                   N/A       N/A

     The business experience for the past five years of each of the directors and executive officers is as follows:

     ANTHONY P. LEBARGE served as our Chairman of the Board until January 1998. He is the general manger of Noco Energy Corp. He is a member of S.U.N.Y. Canton College Council and the Masonic Lodge No. 128.

     ROBERT E. HENTSCHEL serves as our Chairman of the Board of Directors. He is a general surgeon in private practice and has been the Regional Medical Director of the New York State Department of Corrections, Riverview Corrections Facility, since 1984. He is a Board member and past president of the Remington Art Museum and is a Board member of AAA Automobile Travel Club.

     WESLEY L. STITT has been retired since 1990. Prior to his retirement, he was the Superintendent of Schools of the Ogdensburg City Schools. He is Vice President of Remington Endowment Board, a Trustee of the Remington Art Museum, Chairman of S.U.N.Y. Canton College Council and Vice President of Augsbury Institute. He is also a member of Heuvelton Development Committee, Rural Rehabilitation Committee and the Institute of Ethical Behavior.

     ROBERT E. WILSON has served as our President and Chief Executive Officer since 1963. He is a former member of the Ogdensburg City School Board having served 15 years with two terms as President and two terms as Vice President. He was a member of Kiwanis International for 15 years and served on their Board of Directors. For 25 years he participated in the Kiwanis youth activity programs.

     GEORGE E. SILVER is an attorney for the law firm of Silver and Silver, and a judge for the Office of Court Administration. He served as Chairman of the Board from 1994 to 1995. He is a member of the Board of Directors of A. Barton Hepburn Hospital and the Board of Directors of

Ogdensburg Rescue Squad. He is also President Emeritus of the Board of Trustees of the Remington Art Museum.

     TODD R. MASHAW has served as our Vice President since 1989. He has been a member of the Board of Assessment and Review for the City of Ogdensburg since 1995 and has been a member of S.U.N.Y. Canton College Business Administration Advisory Committee since 1991. He has also coached Kiwanis Baseball and is active in bringing a community-built playground to the City of Ogdensburg.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1997, the board of directors held 12 regular meetings and two special meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended December 31, 1997.

DIRECTOR COMPENSATION

    Each of the directors is paid a fee of $550 ($575 for the Chairman) per regular monthly meeting and annual meeting of members attended and are paid for one missed regular or annual meeting. In addition, they receive a fee of $100 per executive committee meeting attended. Total aggregate fees paid to the current directors for the year ended December 31, 1997 were $39,000.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at December 31, 1997. No other employee earned in excess of $100,000 for the year ended December 31, 1997.

                                 ANNUAL COMPENSATION
         NAME AND        FISCAL  -------------------     ALL OTHER
     PRINCIPAL POSITION   YEAR     SALARY     BONUS   COMPENSATION(1)
     ------------------  ------  ----------  -------  ---------------
     Robert E. Wilson      1997     $74,685   $3,650       $12,107

----------
(1) Consists of board fees ($7,800) and matching contributions to the 401(k) plan.


     EMPLOYMENT AGREEMENT. We have entered into an employment agreement with our President, Robert Wilson and our Vice President, Todd R. Mashaw. Mr. Wilson's base salary under the employment agreement is $78,000 and Mr. Mashaw's base
salary is $42,500.   Each employment agreement has a term of three years.  Each agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Mr. Wilson or Mr. Mashaw without just cause or if Mr. Wilson or Mr. Mashaw terminates his employment for "good reason", he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement, plus an additional 12 months. The employment agreements also contain a provision stating that in the event of the termination of employment in connection with any change in control of the Company or us, Mr. Wilson and Mr. Mashaw will be paid a lump sum amount equal to 2.99 times their respective five year average annual taxable cash compensation. If such payments had been made under the agreement as of June 30, 1998, such payments would have equaled approximately $221,000 and $114,000, respectively. The aggregate payments that would have been made to them would be an expense to us, thereby reducing our net income and our capital by that amount. The agreements may be renewed annually by our board of directors upon a determination of satisfactory performance within the board's sole discretion. If Mr. Wilson or Mr. Mashaw shall become disabled during the term of his respective agreement, he shall continue to receive payment of 100% of the base salary for a period of up to 180 days. Such payments shall not be reduced by any other benefit payments made under other disability program in effect for our employees. If Mr. Wilson's or Mr. Mashaw's employment terminates for a reason other than just cause, he will be entitled to purchase from us family medical insurance through any group health plan maintained by us. We do not hold key man life insurance policies on either of Mr. Wilson or Mr. Mashaw.

     EMPLOYEE STOCK OWNERSHIP PLAN. We have established the ESOP for the exclusive benefit of participating employees of ours, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us (including at least 1,000 hours of service) and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.

     The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash.
In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8.0% of the common stock to be issued in the conversion. The ESOP intends to borrow funds from the Company. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The
                                                                         ---
Wall Street Journal.  Presently it is anticipated that the ESOP will purchase up
--------------------
to 8.0% of the common stock to be issued in the offering (12,000 shares based on the midpoint of the Estimated Valuation Range). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. We anticipate contributing approximately $______ annually (based on a 12,000 shares purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years. ESOP expense is based upon generally accepted accounting principles as described in accounting SOP 93-6. Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (i.e., as the loan is repaid), ESOP expense is recorded based upon the fair value of the shares at that time.

     Shares sold above the maximum of the Estimated Valuation Range (i.e., more than 172,500 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the conversion in the open market.

     Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation, excluding bonuses. All participants must be employed at least 500 hours in a plan year in order to receive an allocation. Participants will become 20% vested in their ESOP account balances for each year of service beginning with the second year of service, up to a maximum of 100% for six years of service.
Up to five years of service prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of the Company, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

     In the event of a change in control of us, the outstanding balance of any loans used to finance the purchase of shares by the ESOP will be payed off through a transfer or sale of shares held as collateral under such loan, with any remaining shares allocated to participant accounts pro rata based on their account balances. Participants terminating employment on or after the change in control will be entitled to receive a cash payment from the Company equal to the amount, if any, which would have been allocated to the participant's account immediately following the change in control but was precluded from allocation based on allocation limits applicable under federal tax laws.

    The board of directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees in the same proportion as participants vote allocated shares. In the absence of any voting direction, the Company's board of directors may direct the Trustee as to how the shares should be voted. In the absence of such direction, the Trustee shall have sole discretion as to how the shares are voted.

     Certain provisions of the ESOP, particularly the provision accelerating vesting and requiring termination upon a change in control may be deemed to have an anti-takeover effect in that they would increase the cost of an acquisition of the Company.

PROPOSED FUTURE STOCK BENEFIT PLANS

     STOCK OPTION PLAN.  We intend to adopt a stock option plan (the Option
Plan) following the conversion, subject to approval by you and the Company's stockholders, at a stockholders= meeting to be held no sooner than six months after the conversion. If the Option Plan is adopted during the first year following the conversion, the Option Plan would be in compliance with the OTS conversion regulations in effect. See "-- Restrictions on Stock Benefit
Plans." If the Option Plan is implemented more than one year after the conversion, the Option Plan will comply with OTS regulations and policies that are applicable at such time. If the Option Plan is implemented within one year after the conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering (i.e., 15,000 shares based upon the sale of 150,000 shares at the midpoint of the Estimated Valuation Range) would be reserved for issuance by the Company upon exercise of stock options or stock appreciation rights ("SARs") to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in the Company. Under the OTS conversion regulations, the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the Option Plan and the options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would expire no later than 10 years from the date granted and would expire earlier if the Option Committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

     The Company would receive no monetary consideration for the granting of stock options or SARs under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the Company. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to the equity of the Company.

     MANAGEMENT RECOGNITION PLAN. We intend to adopt the MRP following the conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than six months after the conversion in order for stockholders to vote to approve the MRP. If the MRP is implemented within one year after the conversion, in accordance with applicable OTS regulations, the shares granted under the MRP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Additionally, the number of shares to be granted could not exceed 3% of the shares sold in the conversion (4% if we had tangible capital of 10% or more) if the MRP is adopted during the first year following conversion. If the MRP is implemented more than one year after the conversion, the MRP will comply with such OTS regulations and policies that are applicable at such time. Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the MRP Trustees. Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The MRP would be managed by a committee of non-employee directors (the "MRP Trustees"). The MRP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the MRP (the "MRP Trust").

    We expect to contribute sufficient funds to the MRP so that the MRP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the conversion. The shares purchased by the MRP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the common stock is greater than $10.00 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, our contribution will be decreased. In recognition of their prior and expected services to us and the Company, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the MRP. Based upon the sale of 150,000 shares of common stock in the offering at the midpoint of the Estimated Valuation Range, the MRP Trust is expected to purchase up to 6,000 shares of common stock.

    RESTRICTIONS ON STOCK BENEFIT PLANS. OTS regulations provide that in the event we implement stock option or management and/or employee stock benefit plans within one year from the date of conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion, (3) for restricted stock plans such as the MRP, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (12% for well-capitalized institutions utilizing a 4% management recognition plan), (5) no individual employee may receive more than 25% of the available awards under the Option Plan or the MRP,
(6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans such as the MRP, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.

    We have not yet decided whether the Option Plan or the MRP will be implemented during the first year after the conversion. If they are implemented after the first anniversary of the conversion, the above-described limitations and provisions will not apply and the stock benefit plans could include provisions accelerating vesting upon a change in control or allowing for benefits to vest over shorter periods of time. If such provisions are included, the plans may have an anti-takeover effect in that the cost of any such takeover attempt would be increased. Further, the potential acquisition by management of stock under these plans could make it more difficult to obtain majority support for stockholder proposals or transactions which are opposed by management.

CERTAIN RELATED TRANSACTIONS

     During the year ended December 31, 1997, certain of our officers and directors had loans from us in amounts exceeding $60,000. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                  RESTRICTIONS ON ACQUISITIONS OF THE COMPANY

     The following discussion is a general summary of the material provisions of the certificate of incorporation and bylaws of the Company and certain other New York corporate law and regulatory provisions, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and we refer you, in each case, to the certificate of incorporation and bylaws of the Company which are incorporated herein by reference. See "Available Information" as to how to obtain a copy of these documents.

    While the board of directors is not aware of any effort that might be made to obtain control of the Company after conversion, the board of directors believes that it is appropriate to include certain provisions as part of the Company's certificate of incorporation and bylaws to protect the interests of the Company and its stockholders from hostile takeovers ("anti-takeover" provisions) which the board of directors might conclude are not in the best interests of us or our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Company more difficult.

PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     RESTRICTION ON ACQUISITION OF COMMON STOCK; LIMITATIONS ON VOTING RIGHTS. The certificate of incorporation of the Company provides that, for a period of five years after completion of the conversion, no person may directly or indirectly, acquire or offer to acquire beneficial ownership of more than 10% of any class of equity security outstanding of the Company (the "Limit"), unless the "continuing" board of directors has first approved by a two-thirds vote the offer or acquisition. Any shares acquired in violation of this restriction will not be counted as shares outstanding for voting purposes, nor will the holder be entitled to vote such shares. After five years from the date of conversion, should any party acquire the beneficial ownership of shares in excess of 10%, the record holders of more than 10% of any outstanding class of equity security of the Company who obtained such shares without the requisite approval would be entitled to cast only one-hundredth (1/100) of a vote for each share owned in excess of 10%, and the aggregate voting power of such holders shall be allocated proportionately among such record holders. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The certificate of incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

    ELECTION OF DIRECTORS. The Company's certificate of incorporation provides that the board of directors of the Company will be divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of the Company's board. The Company's bylaws provide that the size of the board of directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The certificate of incorporation also provides that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by the board. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

    The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

    RESTRICTIONS ON CALL OF SPECIAL MEETING. The certificate of incorporation of the Company provides that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors, or a Committee of the board.

    ABSENCE OF CUMULATIVE VOTING. The Company's certificate of incorporation provides that stockholders may not cumulate their votes in the election of directors.

    AUTHORIZED SHARES. The certificate of incorporation authorizes the issuance of 3,000,000 shares of common stock and 500,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the Company's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The board of directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's board currently has no plans for the issuance of additional shares, other than the possible issuance of additional shares pursuant to stock benefit plans .

     PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The certificate of incorporation requires the affirmative vote of at least 80% of the outstanding shares of the Company entitled to vote in the election of director in order for the Company to engage in or enter into certain "Business Combinations," as defined therein, with any "Interested Shareholder" (as defined below) or any affiliates of the "Interested Shareholder", unless the proposed transaction has been approved in advance by the Company's board of directors, excluding those who were not directors prior to the time the "Interested Shareholder" became the "Interested Shareholder." Absent this provision, only the approval of a majority of the shares outstanding would be required.

     The term "Interested Shareholder" is defined to include any person and the affiliates and associates of the person (other than the Company or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors.

     AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's certificate of incorporation must be approved by the Company's board of directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

     The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of directors cast at a meeting called for that purpose.

NEW YORK BUSINESS CORPORATION ACT

     The New York Business Corporation Law contains two provisions described below which will be applicable to the Company upon completion of the conversion.

     BUSINESS COMBINATION STATUTE. The New York Business Corporation Law restricts for a period of five years a domestic corporation from engaging in a business combination with an "interested shareholder" of the corporation unless such business combination or the stock acquisition that resulted in the interested shareholder achieving such status was approved by the board of directors of such corporation prior to the subject stockholder's stock acquisition date. The statute also restricts a corporation from engaging in a business combination with an interested shareholder at any time other than (i) a business combination approved by the board of directors prior to the interested shareholder's stock acquisition date, (ii) a business combination approved by the majority of the outstanding shares not owned by such stockholder but no earlier than five years after the date of such stockholder's stock acquisition date, or (iii) a business combination that satisfies certain "fair price" provisions and other requirements. Under New York law, this statute is applicable to all New York corporations with a class of securities registered pursuant to the Exchange Act unless the corporation adopts a specific bylaw provision opting out of its coverage. The common stock will be registered pursuant to the Exchange Act and the bylaws do not contain any provision opting out of its coverage.

     ANTI-GREENMAIL PROVISION. Pursuant to New York law, the Company will be prohibited from repurchasing ten percent or more of its shares from a stockholder for more than the market value thereof unless such repurchase has been approved by a majority vote of the outstanding shares or such stockholder has held such shares for more than two years.

BENEFIT PLANS

     In addition to the provisions of the Company's certificate of incorporation and bylaws described above, certain benefit plans of ours adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of Ogdensburg Federal Savings and Loan Association -- Proposed Future Stock Benefit Plans."

REGULATORY RESTRICTIONS

     For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

     Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

     Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

     Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.


                         DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 3,000,000 shares of the common stock, $0.01 par value per share, and 500,000 shares of preferred stock, $0.01 par value per share. The Company currently expects to issue up to 198,375 shares of common stock in the conversion. The Company does not intend to issue any shares of preferred stock in the conversion, nor are there any present plans to issue such preferred stock following the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL AND WILL NOT BE INSURED BY US, THE FDIC, OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

    VOTING RIGHTS. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in the Company, except to the extent that shares of Preferred Stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of the Company's directors.

    LIQUIDATION. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the common stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits with us and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to have their deposits with us.

    DIVIDENDS. From time to time, dividends may be declared and paid to the holders of the common stock, who will share equally in any such dividends. For information about cash dividends, see "Dividends" and "Taxation."

    RESTRICTIONS ON ACQUISITION OF THE COMMON STOCK. See "Restrictions on Acquisition of the Company" for a discussion of the limitations on acquisition of shares of the common stock.

    OTHER CHARACTERISTICS. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable, except as set forth under "-- Possible Liability of Large Stockholders" below.

    POSSIBLE LIABILITY OF LARGE STOCKHOLDERS. Under New York law, the ten largest stockholders of a New York corporation, as determined by the fair value of their stock, are jointly and severally liable for any unpaid wages due to the corporation's laborers, servants or other employees. Corporations whose stock is either listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or any affiliated securities association are exempt from this provision. Upon completion of the Offering, the Company intends to list the common stock over-the-counter.
Trident Securities, Inc., a member of the National Association of Securities Dealers has indicated that it will make a market in the common stock. Trident Securities, Inc. is not obligated to do so, however, and may stop doing so at any time. If the common stock of the Company is not either listed on a national securities exchange or regularly quoted in an over-the-counter market, the ten largest stockholders of the Company would be personally liable in the event the Company failed to pay wages due to laborers, servants or employees.

SERIAL PREFERRED STOCK

    None of the 500,000 authorized shares of preferred stock of the Company will be issued in the conversion. After the conversion is completed, the board of directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock.


                             LEGAL AND TAX MATTERS

    The legality of the common stock has been passed upon for us by Housley
Kantarian & Bronstein, P.C., Washington, D.C.   Certain legal matters for
Trident Securities may be passed upon by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. The federal income tax consequences of the conversion have been passed upon for us by Housley Kantarian & Bronstein, P.C., Washington, D.C. The New York income tax consequences of the conversion have been passed upon for us by Silver and Silver, Morristown, New York.

                                    EXPERTS

     The financial statements of Ogdensburg Federal Savings and Loan Association as of December 31, 1997 and 1996, and for the years then ended, have been included herein and the registration statement filed with the SEC in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    Feldman has consented to the publication herein of a summary of its letters to us setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.


                            ADDITIONAL INFORMATION

    The Company has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http: //www. sec. gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 describe the material features of such contract or document but are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

    Ogdensburg Federal Savings and Loan Association has filed an Application for conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302 without charge.

     A copy of the certificate of incorporation and the bylaws of the Company are available without charge from Ogdensburg Federal Savings and Loan Association.

                OGDENSBURG FEDERAL SAVING AND LOAN ASSOCIATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

Independent Auditors' Report                                                 F-2

Statements of Financial Condition as of June 30, 1998 (unaudited) and
   December 31, 1997 and 1996                                                F-3

Statements of Income for the Six Months Ended June 30, 1998 and 1997
   (unaudited) and the Years Ended December 31, 1997 and 1996                F-4

Statements of Equity for the Six Months Ended June 30, 1998 (unaudited)
   and the Years Ended December 31, 1997 and 1996                            F-5

Statements of Cash Flows for the Six Months Ended June 30, 1998 and 1997
   (unaudited) and the Years Ended December 31, 1997 and 1996                F-6

Notes to Financial Statements                                                F-8

All financial statement schedules are omitted because the required information is either not applicable or is included in the financial statements or related notes.

Separate financial statements for the Company have not been included since it will not engage in material transactions until after the conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

[LETTERHEAD OF PEAT MARWICK LLP APPEARS HERE]

                         Independent Auditors' Report



The Board of Directors
Ogdensburg Federal Savings and Loan Association:


We have audited the accompanying statements of financial condition of Ogdensburg Federal Savings and Loan Association as of December 31, 1997 and 1996, and the related statements of income, equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ogdensburg Federal Savings and Loan Association as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

July 24, 1998

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION


                       Statements of Financial Condition

                                (In thousands)

                                                                                                   December 31,
                                                                            June 30,           --------------------
                       Assets                                                1998              1997            1996
                                                                             ----              ----            ----
                                                                          (unaudited)
Cash and due from banks                                                   $    622               674             671
Interest-bearing deposits with other banks                                     617               553             900
Securities available-for-sale, at fair value                                   --                737             804
Securities held-to-maturity (fair value of $3,552 (unaudited)
   in 1998, $4,038 in 1997 and $3,572 in 1996)                               3,546             4,031           3,561

Loans, net of deferred fees                                                 18,863            16,832          15,475

       Less allowance for loan losses                                          165               164             116
                                                                           -------           -------         -------

              Net loans                                                     18,698            16,668          15,359

Premises and equipment, net                                                    426               434             455
Federal Home Loan Bank stock, at cost                                          139               137             136
Accrued interest receivable                                                    150               125              92
Real estate owned                                                               40                40             --
Other assets                                                                     9                 3              20
                                                                           -------           -------         -------
              Total assets                                                $ 24,247            23,402          21,998
                                                                           =======           =======         =======
                 Liabilities and Equity
Liabilities:
   Deposits:
     Demand accounts                                                           735               638             470
     Savings and club accounts                                               3,131             2,733           2,687
     Time certificates                                                      16,519            16,306          15,358
     NOW and money market accounts                                           1,971             2,088           1,974
                                                                           -------           -------         -------

              Total deposits                                                22,356            21,765          20,489

   Advance payments by borrowers for property
     taxes and insurance                                                         3                 3               5
   Other liabilities                                                           240                57              27
                                                                           -------           -------         -------
              Total liabilities                                             22,599            21,825          20,521
                                                                           -------           -------         -------
Commitments and contingencies (note 11)

Equity:
   Retained earnings                                                         1,648             1,576           1,488
   Accumulated other comprehensive income                                      --                  1             (11)
                                                                           -------           -------         -------
              Total equity                                                   1,648             1,577           1,477
                                                                           -------           -------         -------
              Total liabilities and equity                                $ 24,247            23,402          21,998
                                                                           =======           =======         =======


See accompanying notes to financial statements.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

                              Statements of Income

                                 (In thousands)

                                                     Six-months
                                                       ended        Years ended
                                                      June 30,      December 31,
                                                    ------------   -------------
                                                    1998    1997   1997     1996
                                                    ----    ----   ----     ----
                                                     (unaudited)
Interest income:
    Loans                                          $ 727     645   1,330   1,266
    Securities                                       127     132     277     260
    Other short-term investments                      28      35      55      66
                                                   -----     ---   -----   -----

             Total interest income                   882     812   1,662   1,592
                                                   -----     ---   -----   -----
Interest expense:
    Deposits                                         522     477     998     954
    Borrowings                                        --      --      --       1
                                                   -----     ---   -----   -----

             Total interest expense                  522     477     998     955
                                                   -----     ---   -----   -----

             Net interest income                     360     335     664     637

Provision for loan losses                              3      --      57      --
                                                   -----     ---   -----   -----
             Net interest income after provision
                for loan losses                      357     335     607     637
                                                   -----     ---   -----   -----
Non-interest income:
    Service charges                                   14      11      30      14
    Net gain on sale of securities                     1      --      --      --
    Other                                              7       9      14      16
                                                   -----     ---   -----   -----

             Total non-interest income                22      20      44      30
                                                   -----     ---   -----   -----
Non-interest expenses:
    Salaries and employee benefits                   140     128     258     258
    Directors fees                                    22      20      39      36
    Building, occupancy and equipment                 27      32      73      59
    Data processing                                   15      14      28      27
    Postage and supplies                              12       8      25      23
    Deposit insurance premium                          7       4      11     174
    Insurance                                          5       7      17      14
    Other                                             53      37      74      65
                                                   -----     ---   -----   -----

             Total non-interest expenses             281     250     525     656
                                                   -----     ---   -----   -----

             Income before income tax expense         98     105     126      11

Income tax expense                                    26      28      38       3
                                                   -----     ---   -----   -----
             Net income                            $  72      77      88       8
                                                   =====     ===   =====   =====

See accompanying notes to financial statements.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

                              Statements of Equity

                       Six-months ended June 30, 1998 and
                     years ended December 31, 1997 and 1996
                                 (In thousands)

                                                                Accumulated
                                                                   Other
                                                     Retained  Comprehensive
                                                     Earnings     Income      Total
                                                     --------     ------      -----
Balance at December 31, 1995                          $1,480        1         1,481

Comprehensive income:
    Change in net unrealized gain (loss) on
      securities, net of tax and
      reclassification adjustment                         --      (12)          (12)

    Net income                                             8       --             8
                                                      ------   ------         -----

             Comprehensive income                          8      (12)           (4)
                                                      ------   ------         -----

Balance at December 31, 1996                           1,488      (11)        1,477

Comprehensive income:
    Change in net unrealized gain (loss) on
      securities, net of tax and
      reclassification adjustment                         --       12            12

    Net income                                            88       --            88
                                                      ------   ------         -----

             Comprehensive income                         88       12           100
                                                      ------   ------         -----

Balance at December 31, 1997                           1,576        1         1,577

Comprehensive income:
    Change in net unrealized gain (loss) on
      securities, net of tax and
      reclassification adjustment (unaudited)             --       (1)           (1)

    Net income (unaudited)                                72       --            72
                                                      ------   ------         -----

             Comprehensive income                         72       (1)           71
                                                      ------   ------         -----

Balance at June 30, 1998 (unaudited)                  $1,648       --         1,648
                                                      ======   ======         =====

See accompanying notes to financial statements.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           Statements of Cash Flows

                                (In thousands)


                                                                                     Six-months
                                                                                       ended                        Years ended
                                                                                      June 30,                      December 31,
                                                                                --------------------            -------------------
                                                                                1998            1997            1997           1996
                                                                                ----            ----            ----           ----
                                                                                    (unaudited)
Cash flows from operating activities:
    Net income                                                                 $    72             77             88              8
    Adjustments to reconcile net income to net
      cash provided by operating activities:
             Depreciation and amortization                                           8             10             21             22
             (Increase) decrease in accrued interest receivable                    (25)            --            (33)             3
             Provision for loan losses                                               3             --             57             --
             Net  gains on sales of securities                                      (1)            --             --             --
             Net amortization (accretion) of
               premiums/discounts                                                  (56)           (99)          (196)          (186)

             Increase in other liabilities                                         177             32             39             25
             Deferred income taxes                                                   6              5            (14)           (10)

             (Increase) decrease in other assets                                    (6)            13             17            (16)
                                                                               -------         ------         ------         ------
                  Net cash provided (used) by operating
                    activities                                                     178             38            (21)          (154)
                                                                               -------         ------         ------         ------
Cash flows from investing activities:
    Net increase in loans                                                       (2,033)          (447)        (1,406)          (498)
    Proceeds from sales of securities available-for-sale                           712             --             --             --
    Proceeds from maturities and principal
      reductions of securities available-for-sale                                   18             19             83             87
    Purchases of securities held-to-maturity                                    (2,957)        (3,882)        (8,796)        (6,952)
    Proceeds from maturities and principal
      reductions of securities held-to-maturity                                  3,505          3,513          8,523          8,007
    Purchase of FHLB stock                                                          (2)            (1)            (1)            (5)
                                                                               -------         ------         ------         ------
                  Net cash provided (used) by
                    investing activities                                          (757)          (798)        (1,597)           639
                                                                               -------         ------         ------         ------
Cash flows from financing activities:
    Increase in deposits                                                           591            738          1,276            922
    Decrease in advance payments by
      borrowers for property taxes and insurance                                    --             (2)            (2)           (31)
    Borrowing from FHLB                                                             --             --             --            200
    Repayment to FHLB                                                               --             --             --           (200)
                                                                               -------         ------         ------         ------

                  Net cash provided by financing activities                        591            736          1,274            891
                                                                               -------         ------         ------         ------

Net increase (decrease) in cash and cash equivalents                                12            (24)          (344)         1,376
Cash and cash equivalents at beginning of period                                 1,227          1,571          1,571            195
                                                                               -------         ------         ------         ------

Cash and cash equivalents at end of period                                     $ 1,239          1,547          1,227          1,571
                                                                               =======         ======         ======         ======

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

                                (In thousands)

                                                Six-months
                                                  ended           Years ended
                                                 June 30,         December 31,
                                              --------------      -------------
                                              1998      1997      1997     1996
                                              ----      ----      ----     ----
                                               (unaudited)
Supplemental disclosure of cash flow
  information:
    Non-cash investing activities:
      Additions to real estate owned          $  -         -        40         -
    Cash paid during the period for:
      Interest                                 522       477       998       955
      Income taxes                              24         -         -        28
                                              ====       ===       ===       ===

See accompanying notes to financial statements.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

                         Notes to Financial Statements

           Six-Months Ended June 30, 1998 and 1997 (unaudited) and years ended December 31, 1997 and 1996

(1)  Business

     Ogdensburg Federal Savings and Loan Association (the "Bank") is organized under the laws of the United States. The Bank is subject to regulation by the Office of Thrift Supervision (OTS) as a mutual savings and loan association. The Bank's lending activity is concentrated in St. Lawrence County and surrounding areas.

(2)  Summary of Significant Accounting Policies

     (a)  Basis of Presentation

          The statements of financial condition as of June 30, 1998 and the related statements of income and cash flows for the six-month periods ended June 30, 1998 and 1997 and changes in equity for the six-month period ended June 30, 1998 are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation as of June 30, 1998 and for the results for the unaudited periods have been made.

          The financial statements have been prepared in conformity with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to the current year's classifications. A description of the significant accounting policies is presented below. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

     (b)  Cash and Cash Equivalents

          Cash and cash equivalents include vault cash, amounts due from banks which represents short-term highly liquid investments.

     (c)  Securities

          The Bank classifies its debt securities as either available-for-sale or held-to-maturity as the Bank does not hold any securities considered to be trading. Held-to-maturity securities are those debt securities the Bank has the ability and intent to hold until maturity. All other debt securities are classified as available-for-sale.

          Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(2)  Summary of Significant Accounting Policies, Continued

     (c)  Securities, Continued

          A decline in the fair value of an available-for-sale or held-to-maturity security that is deemed to be other than temporary results in a charge to earnings resulting in the establishment of a new cost basis for the security.

          Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses on securities are included in earnings and are calculated using the specific identification method, for determining the cost of the securities sold.

     (d)  Loans

          Loans are reported at the principal amount outstanding, net of deferred fees. Fees and certain direct origination costs related to lending activities are recognized using the interest method over the contractual lives of the loans. Management has the ability and intent to hold its loans to maturity.

          Interest on loans is accrued and included in income at contractual rates applied to the principal outstanding. The accrual of interest on loans (including impaired loans) is generally discontinued and previously accrued interest is reversed or an allowance is established when loan payments are 90 days or more past due or when, by the judgment of management, collectibility becomes uncertain. The allowance is established by a charge to interest income equal to all interest previously accrued. Subsequent recognition of income occurs only to the extent that payment is received. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

     (e)  Allowance for Loan Losses

          The allowance for loan losses consists of the provision charged to operations based upon past loan loss experience, management's evaluation of the loan portfolio under current economic conditions and such other factors that require current recognition in estimating loan losses. Loan losses and recoveries of loans previously written-off are charged or credited to the allowance as incurred or realized, respectively.

          Management believes that the allowance for loan losses is adequate. Management uses presently available information to recognize losses on loans; however, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(2)  Summary of Significant Accounting Policies, Continued

     (e)  Allowance for Loan Losses, Continued

          The Bank estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, all commercial mortgage loans and commercial loans in a delinquent payment status (90 days or more delinquent) are considered impaired. Residential mortgage loans, consumer loans and home equity lines of credit are evaluated collectively since they are homogenous and generally carry smaller individual balances. Impairment losses are included as a component of the allowance for loan losses. The Bank recognizes interest income on impaired loans using the cash basis of income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management judgment and the related factors discussed above.

     (f)  Real Estate Owned

          Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses.

     (g)  Premises and Equipment

          Land is carried at cost and buildings and improvements and furniture and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (10-36 years for building and improvements; 5-7 years for furniture and equipment).

     (h)  Employee Benefit Plans

          The Bank has a non-contributory multiemployer pension plan which participates in the Financial Institutions Retirement Fund. All full time employees are covered by the plan.

          The Bank has a defined contribution 401(k) Plan (the Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Plan, subject to certain limitations. The Bank matches each employee's contribution up to 5%.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(2)  Summary of Significant Accounting Policies, Continued

     (i)  Income Taxes

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

     (j)  Comprehensive Income

          On January 1, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a bank adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. At the Bank, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized gains or losses on securities available for sale for the period. Accumulated other comprehensive income represents the net unrealized gains or losses on securities available for sale as of the balance sheet dates. Comprehensive income for the six-month periods ended June 30, 1998 and 1997 (unaudited) was $71,000 and $81,000, respectively.

          The following summarizes the components of other comprehensive income (in thousands):

                                                                  Six-months
                                                                    ended        Years ended
                                                                   June 30,      December 31,
                                                                 ------------    ------------
                                                                 1998    1997    1997    1996
                                                                 ----    ----    ----    ----
                                                                  (unaudited)
           Other comprehensive income, before tax:
             Net unrealized holding gain (loss) on
               securities                                       $  --      --     17     (17)
             Reclassification adjustment for (gains)
               losses included in net income                       (1)     --     --      --
                                                                -----   -----  -----   -----
           Other comprehensive income, before tax                  (1)     --     17     (17)
           Income tax expense related to items of
             other comprehensive income                            --      --      5      (5)
                                                                -----   -----  -----   -----
                  Other comprehensive income,
                    net of tax                                  $  (1)     --     12     (12)
                                                                =====   =====  =====   =====

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(2)  Summary of Significant Accounting Policies, Continued

     (k)  Financial Instruments With Off-Balance Sheet Risk

          The Bank does not engage in the use of derivative financial instruments. The Bank's off-balance sheet financial instruments are limited to commitments to extend credit.

     (l)  New Accounting Standards

          Effective January 1, 1998, the Bank adopted the remaining provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which relate to the accounting for securities lending, repurchase agreements, and other secured financing activities. These provisions, which were delayed for implementation by SFAS No. 127, are not expected to have a material impact on the Bank.

(3)  Securities

     Securities are summarized as follows (in thousands):


                                                          June 30, 1998
                                          -------------------------------------------
                                                        Gross        Gross
                                          Amortized   Unrealized  Unrealized    Fair
                                            Cost        Gains       Losses      Value
                                            ----        -----       ------      -----
                                                           (unaudited)
Held-to-maturity:
   U.S. Government securities              $ 3,482         3            4       3,481
   Mortgage-backed securities - GNMA            64         7           --          71
                                           -------    ------      -------     -------

                                           $ 3,546        10            4       3,552
                                           =======    ======      =======     =======


                                                         December 31, 1997
                                           ------------------------------------------
                                                         Gross       Gross
                                           Amortized  Unrealized  Unrealized    Fair
                                              Cost       Gains      Losses      Value
                                              ----       -----      ------      -----
Available-for-sale:
   Mortgage-backed securities - GNMA        $   736          1          --        737
                                            -------      -----      ------      -----

                                            $   736          1          --        737
                                            =======      =====      ======      =====
Held-to-maturity:
   U.S. Government securities               $ 3,962          3           3      3,962
   Mortgage-backed securities - GNMA             69          7          --         76
                                            -------      -----      ------      -----

                                            $ 4,031         10           3      4,038
                                            =======      =====      ======      =====

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(3) Securities, Continued

                                                            December 31, 1996
                                             ----------------------------------------------
                                                           Gross        Gross
                                            Amortized    Unrealized   Unrealized      Fair
                                              Cost         Gains        Losses        Value
                                              ----         -----        ------        -----
Available-for-sale:
    Mortgage-backed securities - GNMA   $      820         --             16           804
                                          --------       -----         -----        ------
                                        $      820         --             16           804
                                          ========       =====         =====        ======
Held-to-maturity:
    U.S. Government securities          $    3,470         --              1         3,469
    Mortgage-backed securities - GNMA           91          12           --            103
                                          --------       -----         -----        ------
                                        $    3,561          12             1         3,572
                                          ========       =====         =====        ======

The following table presents the carrying value and fair value of securities based on the earlier of call or maturity date at June 30, 1998 (unaudited):

                                                    Amortized          Fair
                                                      Cost             Value
                                                      ----             -----
                                                          (In thousands)
Held-to-maturity:
         Due within one year                       $ 1,482             1,482
         Due after one year through five years       2,000             1,999
         Due after ten years                            64                71
                                                    ------           -------
                                                   $ 3,546             3,552
                                                    ======           =======

The following table presents the carrying value and fair value of securities based on the earlier of call or maturity date at December 31, 1997:

                                                   Amortized           Fair
                                                     Cost              Value
                                                     ----              -----
                                                          (In thousands)
Available-for-sale:
         Due after ten years                       $   736               737
                                                    ------           -------
                                                   $   736               737
                                                    ======           =======
Held-to-maturity:
         Due within one year                         2,962             2,959
         Due after one year through five years       1,000             1,003
         Due after ten years                            69                76
                                                    ------           -------
                                                   $ 4,031             4,038
                                                    ======           =======

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(3)  Securities, Continued

     The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

     Gross gains of $1,000 were realized on sales of available-for-sale securities during the six months ended June 30, 1998 (unaudited). There were no sales of securities during the six months ended June 30, 1997 (unaudited) or the years ended December 31, 1997 and 1996.

(4)  Loans Receivable

     Loans are summarized as follows (in thousands):

                                                 June 30,         December 31,
                                                 --------         ------------
                                                   1998        1997        1996
                                                   ----        ----        ----
                                              (unaudited)
       Mortgages:
         One to four family residential        $  12,377      11,893      11,838
         Commercial                                  726         706         553
         Construction                                199          67         115
                                                 -------     -------     -------
                                                  13,302      12,666      12,506
       Other loans:
         Automobile                                3,299       2,121       1,400
         Home equity                               1,061       1,226         903
         Passbook                                    219         217         270
         Commercial                                  200         100        --
         Other                                       803         526         422
                                                 -------     -------     -------
                                                   5,582       4,190       2,995
                                                 -------     -------     -------
             Total loans                          18,884      16,856      15,501
       Less:
         Net deferred fees                            21          24          26
                                                 -------     -------     -------
                                               $  18,863      16,832      15,475
                                                 =======     =======     =======

     Changes in the allowance for loan losses are summarized as follows (in thousands):

                                              Six-months ended     Years ended
                                                 June 30,          December 31,
                                                 --------          ------------
                                              1998      1997      1997     1996
                                              ----      ----      ----     ----
                                                (unaudited)
Balance at beginning of period                $164       116       116       116
Provision charged to operations                  3       --         57       --
Recoveries                                       1       --        --        --
Loans charged off                                3         2         9       --
                                              ----      ----      ----      ----
Balance at end of period                      $165       114       164       116
                                              ====      ====      ====      ====

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(4)  Loans Receivable, Continued

     At June 30, 1998 (unaudited) and December 31, 1997, impaired loans totaled $269,000 and $271,000, respectively with no related allowance for loan losses as a result of cash flow analysis. Management believes it has no impaired loans at December 31, 1996. The average recorded investment in impaired loans was $270,000 and $0 during the six months ended June 30, 1998 and 1997 (unaudited), respectively and $23,000 and $0 during the years ended December 31, 1997 and 1996, respectively. Interest income recognized on impaired loans was $20,000 and $0 during the six months ended June 30, 1998 and 1997 (unaudited), respectively and $0 during the years ended December 31, 1997 and 1996.

     The principal balances of loans not accruing interest amounted to approximately $303,000 (unaudited), $293,000 and $9,000 at June 30, 1998,
     December 31, 1997 and 1996, respectively. The interest income foregone for non-accruing loans was approximately $1,000 during the six months ended June 30, 1998 and 1997 (unaudited) and $8,000 and $1,000 during the years ended December 31, 1997 and 1996, respectively.

     In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. The following table presents a summary of the activity with respect to loans to directors and executive officers at June 30, 1998 and December 31, 1997 and 1996.


                                                June 30,             December 31,
                                                --------        ------------------------
                                                  1998            1997            1996
                                                --------        --------        --------
                                               (unaudited)

Balance outstanding - beginning of year         $209,552         308,989         310,965
New  loans                                       477,000          14,500          34,800
Principal repayments                             108,036         113,937          36,776
                                                --------        --------        --------
Balance outstanding - end of year               $578,516         209,552         308,989
                                                ========        ========        ========


(5)  Premises and Equipment

     Premises and equipment are summarized as follows (in thousands):

                                                        June 30,    December 31,
                                                        --------    ------------
                                                          1998     1997     1996
                                                          ----     ----     ----
                                                       (unaudited)
        Land                                           $   125      125      125
        Buildings and improvements                         429      429      429
        Furniture and equipment                             63       63      125
                                                         -----     ----    -----
                                                           617      617      679
        Less accumulated depreciation and amortization     191      183      224
                                                         -----     ----    -----
                                                       $   426      434      455
                                                         =====     ====    =====

     Depreciation and amortization expense amounted to $8,000 and $10,000 during the six months ended June 30, 1998 and 1997 (unaudited), respectively and $21,000 and $22,000 during the years ended December 31, 1997 and 1996, respectively.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(6)  Accrued Interest Receivable

     Accrued interest receivable is summarized as follows (in thousands):

                                                                December 31,
                                          June 30,            ---------------
                                            1998             1997          1996
                                            ----             ----          ----
                                        (unaudited)
        Loans                            $   101              91            86
        Securities                            49              34             6
                                          ------           -----         -----

                                         $   150             125            92
                                          ======           =====         =====

(7)  Deposits

     At June 30, 1998, December 31, 1997 and 1996, the aggregate amounts of time deposits in denominations of $100,000 or more were approximately $1,680,000 (unaudited), $1,677,000 and $1,405,000, respectively. Deposit balances in excess of $100,000 are not insured by the FDIC.

     Contractual maturities of time certificates are summarized as follows (in thousands):

                                                       June 30,     December 31,
                                                         1998          1997
                                                         ----          ----
                                                     (unaudited)
        Within one year                             $   12,267        14,427
        One through two years                            3,658         1,339
        Two through three years                            420           381
        Three through four years                           160           155
        Four through five years                             14             4
                                                       -------       -------
        Total time certificates                     $   16,519        16,306
                                                       =======       =======

     Interest expense on deposits is summarized as follows (in thousands):

                                                 Six-months ended   Years ended
                                                     June 30,       December 31,
                                                  -------------     ------------
                                                  1998     1997    1997     1996
                                                  ----     ----    ----     ----
                                                   (unaudited)
        Savings, club, and escrow accounts     $   40       39       79       86
        Time certificates                         465      420      883      832
        NOW accounts and money
          market accounts                          17       18       36       36
                                                 ----     ----     ----     ----
                                               $  522      477      998      954
                                                 ====     ====     ====     ====

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(8)  Borrowings

     The Bank is a member of the Federal Home Loan Bank of New York (FHLB). As a member, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. At June 30, 1998 (unaudited) and December 31, 1997 the Bank may borrow up to 30 percent of total assets.

     During the six-month period ended June 30, 1998 (unaudited) and 1997 the Bank did not hold borrowings with the FHLB. During 1996 the Bank borrowed $200,000 which was repaid prior to December 31, 1996.

(9)  Income Taxes

     Income taxes were allocated as follows (in thousands):

                                                Six-months ended   Years ended
                                                    June 30,       December 31,
                                                 -------------     ------------
                                                 1998     1997    1997     1996
                                                 ----     ----    ----     ----
                                                   (unaudited)
        Income before income tax
            expense                            $   26       28      38        3
        Changes in equity, for
            changes in unrealized gains
            on securities                          --       --       5       (5)
                                                 ----      ---     ---     ----

                                               $   26       28      43       (2)
                                                 ====      ===     ===     ====

     The components of income tax expense attributable to income from operations are (in thousands):

                                             June 30,             December 31,
                                         ---------------       ----------------
                                         1998       1997       1997        1996
                                         ----       ----       ----        ----
                                           (unaudited)
        Current:
           Federal                      $  15         20         46           7
           State                            5          3          6           6
                                          ---        ---        ---         ---

                                           20         23         52          13
                                          ---        ---        ---         ---
        Deferred:
           Federal                          4          3        (12)         (6)
           State                            2          2         (2)         (4)
                                          ---        ---        ---         ---
                                            6          5        (14)        (10)
                                          ---        ---        ---         ---

                                        $  26         28         38           3
                                          ===        ===        ===         ===

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(9)  Income Taxes, Continued

     Actual tax expense attributable to income before income taxes differed from "expected" tax expense, computed by applying the U.S. Federal statutory tax rate of 34% to income before income tax as follows (in thousands):

                                                           Six-months ended       Years ended
                                                                 June 30,         December 31,
                                                            ---------------     ---------------
                                                            1998      1997      1997       1996
                                                            ----      -----     ----       ----
                                                              (unaudited)
        Computed "expected" tax expense                 $      33        36        43         4
        Increase (decrease) in income
           taxes resulting from:
               State taxes, net of
                   Federal tax benefits                         5         5         3         1
                   Benefit of Federal tax rates
                      below statutory rates                   (14)      (13)       (7)       (2)
               Other items, net                                 2       --         (1)      --
                                                           ------    ------     -----      ----
                                                        $      26        28        38         3
                                                           ======    ======     =====    ======
        Effective tax rate                                   26.5%     26.7%     30.1%     27.3%
                                                           ======    ======     =====    ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are (in thousands):

                                                                                           December 31,
                                                                                June 30,   -----------
                                                                                 1998      1997     1996
                                                                                 ----      ----     ----
                                                                              (unaudited)
        Deferred tax assets:
             Allowance for loan losses                                        $    60       60       42
             Net deferred loan fees                                                 8        8       10
             Accrued expenses                                                       8        2        4
             Unrealized losses on available-for-sale securities                   --       --         5
             Other                                                                  4        4        4
                                                                               ------    -----    -----
                      Total gross deferred tax assets                              80       74       65
                                                                               ------    -----    -----
        Deferred tax liabilities:
             Accumulated depreciation on premises
                  and equipment                                                     6        7       10
             Accrued interest receivable                                           68       55       49
             Prepaid expenses                                                       1      --       --
             Bad debt reserves in excess of base year reserve                      14       15       18
                                                                               ------    -----    -----
                      Total gross deferred tax liabilities                         89       77       77
                                                                               ------    -----    -----

                      Net deferred tax assets (liabilities)                   $    (9)      (3)     (12)
                                                                               ======    =====    =====

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(9)  Income Taxes, Continued

     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary.

     Included in retained earnings at June 30, 1998 (unaudited) and December 31, 1997 is approximately $426,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for Federal income tax purposes, would result in taxable income to the Bank.

(10) Pension Plan

     The Bank has a non-contributory multiemployer pension plan.

     The Bank participates in the Financial Institutions Retirement Fund. The Fund is a tax-qualified pension trust covering 319 participating employers. Separate actuarial valuations are not made with respect to each employer. All full-time employees of the Bank are covered by the plan. Statement of Financial Accounting Standards (SFAS) No. 87, Employers' Accounting for Pensions requires that in multiemployer plans, pension expense is equal to contributions required each accounting period. During the six-months ended June 30, 1998 (unaudited) and the years ended December 31, 1997 and 1996 the Bank was not required to make contributions to the plan and the expense was $0.

     The plan uses the projected unit credit cost method as its funding method. The maximum number of years in which the initial past service liability would be required to be paid off by any participating employer is 15. Actuarial gains and losses are spread as a part of the valuation method.

     The Bank adopted a 401(k) Plan effective January 1, 1994 covering all full-time employees. The Bank matches an employee's contribution up to a maximum of 5%. The expense for this Plan was $5,000 (unaudited) for the six-months ended June 30, 1998 and 1997 and $10,000 and $8,000 for the years ended December 31, 1997 and 1996, respectively.

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the balance sheet. Credit risk represents the accounting loss that would be recognized at the reporting date if obligated counterparties failed completely to perform as contracted. Market risk represents risk that future changes in market prices make financial instruments less valuable.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(11) Commitments and Contingencies

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's evaluation of the customer's financial position. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Substantially all commitments to extend credit, if exercised, will represent loans secured by real estate.

     Commitments to originate fixed and adjustable rate loans are as follows (in thousands):

                                                      June 30,      December 31,
                                                        1998           1997
                                                        ----           ----
                                                     (unaudited)
        Fixed rate
                 7.00 - 7.99%                         $   56            --
                 8.00 - 8.99%                             26            --
                                                      ------         ------

                          Total fixed rate                82            --

        Adjustable rate                                  220             15
                                                      ------         ------

        Total commitments to originate loans          $  302             15
                                                      ======         ======

     Unused lines of credit, which includes home equity, consumer and commercial, amounted to $326,000 (unaudited) and $345,000 at June 30, 1998 and December 31, 1997, respectively.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Bank controls its credit risk through credit approvals, limits, and monitoring procedures.

     In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Bank.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(12) Concentrations of Credit

     A substantial portion of the Bank's loans are mortgages in Northern New York State. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in this area. A majority of the Bank's loan portfolio is secured by real estate.

     The Bank's concentrations of credit risk are disclosed in the schedule of loan classifications. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

(13) Regulatory Matters

     In 1996 the Government mandated a one-time assessment related to the recapitalization of the Savings Association Insurance Fund (SAIF). Of the total deposit insurance premium in 1996, the SAIF assessment amounted to $128,000.

     The Bank is subject to various regulatory capital requirements administered by its primary Federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted tangible assets (as defined), and tangible capital to tangible assets (as defined). As discussed in greater detail below, as of December 31, 1997, the Bank met all of the capital adequacy requirements to which it is subject.

     As of March 31, 1997, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(13) Regulatory Matters, Continued

     The following is a reconciliation of the Bank's GAAP and Regulatory capital at June 30, 1998 (unaudited), December 31, 1997 and December 31, 1996 (in thousands):

                                                             GAAP        Tangible           Core              Risk-based
                                                            capital      capital    %      capital      %      capital         %
                                                            -------      -------    -      -------      -      -------         -
June 30, 1998 (unaudited)                                   $ 1,648       1,648             1,648                1,648
-------------------------
    Regulatory capital adjustments:
      General allowance for loan losses
         (up to 1.25% of risk-
         weighted assets)                                                    --                  --                165
                                                                         ------            --------           --------

    Total regulatory capital                                              1,648     6.8%      1,648    6.8%      1,813       13.2%
    Regulatory capital requirement                                          364     1.5%        727    3.0%      1,100        8.0%
                                                                         ------            --------           --------

    Regulatory capital excess                                           $ 1,284                 921                713
                                                                         ======            ========           ========

                                                              GAAP       Tangible           Core              Risk-based
                                                             capital     capital     %     capital       %     capital         %
                                                             -------     -------     -     -------       -     -------         -
December 31, 1997                                            $ 1,577       1,577             1,577               1,577
-----------------
   Regulatory capital adjustments:
      General allowance for loan losses
         (up to 1.25% of risk-
         weighted assets)                                                     --                --                 150
      Net unrealized gain on
         securities available for sale                                        (1)               (1)                 (1)
                                                                         -------           -------             -------

   Total regulatory capital                                                1,576     6.7%    1,576      6.7%     1,726       14.4%
   Regulatory capital requirement                                            351     1.5%      702      3.0%       958        8.0%
                                                                         -------           -------             -------

   Regulatory capital excess                                            $  1,225               874                 768
                                                                         =======           =======             =======

                                                              GAAP       Tangible           Core             Risk-based
                                                             capital     capital     %     capital      %      capital         %
                                                             -------     -------     -     -------      -      -------         -
December 31, 1996                                            $ 1,477       1,477             1,477               1,477
-----------------
  Regulatory capital adjustments:
    General allowance for loan losses
       (up to 1.25% of risk-
       weighted assets)                                                       --                --                 116
    Net unrealized gain on
       securities available for sale                                          11                11                  11
                                                                         -------           -------             -------
  Total regulatory capital                                                 1,488     6.8%    1,488      6.8%     1,604       15.4%
  Regulatory capital requirement                                             330     1.5%      660      3.0%       836        8.0%
                                                                         -------           -------             -------

  Regulatory capital excess                                             $  1,158               828                 768
                                                                         =======           =======             =======

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

     The following is a summary of the Bank's actual capital amounts and ratios compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution under prompt corrective action provisions (in thousands):

                                                                                                      To be classified as
                                                                                                    well-capitalized under
                                                                     Minimum capital                   prompt corrective
                                                 Actual           adequacy requirements                action provisions
                                          -------------------     ---------------------                -----------------
                                          Amount        Ratio     Amount          Ratio               Amount        Ratio
                                          ------        -----     ------          -----               ------        -----
As of June 30, 1998
-------------------
(unaudited)
Total capital (to risk                                                        greater than                        greater than
   weighted assets)                      $ 1,813        13.2%     1,100       or equal to 8.0%        1,375       or equal to 10.0%

Tier 1 Capital (to risk                                                       greater than                        greater than
   weighted assets)                        1,648        12.0        550       or equal to 4.0           825       or equal to 6.0


Tier 1 Capital (to adjusted                                                   greater than                        greater than
   tangible assets)                        1,648         6.8        727       or equal to 3.0         1,212       or equal to 5.0

Tangible Capital (to                                                          greater than
   tangible assets)                        1,648         6.8        364       or equal to 1.5            --           N/A

As of December 31, 1997
-----------------------
Total capital (to risk                                                        greater than                        greater than
   weighted assets)                      $ 1,726        14.4%       958       or equal to 8.0%        1,198       or equal to 10.0%

Tier 1 Capital (to risk                                                       greater than                        greater than
   weighted assets)                        1,576        13.2        479       or equal to 4.0           719       or equal to 6.0

Tier 1 Capital (to adjusted                                                   greater than                        greater than
   tangible assets)                        1,576         6.7        702       or equal to 3.0         1,170       or equal to 5.0

Tangible Capital (to                                                          greater than
   tangible assets)                        1,576         6.7        351       or equal to 1.5            --              N/A

As of December 31, 1996
-----------------------
Total capital (to risk                                                        greater than                        greater than
   weighted assets)                      $ 1,604        15.4%       836       or equal to 8.0%        1,045       or equal to 10.0%

Tier 1 Capital (to risk                                                       greater than                        greater than
   weighted assets)                        1,488        14.2        418       or equal to 4.0           627       or equal to 6.0

Tier 1 Capital (to adjusted                                                   greater than                        greater than
   tangible assets)                        1,488         6.8        660       or equal to 3.0         1,101       or equal to 5.0

Tangible Capital (to                                                          greater than
   tangible assets)                        1,488         6.8        330       or equal to 1.5            --           N/A

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(14) Fair Value of Financial Instruments

     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

          Cash and cash equivalents: The fair values are considered to approximate the carrying values, as reported in the balance sheet.

          Securities: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

          Loans: For variable rate loans that reprice frequently and loans due on demand with no significant change in credit risk, fair values are considered to approximate carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold on the secondary market, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The carrying amount of accrued interest approximates its fair value.

          FHLB Stock: The carrying value of this instrument, which is redeemable at par, approximates fair value.

          Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

          Deposits: The fair values of demand, savings, club, NOW and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time certificates are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

                OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

(14) Fair Value of Financial Instruments, Continued

     The estimated carrying values and fair values of the Bank's financial instruments are as follows (in thousands):

                                                                                                       December 31,
                                                                 June 30,             ----------------------------------------------
                                                                  1998                        1997                      1996
                                                            --------------------      -------------------       --------------------
                                                                (unaudited)
                                                            Carrying      Fair        Carrying       Fair       Carrying      Fair
                                                             Amount       Value        Amount       Value        Amount       Value
                                                             ------       -----        ------       -----        ------       -----
Financial assets:
   Cash, cash equivalents                                   $ 1,239        1,239        1,227        1,227        1,571        1,571
   Securities                                                 3,546        3,552        4,768        4,775        4,365        4,376
   Loans, net                                                18,698       18,888       16,668       16,306       15,359       14,687
   FHLB stock                                                   139          139          137          137          136          136


Financial liabilities:
   Deposits:
     Demand accounts                                            735          735          638          638          470          470
     Savings and club accounts                                3,131        3,131        2,733        2,733        2,687        2,687
     Time certificates                                       16,519       16,544       16,306       16,329       15,358       15,397
     NOW and money
      market accounts                                         1,971        1,971        2,088        2,088        1,974        1,974


     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15) Plan of Conversion

     On July 23, 1998, the Board of Directors of Ogdensburg Federal Savings and Loan Association (the "Bank"), subject to regulatory approval and approval by the depositors of the Bank, unanimously adopted a plan to convert from a Federally-chartered mutual savings and loan association to a Federally-chartered stock savings and loan association with the concurrent formation of a holding company. It is anticipated that upon consummation of the conversion, the holding company will own 100% of the stock of the Bank. It is contemplated that stock in the holding company will be offered to certain depositors of the Bank, an employee stock ownership plan for the Bank and, if shares remain unsold, to the general public with a preference to persons residing in St. Lawrence County, New York. At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the date of its latest balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that Eligible Account Holders and Supplemental Eligible Account Holders reduce their qualifying deposits. Subsequent increases will not restore an eligible depositor's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account based on the proportionate share of the then total remaining qualifying deposits. The Bank may not pay dividends that would reduce stockholders' equity below the required liquidity account balance.

     Upon consummation of the conversion, each depositor of the Bank will have a deposit account in the resulting Bank.

     The costs of the conversion will be deferred and reduce the proceeds from the sale of the common stock of the holding company. If the conversion is not completed, all costs will be charged to expense. The Bank has not incurred any conversion costs as of June 30, 1998 (unaudited).

                                 GLOSSARY

ARM Loan              Adjustable-rate mortgage loan.

BIF                   Bank Insurance Fund of the FDIC

Common Stock          The common stock, $.01 par value per share, of Peoples
                      Bankcorp, Inc.

Community Offering    Offering for sale to certain members of the general public of any shares of common stock not subscribed for in the
                      Subscription Offering, including the possible offering of
                      common stock in a Syndicated Community Offering

Company               Peoples Bankcorp, Inc.

Conversion            Simultaneous conversion of Ogdensburg Federal Savings and
                      Loan Association, to stock form, the issuance of the
                      Ogdensburg Federal Savings and Loan Association's
                      outstanding capital stock to the Company and the Company's offer and sale of common stock

Eligible Account
Holders               Savings account holders of Ogdensburg Federal Savings and
                      Loan Association with account balances of at least $50 as of the close of business on June 30, 1997

ERISA                 Employee Retirement Income Security of 1974, as amended

ESOP                  Employee Stock Ownership Plan

Estimated
Valuation Range       Estimated pro forma market value of the common stock
                      ranging from $1,275,000 to $1,725,000

Exchange Act          Securities Exchange Act of 1934, as amended

Expiration Date       12:00 p.m., Eastern time, on December 14, 1998

FASB                  Financial Accounting Standards Board

FDIC                  Federal Deposit Insurance Corporation

Federal Reserve
System                The Board of Governors of the Federal Reserve System

Feldman               Feldman Financial Advisors

FHLB                  Federal Home Loan Bank

FHLMC                 Federal Home Loan Mortgage Corporation

FNMA                  Federal National Mortgage Association

IRA                   Individual retirement account or arrangement

IRS                   Internal Revenue Service

MRP Management recognition plan to be adopted no earlier than six months after the conversion

NASD                  National Association of Securities Dealers, Inc.

NOW account           Negotiable order of withdrawal account

NPV                   Net portfolio value

Offering Subscription, Community and Syndicated Community offerings, collectively

Option Plan           Stock option plan to be adopted within one year of the
                      conversion

Order Form            Form for ordering stock accompanied by a certification
                      concerning certain matters

Other Members         Savings account holders (other than eligible account
                      holders and supplemental eligible account holders) and
                      certain borrowers (borrowers whose loans were outstanding
                      on November __, 1998 and continue to be outstanding) who
                      are entitled to vote at the Special Meeting due to the
                      existence of a savings account or a borrowing,
                      respectively, on the Voting Record Date for the Special
                      Meeting

OTS                   Office of Thrift Supervision

Plan of Conversion    Plan of Ogdensburg Federal Savings and Loan Association to
                      convert from a federally chartered mutual savings bank to
                      a federally chartered stock savings bank and the issuance
                      of all of Ogdensburg

                      Federal Savings and Loan Association's outstanding capital stock to the Company and the issuance of the Company's stock to the public

Purchase Price        $10.00 per share price of the common stock

SAIF                  Savings Association Insurance Fund of the FDIC

SEC                   Securities and Exchange Commission

Securities Act        Securities Act of 1933, as amended

SFAS                  Statement of Financial Accounting Standards adopted by
                      FASB

Special Meeting       Special Meeting of members of Ogdensburg Federal Savings
                      and Loan Association called for the purpose of approving
                      the Plan

Subscription
Offering Offering of non-transferable rights to subscribe for the common stock, in order of priority, to Eligible Account
                      Holders, tax-qualified employee plans, Supplemental
                      Eligible Account Holders and Other Members

Supplemental Eligible
Account Holders       Depositors,  who are not  Eligible Account Holders of
                      Ogdensburg Federal Savings and Loan Association, with
                      account balances of at least $50 on September 30, 1998.

Syndicated Community
Offering Offering of shares of common stock remaining after the Subscription Offering and undertaken prior to the end and as part of the Community Offering, and which may, at our discretion be made to the general public on a best efforts basis by a selling group of broker-dealers.

Trident Securities    Trident Securities, Inc.

Voting Record Date    The close of business on November __, 1998, the date for
                      determining members entitled to vote at the Special
                      Meeting.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this document in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Ogdensburg Federal Savings and Loan Association, the Company, or Trident Securities. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this document by Ogdensburg Federal Savings and Loan Association, the Company, or Trident Securities nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the of Ogdensburg Federal Savings and Loan Association or the Company, since any of the dates as of which information is furnished herein or since the date hereof.


                            PEOPLES BANKCORP, INC.


                             UP TO 198,375 SHARES
                                 COMMON STOCK


                                  PROSPECTUS



                           TRIDENT SECURITIES,  INC.



                            DATED __________, 1998



                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                 AND ARE NOT FEDERALLY INSURED OR GUARANTEED.


UNTIL ________ __, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         *  Legal Fees and Expenses.........................  $ 50,000
         *  Printing, Word Processing, Postage and Mailing..    40,000
         *  Appraisal and Business Plan Fees and Expenses...    19,000
         *  Accounting Fees and Expenses....................    75,000
         *  Blue Sky Filing Fees and Expenses
              (including counsel fees)......................    10,000
         *  Transfer Agent Fees.............................     3,000
         *  Conversion Agent Fees...........................     6,000
         *  Federal Filing Fees (OTS and SEC)...............     9,000
         *  Other Expenses..................................     8,000
                                                              --------
            Total...........................................  $220,000
                                                              ========

-------------
 *  Estimated
**  Does not include $90,500 in estimated underwriting fees and expenses.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     INDEMNIFICATION OF DIRECTORS AND OFFICERS OF OGDENSBURG FEDERAL SAVINGS AND LOAN ASSOCIATION

Federal Regulations clearly define areas for indemnity coverage by Ogdensburg Federal Savings and Loan Association (the "Association"), as follows:

     (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the Association shall be indemnified by the Association for:

          (i) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

          (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

          (iii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

     (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

          (i) The Association shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

          (ii) The Association shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of his duty, only if a majority of the directors of the Association determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the Association or their members or stockholders.

     (c)  As used in this paragraph:

          (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

          (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

          (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

          (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

     Ogdensburg Federal has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of Ogdensburg Federal while serving in their capacities as such.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF PEOPLES BANKCORP, INC.

     Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

     The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws or when authorized by (i) such certificate of incorporation or bylaws, (ii) a resolution of stockholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The foregoing statement is qualified in its entirety by reference to
Section 715, 717, 721 through 725 of the NYBCL.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

     Pursuant to its Certificate of Incorporation and New York law, the Company is permitted to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Company. The Association currently maintains such a policy and it is intended that the Company will become a party to such policy.

     ELEVENTH:

          A.  RIGHT TO INDEMNIFICATION.  Each person who was or is made a party
              ------------------------
     or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact:

               (1) that he or she is or was a director or officer of the Corporation, or

               (2) that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "another enterprise" or "other enterprise"), whether either in case (i) or in case (ii) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to actions taken prior to such amendment, only to the extent that such amendment does not prohibit the Corporation from providing broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The persons indemnified by this Article Eleventh are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Article Eleventh:
          (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of this Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

          B.  RELATIONSHIP TO OTHER RIGHTS AND PROVISIONS CONCERNING
              ------------------------------------------------------
     INDEMNIFICATION.  The rights to indemnification and to the advancement of
     ---------------
     expenses conferred in this Article Eleventh shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, Bylaws, agreement (including any agreement between such person and any of the Corporation's affiliates, predecessor or subsidiary corporations or any constituent corporation absorbed by the Corporation in a consolidation or merger), vote of shareholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article Eleventh.

          C.  AGENTS AND EMPLOYEES.  The Corporation may, to the extent
              ---------------------
     authorized from time to time by the Board of Directors and to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person, other than a director or officer of the Corporation, serving at the Corporation's request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article Eleventh in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors. Nothing in this Article Eleventh C. shall limit the indemnification provided in Article Eleventh A. hereof to any officer or director of the Corporation who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of any subsidiary of the Corporation or any other enterprise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

     The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

          (a)  LIST OF EXHIBITS

          EXHIBIT NO.                   DESCRIPTION
          -----------                   -----------
        *  1            Agency Agreement with Trident Securities, Inc.

        *  2            Plan of Conversion (Exhibit A to Proxy Statement filed
                        as Exhibit 99.2)

        *  3.1          Certificate of Incorporation of Peoples Bankcorp, Inc.

        *  3.2          Bylaws of People's Bankcorp, Inc.

        *  4            Form of Common Stock Certificate of Peoples Bankcorp,
                        Inc.

        *  5            Opinion of Housley Kantarian & Bronstein, P.C. regarding
                        legality of securities being registered

        ** 8.1          Federal Tax Opinion of Housley Kantarian & Bronstein,
                        P.C.

        ** 8.2          State Tax Opinion of Silver & Silver

        *  8.3          Opinion of Feldman Financial Advisors as to the value of
                        subscription rights for tax purposes

        * 10.1          Proposed People's Bankcorp, Inc. 1999 Stock Option and
                        Incentive Plan

        * 10.2          Proposed People's Bankcorp, Inc. Management Recognition
                        Plan and Trust Agreement

        * 10.3 Employment Agreement between Ogdensburg Federal Savings and Loan Association and Robert E. Wilson


       *  10.4          Guaranty Agreement between People's Bankcorp, Inc. and
                        Robert E. Wilson

       *  10.5          Employment Agreement between Ogdensburg Federal Savings
                        and Loan Association and Todd R. Mashaw

       *  10.6          Grantor Trust Agreement

       *  23.1          Consent of Housley Kantarian & Bronstein, P.C. (in
                        opinions filed as Exhibits 5 and 8.1)

          23.2          Consent of KPMG Peat Marwick LLP

       *  23.3          Consent of Feldman Financial Advisors

       *  24            Power of Attorney (reference is made to the signature
                        page of the Form SB-2)

       *  27            Financial Data Schedule

          99.1          Proposed Stock Order Form and Form of Certification

       *  99.2          Proxy Statement for Special Meeting of Members of
                        Ogdensburg Federal Savings and Loan Association; Form of
                        Proxy

          99.3          Form of Miscellaneous Solicitation and Marketing
                        Materials

          99.4          Appraisal Report

------------------

*   Previously filed.
**  To be filed.

          (b)  FINANCIAL STATEMENT SCHEDULES.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment or remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Ogdensburg, State of New York, on October 29, 1998.

                            PEOPLES BANKCORP, INC.


                              By:  /s/ Robert E. Wilson
                                   ----------------------------------------
                                   Robert E. Wilson
                                   President and Chief Executive Officer
                                   (Duly Authorized Representative)

                               POWER OF ATTORNEY



     In accordance with the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates stated.

           Signatures                           Title                        Date
           ----------                           -----                        ----


/s/ Robert E. Wilson                 President, Chief Executive        October 29, 1998
-----------------------------------  Officer and Director
Robert E. Wilson                     (Principal Executive, Accounting
                                     and Financial Officer)

*/s/ Robert E. Hentschel              Chairman of the Board
-----------------------------------
Robert E. Hentschel

*/s/ Anthony P. LeBarge, Sr.          Director
-----------------------------------
Anthony P. LeBarge, Sr.

*/s/ Wesley L. Stitt                  Director
-----------------------------------
Wesley L. Stitt

*/s/ George E. Silver                 Director
-----------------------------------
George E. Silver


*By: /s/ Robert E. Wilson                                              October 29, 1998
-----------------------------------
     Robert E. Wilson
     Attorney-in-Fact
